ASSET AND STOCK PURCHASE AGREEMENT

among

TEREX CORPORATION

and

BUCYRUS INTERNATIONAL, INC.

dated as of December 20, 2009

Table of Contents

Schedules

Schedule 1	Asset Sellers
Schedule 1.1(a)	Base Cash Amount
Schedule 1.1(b)	Buyer Knowledge Parties
Schedule 1.1(c)	Seller Parent Knowledge Parties
Schedule 2	German Restructuring
Schedule 2.1(b)(ix)	Excluded IT Assets
Schedule 2.1(c)(xvi)	Additional Excluded Assets
Schedule 2.2(b)(xi)	Additional Assumed Liabilities
Schedule 2.2(c)(ix)	Additional Excluded Liabilities
Schedule 2.8(a)	Base Statement of Net Asset Value
Schedule 2.9	Purchase Price Allocation
Schedule 3.3	Capital Stock of the Sold Companies
Schedule 3.4	Subsidiaries
Schedule 3.5(a)	Unaudited Financial Statements
Schedule 3.5(b)	Non-Conforming Financial Statements
Schedule 3.6	Liabilities
Schedule 3.8(a)	Non-Compliance with Law; Permits
Schedule 3.8(b)	Required Consents
Schedule 3.9	Litigation
Schedule 3.11	Absence of Certain Changes
Schedule 3.12	Tax Matters
Schedule 3.13(a)	Union Action
Schedule 3.13(b)	Labor Practices
Schedule 3.13(c)	Collective Bargaining Agreements
Schedule 3.13(d)	Pending Workers’ Compensation Claims
Schedule 3.14(a)	Benefit Plans
Schedule 3.14(b)	Benefit Plans: Non-Compliance
Schedule 3.14(c)	Qualified Plans
Schedule 3.14(d)	Benefit Plans: Unfunded Liabilities
Schedule 3.14(f)	Benefit Plans: Liabilities
Schedule 3.14(g)	Benefit Plans: Severance, Change-in-Control, Bonus Payments
Schedule 3.14(i)	Unregistered U.K. Benefit Plans
Schedule 3.14(j)	Undertakings
Schedule 3.14(k)	Unpaid Fees and Expenses
Schedule 3.14(l)	U.K. Stakeholder Pension Compliance
Schedule 3.14(m)	Death Benefits Insurance
Schedule 3.14(n)	TUPE Benefits
Schedule 3.14(o)	U.K. Pensions Act Liabilities
Schedule 3.14(p)	U.K. Occupational Benefit Schemes
Schedule 3.15(a)	Owned Intellectual Property
Schedule 3.15(b)	Intellectual Property Proceedings
Schedule 3.16(a)	Material Contracts
Schedule 3.16(b)	Customers and Suppliers
Schedule 3.16(b)(1)	Material Disputes
Schedule 3.16(c)	Enforceability and Breaches of Material Contracts
Schedule 3.17	Environmental Matters
Schedule 3.18	Non-Conforming Accounts Receivable
Schedule 3.19	Insurance
Schedule 3.20(a)	Leased Real Property; Owned Real Property
Schedule 3.20(b)	Leased Owned Real Property or Subleased Leased Real Property
Schedule 3.20(c)	Condition of Real Property
Schedule 3.20(d)	Encumbrances on Real Property
Schedule 3.22	Inventory
Schedule 3.23	Assets
Schedule 3.24	Guarantees
Schedule 3.25	Product Liability
Schedule 3.28	Related Party Transactions
Schedule 3.28(a)	Credit Support Agreements
Schedule 3.29	Operation of the Business
Schedule 4.4	Buyer Litigation
Schedule 4.5(b)	Buyer Approvals and Consents
Schedule 5.1	Exceptions to Interim Operating Covenants
Schedule 5.1(b)	Foreign Structure Changes
Schedule 5.10(a)	Transferred Collective Bargaining Agreements
Schedule 5.12(a)	Non-U.S. Transferred Employee Benefits
Schedule 5.26	Business’ Website Domains
Schedule 6.4	Jurisdictions of Competition Law Consents and Governmental Authorizations
Schedule 6.5	Jurisdictions
Schedule 7.5(a)	Jurisdictions of Competition Law Consents
Schedule 7.5(b)	Governmental Authorizations
Schedule 7.5(c)	Required Consents and Permits
v

Exhibits

Exhibit A	Transition Services Agreement
Exhibit B	IP License Agreement

vii

Index of Defined Terms

Defined Term	Section
Accounts Receivable	1.1
Acquired Assets	2.1(b)
Acquired Contracts	2.1(b)(iv)
Actual Closing Cash	1.1
Affiliate	1.1
Aggregate Discounted Amount	1.1
Agreement	1.1
Allocation Schedule	2.9(a)
Ancillary Agreements	2.7(d)(iii)
Applicable Non-U.S. Transferred Employees Transition Date	1.1
Asset Sellers	Preamble
Assigned Intellectual Property	2.1(b)(iii)
Assignment and Assumption Agreement	1.1
Assignment and Assumption of Real Estate Leases	2.7(a)(vii)
Assignment of Copyrights	1.1
Assignment of Intellectual Property	1.1
Assignment of Patents	1.1
Assignment of Trademarks	1.1
Assumed Liabilities	2.2(b)
Auditors	1.1
Average Bucyrus Stock Price	1.1
Base Cash Amount	1.1
Base Statement of Net Asset Value	1.1
Benefit Plans	3.14(a)
Bills of Sale	2.7(a)(i)
Books and Records	1.1
Bucyrus Stock	1.1
Business	1.1
Business Day	1.1
Business Employee	1.1
Buyer	Preamble
Buyer Excess	2.8(d)
Buyer Indemnified Persons	9.1(a)
Buyer NAV Threshold	1.1
Buyer Tax Act	5.7(b)
Buyer Welfare Plans	5.11(f)(i)
Buyer’s 401(k) Plan	5.11(e)
Cash	1.1
Closing	2.6
Closing Agreements	2.7(d)(ii)
Closing Date	2.6
Closing Date Net Cash	2.4(b)
Closing Receivables	5.24
Code	1.1
Company Material Adverse Effect	1.1
Confidentiality Agreement	1.1
Consents	1.1
Contracts	1.1
Control	1.1
Copyrights	1.1
CPA Firm	2.8(c)
Credit Support Agreements	5.18
De Minimis Foreign Transfer	2.10(b)
Deeds	2.7(a)(vii)
Discounted Amount	1.1
DOJ	5.4(b)
Domestic Assets	1.1
Domestic Closing Date	2.6
Domestic Seller	1.1
Effective Time	2.6
Encumbrance	1.1
Engagement Letter	1.1
Environmental Claim	1.1
Environmental Laws	1.1
Equipment	1.1
Equity Agreement	2.5(d)
Equity Amount	2.5(a)
Equity Notice	2.5(a)
ERISA	1.1
Estimated Aggregate Discounted Amount	2.4(b)
Estimated Net Cash	2.4(b)
Excess Tier I Amount	1.1
Excess Tier II Amount	1.1
Excess Tier III Amount	1.1
Excluded Assets	2.1(c)
Excluded Liabilities	2.2(c)
February Buyer Excess	2.8(d)
Final Financial Statements	5.2(b)
Final Statement of Net Asset Value	2.8(c)
Financial Statements	1.1
Foreign Acquired Assets	1.1
Foreign Assumed Liabilities	1.1
Foreign Closing	2.6
Foreign Deferred Transfers	2.10(b)
Foreign Implementation Agreements	1.1
Foreign Outside Date	2.10(d)
Foreign Sold Shares	1.1
FTC	5.4(b)
German Restructuring	Preamble
Governmental Antitrust Authority	1.1
Governmental Authority	1.1
Halco	Preamble
Hazardous Materials	1.1
Hedging Contracts	1.1
HSR Act	1.1
Hypac	Preamble
Indebtedness	1.1
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Initial Purchase Price	2.4(a)
Intellectual Property	1.1
Intercompany Machine Payables	1.1
Interim Date	1.1
Inventory	1.1
Investments	1.1
IP License Agreement	1.1
IRS	1.1
Knowledge of Buyer	1.1
Knowledge of Seller Parent	1.1
Law	1.1
Leased Real Property	1.1
Liabilities	1.1
Losses	9.1(a)
Material Contracts	3.16(a)
Net Asset Value	2.8(a)
Net Asset Value Base Amount	1.1
Net Asset Value Statement	2.8(a)
Net COBRA Cost	5.11(f)
Non-compete Expiration Date	5.27(b)
Non-U.S. Benefit Plans	3.14(a)
Non-U.S. Employees	5.12(a)
Non-U.S. Transferred Employees	5.12(a)
O&K	Preamble
O&K Limited	Preamble
Objection	2.8(b)
Order	1.1
Ordinary Course or Ordinary Course of Business	1.1
Other Competition Laws	1.1
Owned Real Property	1.1
Owned Intellectual Property	3.15(a)
Patents	1.1
Permits	3.10
Permitted Encumbrances	1.1
Person	1.1
Phase I Audits	5.23(a)
Post-Closing Consents	5.5
Pre-Closing Period	1.1
Pre-Closing Tax Returns	5.6(b)
Proceeding	3.9
Product	3.25
Purchase Price	2.4(a)
Qualified Plans	3.14(c)
Real Estate Leases	1.1
Real Property	1.1
Reedrill	1.1
Reedrill Third Party Payables	1.1
Reedrill Third Party Receivables	1.1
Registered	1.1
Release	1.1
Rental Equipment	1.1
SEC	1.1
SEC Filings	5.2(c)
Second Request	5.4(b)
Securities Act	4.8
Seller Guarantees	1.1
Seller NAV Threshold	1.1
Seller Parent	Preamble
Seller Parent Indemnified Persons	9.2(a)
Seller Parent’s Savings Programs	5.11(e)
Sellers	1.1
Share Seller	Preamble
Sold Companies	Preamble
Sold Shares	Preamble
Stand-Alone Pre-Closing Tax Return	5.6(b)
Stock Consideration	1.1
Straddle Period	5.6(b)
Subsidiaries	1.1
Superior	Preamble
Tangible Personal Property	1.1
Tax or Taxes	1.1
Tax Claim	5.8(a)
Tax Equalization Clawback	5.7(c)
Tax Proceeding	5.8(b)
Tax Return	1.1
Taxing Authority	1.1
Terex Equipment	Preamble
Terex Germany	Preamble
Terex Holdings UK	Preamble
Terex LLC	Preamble
Terex Mining	Preamble
Terex Mining Australia	Preamble
Terex Mining Division	3.16(b)
Terex NHL	Preamble
Tier I Amount	1.1
Tier II Amount	1.1
Tier I Rate	1.1
Tier II Rate	1.1
Tier III Rate	1.1
Trade Secrets	1.1
Trademarks	1.1
Trading Day	1.1
Transfer Documents	2.7(a)(i)
Transfer Taxes	1.1
Transferred Employees	1.1
Transition Agreements	1.1
TUPE Related Labor Claims	1.1
U.K. Benefit Plans	3.14(i)
U.K. Business Employees	3.14(j)
UKT	3.14(n)
Update Schedule	5.3
Updated Financial Statements	5.2(b)
U.S. Benefit Plans	3.14(a)
U.S. Business Employee	1.1
U.S. GAAP	1.1
U.S. Transferred Employees	5.11(b)
U.S. Transferred Employees Transition Date	1.1
WARN Act	1.1

ASSET AND STOCK PURCHASE AGREEMENT
This ASSET AND STOCK PURCHASE AGREEMENT, dated as of December 20, 2009, by and between Terex Corporation, a company organized under the laws of Delaware (“Seller Parent”), and Bucyrus International, Inc., a company organized under the laws of Delaware (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller Parent together with (i) New Terex Holdings UK Limited, a company organized under the laws of England and Wales (“Terex Holdings UK”), (ii) Terex Equipment Limited, a company organized under the laws of Scotland (“Terex Equipment”),  (iii) Terex GmbH, a company organized under the laws of Germany (“Terex Germany”), (iv) Terex USA, LLC, a limited liability company formed under the laws of Delaware (“Terex LLC”) and (v) PT Onjaya Kokoh (“PT Terex”), a company organized under the laws of Indonesia (in the process of changing its name to PT Terex Nusantara), are engaged, directly or indirectly, in the Business;

WHEREAS, Terex Germany shall restructure its operations to move the portions of its business constituting the Business into a new entity in accordance with Schedule 2 (the “German Restructuring”);

WHEREAS, Seller Parent, Terex Holdings UK and Terex Equipment (individually, each a “Share Seller”, and collectively referred to as the “Share Sellers”) are the direct or indirect legal and beneficial owners of (A) all of the outstanding capital stock (as more fully set forth on Schedule 3.3) of (i) Superior Highwall Holding, Inc. (“Superior”),  a Delaware corporation, (ii) Terex Mining Equipment, Inc., a Delaware corporation (“Terex Mining”), (iii) O&K Orenstein & Koppel, Inc., a company organized under the Canada Business Corporation Act (“O&K”), (iv) Hypac (Tianjin) International Trading Company Limited, a company organized under the laws of the People’s Republic of China (“Hypac”), (v) Terex Mining Australia Pty Limited, a company organized under the laws of Australia (“Terex Mining Australia”), (vi) Halco Holdings Limited, a company organized under the laws of England and Wales (“Halco”), and (vii) O&K Orenstein & Koppel Limited, a company organized under the laws of England and Wales (“O&K Limited”), and (B) 50% of Terex NHL Mining Equipment Company Limited, a company organized under the laws of the People’s Republic of China (“Terex NHL”) (each entity set forth in clause (A)(i) through (A)(vii) and clause (B), individually a “Sold Company”, and collectively, together with any entities whose shares are transferred to Buyer pursuant to the German Restructuring, the “Sold Companies”);

WHEREAS, Seller Parent and each of the entities set forth on Schedule 1 hereto (individually, an “Asset Seller”, and collectively, with Seller Parent, the “Asset Sellers”) own the Acquired Assets (as defined below); and

WHEREAS, the parties hereto desire that (i) Seller Parent shall cause the Share Sellers to sell and transfer to Buyer, and Buyer shall purchase from the Share Sellers, the issued and outstanding capital stock of the Sold Companies as set forth on Schedule 3.3 hereto (the “Sold Shares”), and (ii) Seller Parent shall cause the Asset Sellers to sell and transfer to Buyer, and Buyer shall purchase from the Asset Sellers, all of the Acquired Assets and assume all of the Assumed Liabilities (as defined below).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean accounts, notes and other receivables of the Business as of the Closing Date.

“Actual Closing Cash” shall mean for each Sold Company listed on Schedule 1.1(a) hereto the actual amount of Cash held by such Sold Company at the Closing Date.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Aggregate Discounted Amount” shall mean the sum of the Discounted Amounts for each Sold Company set forth on Schedule 1.1(a) hereto, provided however, the Aggregate Discounted Amount shall be equal to zero to the extent the Actual Closing Cash for each Sold Company, taken in the aggregate, is equal to, or less than, for each Sold Company the Base Cash Amount, taken in the aggregate.

“Agreement” shall mean this Asset and Stock Purchase Agreement by and between the parties hereto (including the Exhibits and Schedules attached hereto), as amended, modified or supplemented from time to time.

“Applicable Non-U.S. Transferred Employees Transition Date” shall have the meaning set forth in the Transition Agreement within the context and meaning of Schedule 1 thereto.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement, to be dated as of the Closing Date, in form and substance mutually agreed to by Seller Parent and Buyer.

“Assignment of Copyrights” shall mean the assignment of Copyrights, to be dated as of the Closing Date, in form and substance mutually agreed to by Seller Parent and Buyer.

“Assignment of Intellectual Property” shall mean the assignment of Assigned Intellectual Property, to be dated as of the Closing Date, in form and substance mutually agreed to by Seller Parent and Buyer.

“Assignment of Patents” shall mean the assignment of Patents and proprietary processes, to be dated as of the Closing Date, in form and substance mutually agreed to by Seller Parent and Buyer.

“Assignment of Trademarks” shall mean the assignment of Trademarks, to be dated as of the Closing Date, in form and substance mutually agreed to by Seller Parent and Buyer.

“Auditors” shall mean PricewaterhouseCoopers LLP.

“Average Bucyrus Stock Price” shall mean the average of the daily volume weighted average price per share of Bucyrus Stock on the NASDAQ Global Select Market for the period of ten consecutive Trading Days ending on the second full Trading Day prior to the date of this Agreement.

“Base Cash Amount” shall mean, for a Sold Company listed thereon, the amount reflected on Schedule 1.1(a) hereto with respect to such Sold Company.

“Base Statement of Net Asset Value” shall mean the statement of net asset value of the Business as set forth on Schedule 2.8(a) (which for avoidance of doubt includes September actual Reedrill Third Party Receivables and September actual Reedrill Third Party Payables, and includes Intercompany Machine Payables).

“Books and Records” shall mean files, documents, books, records, ledgers, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, marketing and promotional materials, studies, reports, and any other printed or written materials solely pertaining to the Business or the Acquired Assets, including any Tax Returns solely related to the Business or the Acquired Assets, regardless of the manner or form (for example, as paper files or computer files) in which the same exist or are maintained.

“Bucyrus Stock” shall mean shares of the common stock, par value $.01 per share, of Bucyrus International, Inc.

“Business” shall mean the business carried on by Seller Parent and its Affiliates currently conducted in its mining division within the Materials Processing and Mining segment, including Seller Parent’s and its Affiliates’ operations in designing, manufacturing, marketing, distributing and selling (a) high capacity off-road surface mining trucks that have a rigid body (as opposed to articulated) and a payload capacity of 120 metric tons or greater; (b) hydraulic track drills, jumbo drills, and rotary blasthole drills, but excluding auger drills and related tools business; (c) highwall miners; (d) hydraulic excavators with an operating weight of 150 metric tons or greater; and (e) related components, replacement parts and after sales services for (a) - (d) above.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employee” shall mean each employee of any Seller or any Sold Company or any Subsidiary of a Sold Company employed in the Business as of the end of the Business Day prior to the Closing Date, including those employees who are on a leave of absence, and as set forth in the list of Business Employees provided or to be provided prior to the Closing Date to Buyer in accordance with Section 3.14(s).

“Buyer NAV Threshold” means the Net Asset Value Base Amount plus $15,000,000.

“Cash” shall mean cash and cash equivalents, liquid investments and the like, including “money market” funds, commercial paper funds, certificates of deposits, Treasury Bills and accrued interest thereon (plus all uncollected bank deposits and less all outstanding checks).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Material Adverse Effect” shall mean any change, effect, occurrence, circumstance or development that has a material adverse effect on the business, properties, assets, results of operations or financial condition of the Business, taken as a whole, but shall exclude any effects resulting from or relating to (i) events affecting the United States, Canada, Europe, Asia, Australia or global economy or capital or financial markets generally; (ii) events that generally affect the industries in which the Business or its customers conduct business; (iii) changes in Law, U.S. GAAP, or in the authoritative interpretations thereof applicable to the Business; (iv) earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any material escalation or worsening thereof; (v) the execution, announcement or existence of this Agreement or the transactions contemplated hereby, or the identity of Buyer, including if any customer, dealer, agent or supplier ceases to do business with a Sold Company or the Business as a result of the execution, announcement or existence of this Agreement or identity of Buyer; and (vi) any act expressly required under this Agreement or for which the consent of Buyer is required pursuant to this Agreement and as to which Buyer has withheld its consent; provided, however, that in each case of (i), (ii), (iii) and (iv), in the event such change, effect, occurrence, state of facts, circumstance or development has, or would have reasonably be expected to have, a materially disproportionate adverse effect on the Business, relative to other Persons manufacturing and selling the same products made by the Business in the industries in which the Business operates then it shall be a Company Material Adverse Effect.

“Confidentiality Agreement” shall mean the confidentiality letter agreement dated August 15, 2009 between Buyer and Seller Parent.

“Consents” shall mean consents, approvals, authorizations, permits, clearances, exemptions, waivers, notices or the expiration or termination of any prescribed waiting period.

“Contracts” shall mean any contract, agreement, mortgage, indenture, lease and sublease, purchase order, arrangement license and commitment, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Copyright” or “Copyrights” shall mean any work of authorship, published or unpublished, and any United States or foreign copyrights, and registrations thereof and applications therefor, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world, owned by any of the Sellers and the Sold Companies and exclusively used in connection with the conduct of the Business.

“Discounted Amount” shall mean, for each Sold Company listed on Schedule 1.1(a) hereto, the sum of the following: (i) the product of the Tier I Rate times the Excess Tier I Amount for such Sold Company, plus (ii) the product of the Tier II Rate times the Excess Tier II Amount for such Sold Company, plus (iii) the product of the Tier III Rate times the Excess Tier III Amount for such Sold Company.

“Domestic Assets” shall mean any Acquired Assets owned by a Domestic Seller which are not subject to a foreign Governmental Authority and concerning which no Consent of a foreign Governmental Authority is required pursuant to this Agreement.

“Domestic Seller” shall mean any Seller of Acquired Assets or Sold Shares incorporated or organized pursuant to the Laws of a state or other political subdivision of the United States.

“Domestic Shares” shall mean the Sold Shares, other than the Foreign Sold Shares.

“Encumbrance” shall mean, with respect to any property or asset, any lien, charge, claim, encumbrance, mortgage, pledge, easement, license, use restriction, option or other rights to acquire an interest, rights of first refusal or security interest thereupon or in respect thereof, or restriction on voting.

“Engagement Letter” shall mean the Engagement Letter, dated as of September 29, 2009, among the Auditors, Seller Parent and Buyer.

“Environmental Claim” shall mean any written notice, claim, demand, action, suit, complaint or proceeding by any Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) relating to any Environmental Laws, or concerning any Release or alleged Release of or exposure to Hazardous Materials.

“Environmental Laws” shall mean all Laws now or previously in effect, including common law relating to (x) pollution or protection of the environment (including indoor and outdoor air, surface water, groundwater, drinking water supplies, and surface or subsurface land or structures) or human health and safety related to exposure to Hazardous Materials, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, labeling, release or disposal of any Hazardous Materials or wastes, or (z) asbestos, lead-based paint, polychlorinated biphenyls, noise, or odor, including, but not limited to, any Liability for remediation, investigation, or responding to any contamination or alleged contamination relating to these or any other Hazardous Materials or to human health or safety related to exposure to Hazardous Materials.

“Equipment” shall mean furniture, trade fixtures, furnishings, machinery, vehicles, equipment, computers, tools and other tangible personal property and interests therein of the Sellers that are primarily used in the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, but excluding Books and Records and Inventory.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excess Tier I Amount” shall mean the excess, if any, of (x) the lesser of the Tier I Amount or the Actual Closing Cash over (y) the Base Cash Amount.

“Excess Tier II Amount” shall mean the excess, if any, of (x) the lesser of the Tier II Amount or the Actual Closing Cash over (y) the Tier I Amount.

“Excess Tier III Amount” shall mean the excess, if any, of the Actual Closing Cash over the Tier II Amount.

“Financial Statements” shall mean (a) the combined balance sheets of the Business as of December 31, 2008 and 2007 and the related combined income statements and cash flow for the periods ended December 31, 2008, 2007 and 2006, and (b) the combined balance sheet of the Business as of September 30, 2009 (the “Interim Date”) and the related combined statements of income and cash flow for the period then ended.

“Foreign Acquired Assets” shall mean all Acquired Assets located outside the United States or owned by a Seller that is not a Domestic Seller, to the extent such Acquired Assets and the transfer thereof are subject to any non-United States Law.

“Foreign Assumed Liabilities” shall mean all Assumed Liabilities of any Seller that is not a Domestic Seller.

“Foreign Implementation Agreements” shall mean the various agreements to be executed by the applicable Sellers and Buyer after the date of this Agreement for the purpose of implementing the transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of the Foreign Acquired Assets, Foreign Assumed Liabilities and the Foreign Sold Shares to Buyer by such Sellers.

“Foreign Sold Shares” shall mean the Sold Shares of a Sold Company that is not incorporated or organized pursuant to the laws of a state or other political subdivision of the United States.

“Governmental Antitrust Authority” shall mean any Governmental Authority with regulatory jurisdiction over any Consent required for the consummation of the transactions contemplated by this Agreement, under the HSR Act or under Other Competition Laws.

“Governmental Authority” shall mean any sovereign nation or any state, province, commonwealth, territory, county, municipality or locality or any other political jurisdiction of any nature, or any government thereof, and any governmental, regulatory or administrative authority, agency, division, department, instrumentality, ministry, commission or other body or any court, tribunal or judicial body, in each case acting for, with or by empowerment of such government.

“Hazardous Materials” shall mean any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material regulated in, for purposes of, any Environmental Law, or which results in Liability under any Environmental Law, including any petroleum compounds or wastes (including crude oil or any fraction thereof), asbestos containing material, lead-based paint, mold, and polychlorinated biphenyls.

“Hedging Contracts” shall mean any derivative financial instruments or contracts or any other hedging agreements, including options, forward and futures purchase contracts, puts, calls, swaps or other agreements or instruments that may be used for, or may have the effect of, hedging or protecting against risks relating to interest rates, currency exchange rates, commodities prices or similar market risks.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, items treated as indebtedness under U.S. GAAP as in existence on December 31, 2009, as consistently applied in the Business, including, without duplication, (i) all obligations of such Person for borrowed money (including with respect to overdraft facilities), or with respect to deposits or advances of any kind (excluding advances received from customers against delivery of products or services in the Ordinary Course of Business consistent with past practice of such Person); (ii) all obligations of such Person evidenced by debt bonds, debentures, notes or similar instruments; (iii) all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (iv) all liabilities for the deferred purchase price of assets or property (other than ordinary course trade payables, operating leases and other than customary reservations or retentions of title under agreements with suppliers in the Ordinary Course of Business); (v) all obligations of such Person upon which interest is customarily charged (other than trade payables incurred and paid in the Ordinary Course of Business consistent with past practice of such Person); (vi) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real and/or personal property which are required to be accounted for as capital leases under U.S. GAAP and (vii) all liabilities in respect of derivative transactions and securities or for the reimbursement of any obligor on any letter of credit, bank’s acceptance or similar credit transaction in each case related to or securing obligations of a type described in clauses (i) through (v) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured or guaranteed, as the case may be;

provided, however, that Indebtedness shall not include any operating lease obligations, all Liabilities in respect of Hedging Contracts or any factored Accounts Receivable.

“Intellectual Property” shall mean (i) all Patents, Copyrights and Trademarks; (ii) all trade secrets, confidential business and technical information and any other confidential information (including research and development, know-how, prototypes, models, production and other designs, formulae, technology and other processes and techniques, schematics, technical data, business methods, customer lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws in any jurisdiction) (“Trade Secrets”); and (iii) all other proprietary technology, intellectual property, industrial or similar proprietary rights in any country worldwide.

“Intercompany Machine Payables” shall mean all trade intercompany payables associated with non-mining machine sales with respect to the Business and the Sold Companies due to the Sellers or their Affiliates (other than the Sold Companies) which have a corresponding offsetting non-cash asset reflected in the Net Asset Value.

“Inventory” shall mean raw materials, work in progress, goods consigned by the Sellers, finished goods, parts, packaging and labels in respect of the Business (including, without limitation, any of the foregoing held for the benefit of the Business in the possession of third party manufacturers, suppliers, dealers or others in transit).

“Investments” shall mean partnership interests or any other equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business association.

“IP License Agreement” shall mean the Intellectual Property License Agreement in substantially the form of Exhibit B to be entered into between the Seller Parent and Buyer pursuant to which Seller Parent and its Subsidiaries grant Buyer and its Affiliates a perpetual, royalty-free, assignable, sublicensable, license (which shall be exclusive within the Business’s field of use and non-exclusive outside the field of use of the Business as currently conducted) to use any and all Intellectual Property (other than Assigned Intellectual Property) that is used, useful in, or otherwise necessary to operate, the Business and that Seller Parent and its Subsidiaries own, control or otherwise have the right to license or sublicense provided, however, Buyer shall not be permitted to assign, sublicense or otherwise transfer any intellectual property licensed under the IP License Agreement except (i) to its current or future affiliates or successors, and (ii) sublicenses to third party vendors or contractors solely for the purpose of enabling Buyer and its affiliates to source materials and components or outsource manufacturing, assembly or other processes.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge of Buyer” shall mean the actual knowledge (after reasonable inquiry of current employees with management responsibility for the fact or matter at issue) of the individuals listed on Schedule 1.1(b).

“Knowledge of Seller Parent” shall mean the actual knowledge (after reasonable inquiry of current employees with management responsibility for the fact or matter at issue) of the individuals listed on Schedule 1.1(c).

“Law” shall mean any statute, law, ordinance, regulation, rule or Order enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Leased Real Property” shall mean those parcels of real property set forth on Schedule 3.20(a) or otherwise primarily used or held for use in the Business as leased property together with all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto, including in each case, (i) any pre-paid rent, security deposits and options to renew or purchase in connection therewith and (ii) any fixtures, structures or improvement appurtenant to such real property, held by the Sellers pursuant to a lease, sublease, license or other written agreement.

“Liabilities” shall mean any and all liabilities, commitments, responsibilities and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract, any Law, Order or tort) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“Net Asset Value Base Amount” shall mean the net asset value as set forth in the Base Statement of Net Asset Value.

“Order” shall mean any order, judgment, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal.

“Ordinary Course” or “Ordinary Course of Business” shall mean the conduct of the Business in accordance with the Sellers’ normal day-to-day customs, practices, procedures and applicable agreements in the operation of the Business.

“Other Competition Laws” shall mean all non-U.S. Laws intended to prohibit, restrict or regulate actions having an anticompetitive effect or purpose, including, but not limited to, competition, restraint of trade, antimonopolization, merger control or antitrust Laws.

“Owned Real Property” shall mean those parcels of real property listed on Schedule 3.20(a) or otherwise primarily used or held for use in the Business as owned property, including any buildings, structures and improvements located on any such real property and all fixtures attached thereto and all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto.

“Patent” or “Patents” shall mean any United States or foreign utility or design patents, together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned by any of the Sellers or the Sold Companies and exclusively used in the conduct of the Business.

“Permitted Encumbrances” shall mean any (i) Encumbrances disclosed on the Schedules to this Agreement, (ii) Encumbrances for Taxes not yet due and payable, or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (iii) Encumbrances in respect of property or assets imposed by Law that were incurred in the Ordinary Course of Business, such as carriers’, warehousemen’s, workers’, repairman’s, materialmen’s and mechanics’ liens and other similar liens, (iv) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (v) Encumbrances that will be released and, as appropriate, removed of record, at or prior to Closing in accordance with the terms of this Agreement, (vi) Encumbrances arising under original purchase price conditional sales contracts, reservation of title agreement and equipment leases with third parties that are contracts entered into in connection with the Business and (vii) in addition with respect to the Real Property, (A) reciprocal easement agreements, utility easements and other customary encumbrances on title, (B) Encumbrances which would be disclosed on a current title report or similar report or listing relating to the Real Property, (C) zoning, ordinances, building codes, regulations and enactments of any governmental or administrative agency having jurisdiction over the Real Property, and (D) any conditions that would be shown by a current (as of the date of this Agreement) and accurate survey or personal inspection of the Real Property, provided that such matters described in clauses (A) through (D) do not, individually or in the aggregate, materially impair the present use of the Real Property affected thereby.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

“Pre-Closing Period” shall mean the period from and after the date of this Agreement and until the earlier of (x) the termination of this Agreement or (y) the close of business local time in each applicable jurisdiction on the Closing Date.

“Real Estate Leases” shall mean, collectively, each lease, sublease, license and other agreement pursuant to which any Seller or Sold Company is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments thereof.

“Real Property” shall mean, collectively, the Owned Real Property and the Leased Real Property.

“Reedrill” shall mean the Reedrill Division of the Business in the United States.

“Reedrill Third Party Payables” shall mean third party payables administered by Seller Parent’s affiliate Terex LLC on behalf of Reedrill.

“Reedrill Third Party Receivables” shall mean third party receivables administered by Seller Parent’s affiliate Terex LLC on behalf of Reedrill.

“Registered” shall mean issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” shall have the meaning provided in 42 U.S.C. Section 9601(22).

“Rental Equipment” shall mean equipment that is designated on the Books and Records of the Business as owned by the Sellers and intended for rent to third parties primarily in connection with the Business.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller Guarantees” shall mean any guarantees, indemnities, surety bonds, letters of credit and letters of comfort given or obtained by Seller Parent or its Affiliates (other than the Sold Companies), as applicable, for the benefit of the Sold Companies, the Acquired Assets or the Business.

“Seller NAV Threshold” means the Net Asset Value Base Amount minus $15,000,000.

“Sellers” shall mean each of the Asset Sellers and Share Sellers.

“Stock Consideration” shall mean the number of fully paid and nonassessable shares of Bucyrus Stock (rounded down to the nearest whole share) equal to the quotient of (A) the Equity Amount divided by (B) the Average Bucyrus Stock Price.

“Subsidiaries” shall mean, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person, directly or indirectly, has the power to elect members of the board of directors or similar body governing the affairs of such entity.

“Tangible Personal Property” shall mean all tangible personal property of the Asset Sellers which are primarily used in the Business, in each case including Equipment, but excluding Inventory.

“Tax” or “Taxes” shall mean (i) any foreign, federal, state, or local taxes of any kind or nature, including but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross income, gross receipts, capital, capital gains, sales, use, ad valorem, franchise, license, profits or excess profits, transfer, withholding, payroll, employment, social, excise, severance, production, stamp, value added, real or personal property or windfall profits taxes, assessments, taxes or charges of any kind whatsoever (whether computed on a separate or consolidated, unitary or combined basis, or in any other manner), together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of such penalties, additions to tax, or additional amounts, and (ii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i).

“Tax Return” shall mean any return, report or statement required to be filed with any Taxing Authority with respect to Taxes relating to the Acquired Assets or the Sold Companies, including (i) any schedule or attachment thereto or amendment thereof, and (ii) where permitted or required, combined or consolidated returns for any group of entities that includes the Sold Companies or any Subsidiary, and any amendments thereof.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof or any transnational or supranational authority that imposes such Tax or is charged with the collection of such Tax.

“Tier I Amount” shall mean, for each Sold Company listed thereon, the amount reflected on Schedule 1.1(a) under the heading “Tier I Amount” hereto with respect to such Sold Company.

“Tier II Amount” shall mean, for each Sold Company listed thereon, the amount reflected on Schedule 1.1(a) hereto under the heading “Tier II Amount” with respect to such Sold Company.

“Tier I Rate” shall mean 7½%.

“Tier II Rate” shall mean 15%.

“Tier III Rate” shall mean 100%.

“Trademark” or “Trademarks” shall mean any unregistered or registered trademarks and service marks in the United States or foreign jurisdictions, and any applications to register same; any trade names, brand names, product identifiers, certification marks, logos, trade dress, and Internet domain names, and any registration thereof or application therefor in the United States or foreign jurisdictions, including any extension, modification or renewal of any such registration or application, and all goodwill associated with all of the foregoing throughout the world, owned by any of the Sellers and the Sold Companies and exclusively used in connection with the conduct of the Business.

“Trading Day” shall mean a day on which shares of Bucyrus Stock are traded on the NASDAQ Global Select Market.

“Transfer Taxes” shall mean any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added, stamp duty and other similar Taxes (including all applicable real estate transfer Taxes) and related amounts (including any penalties, interest and additions to Taxes).

“Transferred Employees” shall mean those Business Employees who accept employment with Buyer or any of its Affiliates or whose employment transfers from an Asset Seller or an Affiliate of Seller Parent to Buyer or any of its Affiliates by operation of Law, as a result of the arrangements set out in this Agreement.

“Transition Agreements” shall mean the agreements for the provision of transition services substantially in the form attached as Exhibit A hereto.

“TUPE Related Labor Claims” shall mean the claims asserted against Buyer, any Subsidiary of Buyer, Seller Parent or its Subsidiaries, or any Sold Company or its Subsidiaries, as the case may be, by any employee of Seller Parent or its Affiliates, including the Transferred Employees, passed to Buyer, any Subsidiary of Buyer, or any Sold Company or its Subsidiaries, as the case may be, or any Business Employee, based upon the allegation that his or her employment relationship passed or did not pass to Buyer, any Subsidiary of Buyer, or any Sold Company or its Subsidiaries, as the case may be.

“U.S. Business Employee” shall mean any Business Employee of a Domestic Seller.

“U.S. GAAP” shall mean United States generally accepted accounting principles and practices.

“U.S. Transferred Employees Transition Date” shall have the meaning set forth in the Transition Agreement.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any successor or similar state or local Law, and the rules and regulations promulgated thereunder and under any successor or similar state or local Law.

SECTION 1.2. Other Interpretive Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND SHARES

SECTION 2.1. Transfers of Assets.

(a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller Parent shall, and shall cause the Asset Sellers to, sell, convey, assign, transfer and deliver to Buyer (and Buyer shall purchase, acquire and accept from Seller Parent or such Asset Sellers), all of Seller Parent’s or such Asset Sellers’ right title and interest to and in the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) As used in this Agreement, the term “Acquired Assets” shall consist of all assets, property, rights and privileges of the Asset Sellers that are primarily used or primarily held for use in the Business as of the Closing Date wherever located, including all of the following items, but excluding the Excluded Assets:

(i)      all right, title and interest of Seller Parent or the Asset Sellers in and to the Owned Real Property;

(ii)           all right, title and interest of Seller Parent or Asset Sellers in and to the Leased Real Property, pursuant to the Real Estate Leases;

(iii)           all (i) Intellectual Property set forth on Schedule 3.15(a); (ii) right, title and interest of Asset Sellers and their Subsidiaries (including the Sold Companies) in any other Intellectual Property owned or licensed or sublicensed by Seller Parent or any of the Asset Sellers or any of their Subsidiaries (including the Sold Companies) to the extent exclusively used in the Business, (iii) any goodwill associated with the foregoing, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against third parties for past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein (including the rights to sue for and remedies against past, present and future infringements of, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide) under the law of all jurisdictions (“Assigned Intellectual Property”), all of which will be transferred by the holder thereof directly to Buyer, through, inter alia, the assignments described in Section 2.7(a)(iii)-(vi);

(iv)           all Contracts and Hedging Contracts to which a Sold Company or an Asset Seller is party that are primarily related to the Business, excluding (x) such arrangements relating to employment and employee benefits as set forth in this Agreement and (y) confidentiality agreements relating to the sale of the Business (collectively, the “Acquired Contracts”);

(v)           all Books and Records;

(vi)           Permits held by the Sold Companies and, to the extent transferable under applicable Law, Permits held by any of the Asset Sellers;

(vii)           all Tangible Personal Property and Rental Equipment;

(viii)            all Inventory held by or for the account of the Business as of the Effective Time;

(ix)           except as set forth on Schedule 2.1(b)(ix), (A) all computer and automatic machinery, servers, network equipment and connections, that are primarily used or primarily held for use in the Business and (B) all software, program documentation, tapes, manuals, forms, guides and other materials with respect thereto and related licenses and other agreements that are primarily used or primarily held for use in the Business;

(x)           all Accounts Receivable or other rights to receive payments arising out of or primarily relating to the Business, any Acquired Asset or any Assumed Liability as of the Effective Time, including Reedrill Third Party Receivables;

(xi)           all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller Parent or any of its Affiliates to the extent primarily related to the Business, any Acquired Asset or any Assumed Liability, or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise;

(xii)           all rights, claims and credits to the extent arising out of or relating to the Business, any Acquired Asset or any Assumed Liability, including claims in bankruptcy, and any such items arising under guarantees, warranties, offsets, indemnities and all other intangible property rights or claims and similar rights in favor of Seller Parent or any Asset Seller or any of their Affiliates (other than the Sold Companies) to the extent arising out of or relating to the Business, any Acquired Asset or any Assumed Liability;

(xiii)           all credits, prepaid expenses, deferred charges, advance or progress payments, security deposits, prepaid items and duties to the extent related to the Business, any Acquired Asset or any Assumed Liability;

(xiv)           properties and assets of any Benefit Plans to the extent contemplated by this Agreement; and

(xv)           all goodwill of Seller Parent, the Asset Sellers, Sold Companies or their Affiliates associated with the Acquired Assets, the Assumed Liabilities and the Business.

(c) As used in this Agreement, the term “Excluded Assets” shall mean the following assets of the Sellers and their Affiliates:

(i)           any intercompany accounts receivable between the Business and the Sold Companies, on the one hand, and Seller Parent or any of its other Affiliates, on the other hand (other than the Sold Companies);

(ii)           all rights of the Sellers and their Affiliates (other than the Sold Companies) under this Agreement, the Ancillary Agreements, if any, the Closing Agreements and any other documents, instruments or certificates executed in connection with this Agreement and the transactions contemplated hereby;

(iii)           all assets, other than Acquired Assets, of any kind whatsoever of the Sellers and their Affiliates not primarily used or held for use in the Business;

(iv)           subject to Section 5.17, Intellectual Property in and to the “Terex” brand name, the “Terex” logotype and trademark, service marks, trade names and domain names using the “Terex” brand name;

(v)           except to the extent as set forth in this Agreement, all properties and assets of any Benefit Plans;

(vi)           Cash (except for Cash of the Sold Companies as of the Closing Date);

(vii)           any interest bearing securities held by the Sellers or the Sold Companies;

(viii)           the corporate charters (or local equivalents), minutes and stock record books and corporate seals of each Asset Seller;

(ix)           any confidentiality or other agreements relating to the potential sale of the Business or any portion thereof;

(x)           any capital stock of or any equity interest in any Person other than the Sold Companies;

(xi)           all Tax losses and Tax loss carry forwards of the Asset Sellers and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the Business;

(xii)           all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(xiii)           any Books and Records to the extent their transfer is prohibited by applicable Law;

(xiv)           any Permits to the extent not transferable under applicable Law;

(xv)           all rights, claims and credits to the extent arising out of or primarily relating to any Excluded Asset or any Excluded Liability, including claims in bankruptcy, and any such items arising under guarantees, warranties, offsets, indemnities and all other intangible property rights or claims and similar rights in favor of any Asset Seller or any of their Affiliates arising out of or primarily relating to any Excluded Asset or any Excluded Liability; and

(xvi)           the assets listed or described on Schedule 2.1(c)(xvi).

SECTION 2.2. Assumption of Liabilities by Buyer.

(a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, Buyer shall expressly assume, and agree to pay or otherwise perform or discharge, the Assumed Liabilities.

(b) As used in this Agreement, the term “Assumed Liabilities” shall mean all Liabilities (including, for avoidance of doubt, the Liabilities of the Sold Companies other than Excluded Liabilities), to the extent arising out of, in respect of or relating to the Business or the Acquired Assets before, on or after the Closing Date, including the following:

(i)        all Liabilities of any Seller under the Acquired Contracts;

(ii)        all trade accounts payable arising out of or primarily relating to the Business or any Acquired Asset including Reedrill Third Party Payables, other than any such accounts payable constituting an Excluded Liability;

(iii)        all Liabilities of any Seller or Sold Company under each of the Real Estate Leases;

(iv)        all Liabilities of any Seller or any of their Affiliates in respect of any adverse claims, disputes, Proceedings, investigations or inquiries (asserted, instituted or rendered, or otherwise existing or occurring, prior to, on or at any time after, the Closing Date)

arising out of, relating to or otherwise in respect of, (x) any and all goods sold or supplied, or services or other work performed (including, without limitation, all liabilities, obligations or commitments of any Seller based on express or implied warranties), by the Business before, on or after the Closing Date, or (y) the Acquired Assets or the Business, or the existence, ownership, possession, operation, conduct or condition thereof (whether by the Sellers or any other Person) before, on or after the Closing Date;

(v)        all Liabilities, including liabilities relating to or arising out of employee benefit plans or collective bargaining agreements, to the extent assumed by Buyer pursuant to this Agreement;

(vi)        to the maximum extent permitted by Law, all Liabilities of the Sellers and their Affiliates relating to workers’ compensation insurance, claims and benefits for and by Transferred Employees, including, for the avoidance of doubt (A) all similar statutory or contractual obligations in any jurisdiction to provide insurance, compensation or benefits for injured employees, and (B) all administrative functions pertaining to existing and future worker compensation claims;

(vii)        all other Liabilities relating to or arising out of the employment or termination thereof of any Transferred Employee to the extent assumed by Buyer pursuant to this Agreement and all TUPE Related Labor Claims;

(viii)                   all Liabilities arising out of, based upon, resulting from or relating to the Acquired Assets or the Business, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, and based upon, relating to, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission occurring or existing, in whole or in part, after the Closing;

(ix)        all Indebtedness that reduces the Purchase Price in accordance with Section 2.4;

(x)        all other Liabilities to the extent accrued on the Final Statement of Net Asset Value;

(xi)        all other Liabilities listed or described on Schedule 2.2(b)(xi).

(c) Notwithstanding anything in this Agreement to the contrary, Buyer will not assume or have any responsibility for any Excluded Liabilities.  As used in this Agreement, the term “Excluded Liabilities” shall mean the following Liabilities of the Sellers and their Affiliates arising out of, in respect of, or relating to the Business or the Acquired Assets:

(i)           unless otherwise required by applicable Law in respect of the Business and the Sold Companies, any intercompany accounts payable due to the Sellers or their Affiliates (other than the Sold Companies) as of the Closing Date other than Intercompany Machine Payables created in the Ordinary Course of Business or set forth in the Net Asset Value Statement;

(ii)           all Liabilities, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, to the extent arising out of the operation or conduct or other activity by a Seller or any of its Affiliates of any business other than the Business;

(iii)           any obligation of any Seller or any Sold Company to indemnify any Person (including any of such Seller’s or Sold Company’s stockholders) by reason of the fact that such Person was a director or officer of Seller or any of its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director or officer of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise), in each case, to the extent relating to or arising from acts and circumstances arising prior to the Closing Date;

(iv)           all Liabilities that relate primarily to, or that arise primarily out of, any Excluded Asset;

(v)           all Liabilities of the Sellers or their Affiliates or the Business under confidentiality agreements to which any Seller is a party relating to the sale of the Business;

(vi)           any Liability for any unpaid Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(vii)           all Liabilities for Taxes, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Business (including for clarification the Sold Companies and the Acquired Assets) for any period ending on or prior to the Closing Date and, in the case of a Straddle Period (all Liabilities for Taxes apportioned to the period ending on or before the Closing Date in the manner described in Section 5.7(d) hereof), except to the extent of the amounts reflected on the Final Statement of Net Asset Value;

(viii)           Liabilities relating to the factoring of Accounts Receivable; and

(ix)           all other Liabilities listed or described on Schedule 2.2(c)(ix).

SECTION 2.3. Transfer of Shares; Issuance of Shares.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller Parent shall, and shall cause the Share Sellers to, sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller Parent and the Share Sellers, all of Seller Parent’s and the Share Sellers’ right, title and interest in and to the Sold Shares, free and clear of all Encumbrances other than Permitted Encumbrances and such Encumbrances, if any, as may be created by or on behalf of Buyer.

SECTION 2.4. Consideration. (a)  On the Closing Date and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, conveyance, assignment and transfer of the Sold Shares and the Acquired Assets, Buyer will pay to Seller Parent and the other Sellers, $1,300,000,000.00 (One Billion Three Hundred Million Dollars) less the Estimated Aggregate Discounted Amount, if any, plus or minus Estimated Net Cash (i.e. minus Estimated

Net Cash if Estimated Net Cash is determined to be negative), by wire transfer of immediately available funds in U.S. dollars, net of any withholdings that Buyer reasonably determines may be required by Law and for which Buyer notifies Seller Parent in writing thereof by January 30, 2010 (the “Initial Purchase Price,” and as adjusted pursuant to Section 2.4(b), Section 2.8 and Section 2.10(d), the “Purchase Price”); provided however, that Buyer shall not withhold an amount from the Purchase Price if Seller Parent provides Buyer with a written opinion from a nationally recognized accounting firm or law firm that it is more likely than not that Buyer is not required to withhold such amounts in respect of the Purchase Price.  Buyer and Seller Parent agree to cooperate in determining whether and to what extent the amounts paid in respect of the Purchase Price may be subject to withholding. In furtherance thereof, Buyer and Seller shall cooperate to prepare and file all forms, applications and other procedures to minimize any required withholdings, including, without limitation, the filing of an application with the Canada Revenue Agency for a clearance certificate.  Notwithstanding the foregoing, Buyer shall not withhold any amounts for which Seller Parent was not notified in writing of such amounts by January 30, 2010, without Seller Parent’s written consent not to be unreasonably withheld.

(b) No later than two Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer a good faith estimate of (x) Cash of the Sold Companies as of the Closing Date, less the sum of any Indebtedness of the Sold Companies (“Closing Date Net Cash”, and such estimate referred to as “Estimated Net Cash”) and (y) the Aggregate Discounted Amount (such estimate referred to as the “Estimated Aggregate Discounted Amount”).  Following the Closing, the parties shall calculate and agree upon Closing Date Net Cash and the Aggregate Discounted Amount (or failing such agreement under Section 2.8(a), Closing Date Net Cash and Aggregate Discounted Amount will be determined as provided in Section 2.8 using the procedural requirements set forth in Section 2.8).  To the extent Estimated Net Cash exceeds Closing Date Net Cash, Seller Parent shall pay to Buyer such excess in U.S. dollars.  To the extent Closing Date Net Cash exceeds Estimated Net Cash, Buyer shall pay to Seller Parent such excess in U.S. dollars. To the extent Estimated Aggregate Discounted Amount exceeds Aggregate Discounted Amount, Buyer shall pay to Seller Parent such excess in U.S. dollars. To the extent Aggregate Discounted Amount exceeds Estimated Aggregate Discounted Amount, Seller Parent shall pay Buyer such excess in U.S. dollars.  Such payment shall be made contemporaneously with, and without duplication of, payments between the parties pursuant to Section  2.8(d).

SECTION 2.5. Equity Option.  (a)  Seller Parent may request that $300,000,000.00 (such amount, as may be adjusted upon mutual agreement of the Parties, the “Equity Amount”) of the Purchase Price be paid in the form of Bucyrus Stock in accordance with this Section 2.5, and as set forth in the Equity Agreement (as defined below).  To make such request, Seller Parent shall give written notice (the “Equity Notice”) to Buyer, as promptly as practicable following the date of this Agreement.  The amount of Bucyrus Stock to be delivered in respect of the Equity Amount shall equal the Stock Consideration (as defined below).  Seller Parent may request that the Equity Amount be paid in whole or in part for Acquired Assets and/or in whole or in part in exchange for the equity of certain of the Sold Companies (and such request shall be specified in the Equity Notice).  Buyer and Seller Parent shall cooperate with one another in good faith in an effort to structure the Equity Agreement and the allocation of the Stock Consideration between Acquired Assets and equity of Sold Subsidiaries in a mutually beneficial manner, including in respect of taxes.

(b) Completion of the Equity Agreement and the delivery of the Stock Consideration, as part of the Initial Purchase Price (and the corresponding reduction in the cash portion of the Purchase Price under Section 2.4(a)), is conditioned upon (i) receipt of the Equity Notice; (ii) completion of the due diligence contemplated by Section 2.5(c) reasonably satisfactory to Seller Parent; (iii) the entry into the purchase agreement and any amendments to this Agreement as contemplated by Section 2.5(d), in each case reasonably satisfactory to Buyer and Seller Parent; and (iv) satisfaction of any conditions precedent in the Equity Agreement; provided that in the event that each of the conditions set forth in clauses (i) through (iii) are not satisfied on or before January 15, 2010, the Equity Notice shall be deemed to have been fully and irrevocably withdrawn.

(c) Prior to Closing (following Seller Parent’s delivery of the Equity Notice), Buyer shall, subject to Seller Parent’s entering into customary confidentiality arrangements similar to the Confidentiality Agreement, afford Seller Parent the opportunity, at Seller Parent’s request, to conduct customary due diligence with respect to Buyer and the Bucyrus Stock, including making the Buyer’s management team reasonably available for such purposes.

(d) Upon receipt by Buyer of the Equity Notice, Buyer and Seller Parent shall in good faith negotiate mutually acceptable transfer documentation (the “Equity Agreement”) for the Stock Consideration, including amending this Agreement to the extent necessary.  Such documentation or amendment to this Agreement shall in any event include or provide for the following:

(i)           The Equity Agreement shall include customary representations and warranties from Buyer in favor of the Seller Parent as to Buyer’s and its Subsidiaries existence, good standing, authorization and absence of conflicts and required consents, capitalization, the validity of the Bucyrus Stock, Buyer’s periodic reports under the Exchange Act, financial statements and absence of a material adverse change and from Seller Parent in favor of Buyer as to existence, good standing, authorization and absence of conflicts and required consents that are customary, where the consideration or a portion of the consideration is to be paid in the stock of a publicly traded company listed on a national securities exchange, and from Seller Parent in favor of Buyer as to which representations and warranties shall (i) survive the Closing for a period of 18 months (except for certain representations and warranties that shall survive for periods consistent with those set forth in Section 9.5 hereof) and (ii) otherwise be deemed to be representations and warranties under this Agreement for all purposes, including Article IX hereof.

(ii)           A Stockholders’ Agreement under which Seller Parent shall agree to be subject to (A) a customary standstill agreement restricting certain corporate actions for a period of the shorter of (x) five (5) years and (y) the time at which Seller Parent and its Affiliates no longer hold 5% or more of the outstanding Bucyrus Stock and (B) restrictions on transferring or selling the Stock Consideration, including an initial lockup period of one year.  Seller Parent shall not at any time during the lock-up period, enter into any Hedging Contracts with respect to, or enter any other transaction that is intended to or otherwise would have the effect of transferring an economic interest in, the Stock Consideration.

(iii)           Under the Stockholders’ Agreement, Buyer will agree, after the Closing Date to effect one underwritten demand registration pursuant to which the Stock Consideration shall be registered (subject to customary “cutback” provisions) and will agree to maintain a “shelf” registration, subject to customary terms and conditions, at Seller Parent’s request in order to facilitate Seller Parent’s desired liquidity in the Bucyrus Stock.  Buyer shall also provide Seller Parent with customary “piggy back” registration rights, subject to customary limitations.  Seller Parent’s registration rights will expire at such time as Seller Parent is entitled to sell all of the Stock Consideration in any three-month period without material restriction pursuant to Rule 144 under the Securities Act.

SECTION 2.6. The Closing.  Unless this Agreement shall have been terminated pursuant to Article VIII, and subject to satisfaction or waiver of the conditions set forth in Articles VI and VII, the closing (the “Closing”) of the transactions contemplated by this Agreement with respect to the Domestic Assets and the Domestic Shares shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York, 10104, on a day that is at least five Business Days following the satisfaction or waiver of all of the conditions set forth in Articles VI and VII hereof (the “Domestic Closing Date”, or “Closing Date”), or at such other place and time as may be agreed upon by Seller Parent and Buyer.  Unless the parties agree otherwise, the Closing will be deemed to have occurred at the close of business local time in each applicable jurisdiction on the Closing Date (with respect to each such jurisdiction, the “Effective Time”). The closings of the sale of the Foreign Acquired Assets and Foreign Sold Shares (the “Foreign Closing”) shall take place on the Domestic Closing Date, or as soon as practicable thereafter, at such places as may be specified in the respective Foreign Implementation Agreements relating to the such Foreign Acquired Assets and Foreign Sold Shares.

SECTION 2.7. Deliveries at the Closing.

(a) At or prior to the Closing, Seller Parent shall deliver or cause to be delivered to Buyer the following:

(i)           with respect to the Acquired Assets, bills of sale in form and substance mutually agreed upon by Buyer and Seller Parent, each acting reasonably (the “Bills of Sale”) and any other deeds, assignments and other instruments of transfer necessary to transfer and assign all right, title and interest of the Sellers in, to and under the Acquired Assets (exclusive of the Real Property) (the “Transfer Documents”), duly executed by the appropriate Sellers;

(ii)           the Ancillary Agreements to which each Seller is a party, duly executed and delivered by such Seller, to the extent not executed and delivered by such parties prior to Closing;

(iii)           the Assignment of Intellectual Property, executed by the appropriate Sellers, and any and all documents, agreements, certificates and other instruments as may be necessary to register any Assigned Intellectual Property in the name of Buyer or designee thereof;

(iv)           the Assignment of Trademarks, executed by the appropriate Sellers, and any and all documents, agreements, certificates and other instruments as may be necessary to register the trademarks constituting Assigned Intellectual Property in the name of Buyer or designee thereof;

(v)           the Assignment of Patents, executed by the appropriate Sellers, and any and all documents, agreements, certificates and other instruments as may be necessary to register any patent constituting Assigned Intellectual Property in the name of Buyer or designee thereof;

(vi)           the Assignment of Copyrights, executed by the appropriate Sellers, and any and all documents, agreements, certificates and other instruments as may be necessary to register any copyright constituting Assigned Intellectual Property in the name of Buyer or designee thereof;

(vii)           with respect to each parcel of Owned Real Property that is owned by an Asset Seller, a duly executed and acknowledged deed (or local legal equivalent), in each case in proper recordable form and sufficient to vest in Buyer good and marketable title to each such parcel of Owned Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Deeds”), together with such affidavits, tax forms, and other documentation as may be required by applicable Law to allow for recordation;

(viii)           an assignment and assumption agreement relating to each Real Estate Lease held by an Asset Seller, in form and substance to be mutually agreed by Buyer and Seller Parent, each acting reasonably (subject to any modifications advisable to comport with local applicable Law) (the “Assignment and Assumption of Real Estate Leases”);

(ix)           forms relating to Transfer Taxes (to the extent required from the grantor of property in the applicable jurisdiction);

(x)           from each Asset Seller conveying a “United States real property interest” (within the meaning of Section 897(c) of the Code) an affidavit, sworn to under penalty of perjury, setting forth such Asset Seller’s name, address and federal tax identification number and stating that such Asset Seller is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulation Section 1.1445-2(b);

(xi)           from each Share Seller conveying a Sold Company that owns a “United States real property interest” (within the meaning of Section 897(c) of the Code), either (i) an affidavit, sworn to under penalty of perjury, setting forth such Share Seller’s name, address and federal tax identification number and stating that such Share Seller is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulation Section 1.1445-2(b), or (ii) a statement issued by the Sold Company pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and dated not more than 30 days prior to Closing certifying that interests in the Sold Company are not “United States real property interests” within the meaning of Section 897(c) of the Code and a copy of the notice provided to the IRS in connection with such statement as required pursuant to Treasury Regulation Section 1.897-2(h)(2);

(xii)           the certificate to be delivered pursuant to Section 7.3; and

(xiii)           such other instruments and documents, in form and substance reasonably acceptable to Seller Parent and Buyer, as may be reasonably requested by Buyer to effect the Closing.

(b) At or prior to the Closing, Seller Parent shall deliver or cause to be delivered to Buyer the following:

(i)           with respect to the Sold Shares, stock certificates (or local legal equivalent), evidencing the Sold Shares to be sold by such Share Seller (duly endorsed in blank if required by local Law), or accompanied by stock powers (or other instruments of transfer, effective to transfer the Sold Shares to Buyer) duly executed in blank;

(ii)           the corporate charters (or local equivalent), minutes and stock record books and corporate seals of each Sold Company, in each case, to the extent available;

(iii)           from each Share Seller conveying a Sold Company that owns Real Property located in the United States, an affidavit, sworn to under penalty of perjury, setting forth such Share Seller’s name, address and federal tax identification number and stating that such Share Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

(iv)           such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller Parent, contemplated to be delivered by it pursuant to Article VII below or otherwise as may be reasonably requested by Buyer to effect the Closing.

(c) At or prior to the Closing, Buyer shall deliver or cause to be delivered to the Sellers the following:

(i)           the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Seller Parent;

(ii)           duly executed agreements and other documents and instruments providing for the effective assumption of the Assumed Liabilities, in form and substance reasonably acceptable to the Sellers;

(iii)           the Transfer Documents (to the extent required);

(iv)           the Assignment of Intellectual Property, the Assignment of Trademarks, the Assignment of Patents and the Assignment of Copyrights;

(v)           the Assignment and Assumption of Real Estate Leases, each in form and substance reasonably satisfactory to Seller Parent and Buyer and duly executed by Buyer;

(vi)           the certificate to be delivered pursuant to Section 6.3;

(vii)           the Ancillary Agreements, duly executed and delivered by Buyer, to the extent not executed and delivered by such parties prior to Closing; and

(viii)           such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller Parent, as contemplated to be delivered by it pursuant to Article VI below or otherwise as may be reasonably requested by Seller Parent to effect the Closing.

(d) At or prior to the Closing, Seller Parent and Buyer shall, or shall cause their respective Affiliates to, as applicable, execute and deliver each of the following agreements, if Seller Parent and Buyer shall determine that such agreements shall be necessary:

(i)           the Foreign Implementation Agreements;

(ii)           the Transition Agreements (together with the Foreign Implementation Agreements, the “Closing Agreements”); and

(iii)           the IP License Agreement and the Equity Agreement, if any (the “Ancillary Agreements”).

SECTION 2.8. Post-Closing Purchase Price Adjustment.

(a) Within 60 days after the Closing Date, Buyer will prepare, or cause to be prepared, a statement containing a calculation of the Net Asset Value as of the Closing Date (the “Net Asset Value Statement”), which shall be prepared in accordance with the definition of Net Asset Value.  “Net Asset Value” shall mean the book value of those components of the Acquired Assets (excluding any Excluded Assets) less those components of the Assumed Liabilities (excluding any Excluded Liabilities), and the book value of those components of the assets and liabilities of the Sold Companies, in each case as set forth in Schedule 2.8(a) and determined on a combined basis in accordance with the same accounting principles used in the preparation of the Base Statement of Net Asset Value applied on a basis consistent with, and reflecting all categories of adjustments on, the Base Statement of Net Asset Value in each case in accordance with U.S. GAAP as in effect as of December 31, 2009 and on the same currency exchange rates as those reflected on such Schedule 2.8(a).  For the avoidance of doubt, Cash and Indebtedness shall be excluded in the determination of Net Asset Value.  Seller Parent will assist and cooperate with Buyer in the preparation of the Net Asset Value Statement, including by providing Buyer and its accountants access to the books and records of the Business in its possession and to any other information in its possession necessary to prepare the Net Asset Value Statement.

(b) Seller Parent shall, within 30 days after the delivery by Buyer of the Net Asset Value Statement, complete its review of the Net Asset Value Statement.  In the event that Seller Parent determines that the Net Asset Value Statement has not been prepared on a basis consistent with the requirements of Section 2.8(a), Seller Parent shall, on or before the last day of such 30-day period, inform Buyer in writing (the “Objection”), setting forth a specific description of the basis of the Objection, the adjustments to the Net Asset Value Statement which Seller Parent believes should be made, and Seller Parent’s calculation of the Net Asset Value, and Seller Parent shall be deemed to have accepted any items not specifically disputed in the Objection.  Failure to so notify Buyer within such 30-day period shall constitute acceptance and approval of Buyer’s calculation of the Net Asset Value.

(c) Buyer shall have 30 days following the date it receives the Objection to review and respond to the Objection.  Seller Parent will provide Buyer and its accountants access to any relevant books and records of the Business not in the possession of Buyer, work papers and to any other information necessary to evaluate the Objection.  If Seller Parent and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 30th day following Buyer’s response thereto, after having used their good faith efforts to reach a resolution, they shall refer their remaining differences to Ernst & Young LLP or another internationally recognized firm of independent public accountants as to which Seller Parent and Buyer mutually agree (the “CPA Firm”), who shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 2.8(a), and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent the Net Asset Value Statement requires adjustment.  Seller Parent and Buyer shall request the CPA Firm to render its determination within 45 days.  The CPA Firm’s determination shall be conclusive and binding upon Seller Parent and Buyer.  Seller Parent and Buyer shall make reasonably available to the CPA Firm and each other all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Net Asset Value Statement and all other items reasonably requested by the CPA Firm.  The “Final Statement of Net Asset Value” shall be (i) the Net Asset Value Statement in the event that Seller Parent notifies Buyer that there will be no Objection or no Objection is delivered to Buyer during the initial 30-day period specified above, (ii) the Net Asset Value Statement, as adjusted in accordance with the Objection, in the event that Buyer notifies Seller Parent that it accepts its Objection or Buyer does not respond to the Objection during the 30-day period specified above following receipt by Buyer of the Objection or (iii) the Net Asset Value Statement, as adjusted pursuant to the agreement of Buyer and Seller Parent or as adjusted by the CPA Firm, together with any other modifications to the Net Asset Value Statement agreed upon by Seller Parent and Buyer.  All fees and disbursements of the CPA Firm shall be borne equally by Seller Parent, on the one hand, and Buyer, on the other hand.

(d) (i) If the calculation of the Net Asset Value contained in the Final Statement of Net Asset Value is less than the Seller NAV Threshold, Seller Parent shall pay an amount in cash equal to the amount of such deficiency in immediately available funds to Buyer within three (3) Business Days after the ultimate determination of the Final Statement of Net Asset Value as provided in this Section 2.8(d).

(ii) If the Closing Date occurs on or before February 28, 2010 and the calculation of the Net Asset Value contained in the Final Statement of Net Asset Value is greater than the Buyer NAV Threshold (such difference being referred to as “Buyer Excess”), Buyer shall pay an amount in cash equal to the amount of such Buyer Excess to Seller Parent up to a maximum of $25,000,000.

(iii) If the Closing Date occurs after February 28, 2010 and the Buyer Excess is less than or equal to $25,000,000, Buyer shall pay an amount in cash equal to the amount of such Buyer Excess to Seller Parent.

(iv) If the Closing Date occurs after February 28, 2010 and the Buyer Excess is greater than $25,000,000, the Buyer Excess shall also be calculated as of February 28, 2010 (the “February Buyer Excess”).  If the Buyer Excess as of the Closing Date is (x) less than the

February Buyer Excess, Buyer shall pay an amount in cash equal to the amount of such February Buyer Excess up to a maximum of $25,000,000 or (y) greater than the February Buyer Excess, Buyer shall pay an amount in cash equal to the amount of such February Buyer Excess up to a maximum of $25,000,000, plus an amount equal to the amount by which the Buyer Excess as of the Closing Date exceeds the February Buyer Excess.

SECTION 2.9. Purchase Price Allocation.

(a) The Purchase Price (including the amount of Liabilities that are treated as assumed for Tax purposes) shall initially be allocated among (i) the Acquired Assets and (ii) the Sold Shares as set forth on Schedule 2.9.  Where the allocation on Schedule 2.9 is for a group of Acquired Assets or a Sold Company for which a Section 338(g) election is made pursuant to Section 5.6(d) herein, then prior to the Closing, Seller Parent and Buyer shall mutually agree to make further sub-allocations in the Purchase Price to the applicable Acquired Assets in each such group listed on Schedule 2.9 in accordance with Section 1060 of the Code, as appropriate, and such allocation shall be set forth on a separate schedule (the “Allocation Schedule”).  To the extent Seller Parent and Buyer cannot agree on a mutually acceptable Allocation Schedule, the Allocation Schedule shall be prepared by the mutually agreed upon CPA Firm, whose decision shall be final and binding and whose expenses shall be shared equally by Seller Parent and Buyer.  The Allocation Schedule shall be finalized and agreed to as soon as reasonably practicable after the Final Statement of Net Asset Value is determined in accordance with the procedures set forth in the preceding sentence.  In the event an adjustment to the Purchase Price is made pursuant to Section 2.8 or otherwise under this Agreement, Seller Parent will prepare, in accordance with the above provisions, and provide to Buyer a revised Allocation Schedule and Buyer and Seller Parent will file amended IRS Forms 8594.

(b) Except as otherwise required by applicable Law, Seller Parent and Buyer shall, and shall cause their respective Affiliates, to report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule and the Purchase Price allocation described therein, as it may be revised from time to time, and shall not take any position inconsistent therewith in preparing any Tax Returns, IRS Form 8594 and any other Tax forms or filings, as well as in preparing any published financial statements, and, unless required by Law, none of Buyer, Seller Parent or their respective Affiliates shall take any position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, or in any Tax litigation or investigation, without the prior written consent of Buyer or Seller Parent, as the case may be; provided, however, that Buyer’s Tax basis in the Acquired Assets and the Sold Shares may exceed the total amount allocated to the Acquired Assets and the Sold Shares pursuant to this Section 2.9 to reflect Buyer’s capitalized transaction costs, and the Sellers’ amount realized may be less than the total amount allocated to the Acquired Assets and the Sold Shares pursuant to this Section 2.9 in order to reflect the Sellers’ transaction costs.

SECTION 2.10. Completion of Transfers.

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Sold Shares, the Acquired Assets and the Assumed Liabilities shall pass to Buyer as of the Domestic Closing Date, regardless of when legal title thereto shall be transferred to Buyer.  All operations of the Business shall be for the account of the Sellers up to the Effective Time and shall be for the account of Buyer thereafter, subject to Section 2.10(d).  In the event legal title to any of the Sold Shares or the Acquired Assets is not transferred at the Closing, the Seller of such Sold Shares or Acquired Assets shall hold such Sold Shares or Acquired Assets as nominee for Buyer until completion of such transfers.

(b) In the event that (i) the legal interest in the Foreign Sold Shares or the Foreign Acquired Assets, or any claim, right or benefit arising thereunder or resulting therefrom cannot be sold, assigned, transferred, conveyed or delivered as contemplated hereunder as of the Domestic Closing Date because any Consents required for such transfer have not been obtained or waived (“Foreign Deferred Transfers”) and (ii) such Foreign Deferred Transfers consist solely of De Minimis Foreign Transfers, then the sale, assignment, transfer, conveyance and delivery of the legal interest in such De Minimis Foreign Transfers shall be deferred until such Consents have been obtained.  Seller Parent shall, and shall cause the Share Sellers and the Asset Sellers, and Buyer shall and shall cause its Affiliates to use commercially reasonable efforts to cooperate in obtaining such Consents as may be necessary to complete such transfers as soon as practicable (provided that neither the Sellers nor Buyer or its Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party (other than immaterial filing, recordation or similar fees).  Subject to Article VII, the failure of Seller Parent to obtain any required Consents prior to Closing in respect of De Minimis Foreign Transfers shall not affect Buyer’s obligations to close under this Agreement or to pay, or cause to be paid, the Initial Purchase Price.  Nothing in this Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Sold Shares or the Acquired Assets which, as a matter of law or by the terms of any legally binding contract, engagement or commitment to which any of the Sellers or the Sold Companies are subject, is not assignable without the consent of any other party, unless such consent shall have been given.  Once such Consents are obtained, Seller Parent shall, and shall cause the Asset Sellers or the Share Sellers, as the case may be, to sell, assign, transfer, convey and deliver any such De Minimis Foreign Transfers.  For purposes of this Section 2.10(b), “De Minimis Foreign Transfer” means the shares or assets with respect to any or all of the following:  (i) PT Terex (Indonesia); (ii) Hypac (China); (iii) Terex NHL (China); (iv) the portion of the Business and Acquired Assets located in or subject to the jurisdiction of Chile; and (v) the portion of the Business and Acquired Assets located in or subject to the jurisdiction of South Africa.  For the avoidance of doubt, De Minimis Foreign Transfers shall not include any of the following:  (i) any portion of the Business and Acquired Assets located in or subject to the jurisdiction of Germany; (ii) Terex Mining Australia and any portion of the Business and Acquired Assets located in or subject to the jurisdiction of Australia; (iii) Equipo de Acuña S.A. de C.V. and any portion of the Business and Acquired Assets located in or subject to the jurisdiction of Mexico; (iv) O&K and any portion of the Business and Acquired Assets located in or subject to the jurisdiction of Canada; and (v) Halco and any portion of the Business and Acquired Assets located in or subject to the jurisdiction of the United Kingdom.

(c) Pending the assignments, conveyances and transfers referred to in Section 2.10(b), Seller Parent shall hold and cause the other Sellers to hold any such non-assigned Sold Shares or Acquired Assets for the benefit and at the risk of Buyer and shall cooperate with Buyer in any lawful and reasonable arrangements designed to provide Buyer the benefits of ownership thereof, including indemnities, that they would have obtained had such Sold Shares or Acquired

Assets been sold, assigned, transferred, conveyed or delivered to Buyer at the Closing, and shall pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller Parent or any of its Affiliates in connection with its use of any such Foreign Sold Shares or Foreign Acquired Assets (net of any Taxes and any other costs imposed upon Seller Parent or any of its Affiliates) in connection with the arrangements under this Section 2.10, including, without limitation, entering into at the reasonable request of Buyer appropriate management agreements in form and substance mutually agreeable to the parties.  Each Party shall pay its own expenses in connection with establishing the arrangements under this Section 2.10.  Any Taxes, costs, expenses or other Liabilities imposed on or incurred by Seller Parent or any of its Affiliates with respect to any Foreign Sold Shares or Foreign Acquired Assets in connection with the arrangements under this Section 2.10 shall be borne by Buyer.

(d) If, after the Domestic Closing Date, any Foreign Acquired Assets or any Foreign Sold Shares are unable to be transferred as contemplated by this Agreement by March 31, 2011 (the “Foreign Outside Date”) as a result of failure to obtain the applicable Consent, then this Agreement shall terminate with respect to such Foreign Acquired Assets or Foreign Sold Shares and the Purchase Price shall be further adjusted by (i) recalculating the Final Net Asset Value to exclude such Foreign Acquired Assets, Foreign Sold Companies and the Foreign Assumed Liabilities, as of the Closing Date and (ii) including any benefits received by Buyer with respect to such Foreign Acquired Assets or Foreign Sold Companies from the Closing Date through the Foreign Outside Date.  To the extent (x) the Purchase Price is increased as result of such adjustment, Buyer shall pay Seller Parent such difference and (y) the Purchase Price is decreased by such adjustment, Seller Parent shall pay Buyer such difference.  In the event failure to obtain a Consent is the result of a failure by a party hereto to perform any covenants or agreements in this Agreement in connection with obtaining a Consent, such failing party may not receive payment pursuant to this Section 2.10(d), and the non-defaulting party shall retain all its indemnity and other rights set out in this Agreement with respect to such failure to perform its agreements hereunder. Buyer and Seller Parent shall enter into such arrangements to the extent permitted by applicable Law (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax and other costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consents and the performance by the applicable Sellers of the obligations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Seller Parent hereby represents and warrants to Buyer as follows:

SECTION 3.1. Organization.  Each of the Sellers and the Sold Companies is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Each of the Sellers and the Sold Companies has all requisite corporate or other power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.2. Authorization; Enforceability. (a)  Each of the Sellers and the Sold Companies has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement, each Ancillary Agreement and each Closing Agreement to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by any Seller or Sold Company of this Agreement and each Closing Agreement to which it is a party, and the performance by such Seller or Sold Company of its obligations hereunder and thereunder, have been or will have been at the Closing duly and validly authorized by all requisite corporate action.

(b) This Agreement constitutes, and each Ancillary Agreement or Closing Agreement to which any Seller or Sold Company is a party will constitute, a valid and binding obligation of such Seller or Sold Company, as the case may be, enforceable against such Seller or Sold Company, as the case may be, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or Law).

SECTION 3.3. Capital Stock of the Sold Companies.  Set forth on Schedule 3.3 is the jurisdiction of incorporation or organization and the number of authorized, issued and outstanding shares (or other applicable equity interest) of the Sold Companies and, except as set forth on Schedule 3.3, there are no other authorized, issued or outstanding shares of capital stock of the Sold Companies.  Except as set forth on Schedule 3.3, all of the issued and outstanding Sold Shares are owned of record and will be transferred free and clear of any Encumbrances other than Permitted Encumbrances by the Share Seller identified on Schedule 3.3 as owning such Sold Shares.  Except as set forth on Schedule 3.3, all of such issued and outstanding Sold Shares have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.3, there are no preemptive or outstanding options, warrants, calls, rights or any other agreements or commitments relating to the sale, issuance, disposition or voting of any shares of the capital stock of, or other equity interests in, the Sold Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of, or other equity interests in, the Sold Companies.  There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock of, or other equity interest in, the Sold Companies.

SECTION 3.4. Subsidiaries. No Sold Companies have any Subsidiaries or own any Investments, except as set forth on Schedule 3.4.  Except as set forth on Schedule 3.4, none of the Sold Companies or any of their Subsidiaries is obligated under any Contract or applicable Law (i) to advance funds to, or otherwise make any Investments in, any other Person or (ii) to raise or increase capital (including by issuing or incurring any additional equity or debt).

SECTION 3.5. Financial Statements. (a)  Attached as Schedule 3.5(a) are the Financial Statements.  Except for incomplete footnotes and as otherwise described in Schedule 3.5(b), the Financial Statements (i) were derived from the books and records of the Business and have been prepared in accordance with U.S. GAAP, and (ii) present fairly in all material respects the combined financial position and results of operations and cash flows of the Business as of the dates and for the periods indicated.

(b) The Final Financial Statements, when delivered in accordance with Section 5.2(b), (i) will be consistent in all material respects with the Financial Statements attached as Schedule 3.5(a), derived from the books and records of the Business and prepared in accordance with U.S. GAAP consistently applied, and will conform with Regulation S-X and (ii) will present fairly in all material respects the combined financial position and results of operations and cash flows of the Business as of the dates and for the periods indicated.  The Updated Financial Statements, when delivered, (i) will be derived from the books and records of the Business and prepared in accordance with U.S. GAAP consistently applied, and will conform with Regulation S-X and (ii) will present fairly in all material respects the combined financial position and results of operations and cash flows of the Business as of the dates and for the periods indicated.

(c) Except as disclosed pursuant to this Agreement, including the Schedules attached hereto, there are no off-balance sheet transactions, arrangements, obligations or relationships attributable to the Business or to which any Sold Company is a party that could reasonably be expected to have a Company Material Adverse Effect.

(d) Seller Parent maintains a system of internal accounting and financial controls applicable to the Sellers, the Sold Companies and the Business sufficient to provide reasonable assurances, with respect to the Business that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP in all material respects.

SECTION 3.6. Undisclosed Liabilities.  None of the Sold Companies or the Acquired Assets has or is subject to any Liabilities of any kind that would be required to be reflected or disclosed on financial statements prepared in accordance with U.S. GAAP (other than Liabilities that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Business and that would if not reflected in the financial statements of the Business require those financial statements to be restated under U.S. GAAP and SEC accounting policies), except for (i) Liabilities reflected or disclosed in Financial Statements and Final Financial Statements; (ii) Liabilities which have arisen after the Interim Date in the Ordinary Course of Business; (iii) obligations under any Contract entered into subsequent to the Interim Date in compliance with the terms of this Agreement; (iv) Liabilities or obligations, arising, or specifically permitted to be incurred, under this Agreement, (v) without limiting item (ii), warranty obligations entered into in the Ordinary Course of Business with respect to Products or services to the extent provided by the Business; and (vi) Liabilities set forth on Schedule 3.6.

SECTION 3.7. Non-Contravention.  The execution, delivery and performance of this Agreement, each Ancillary Agreement and each Closing Agreement by any Seller or Sold Company and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of such Seller or Sold Company or the comparable organizational documents of any of the Sellers or the Sold Companies; (ii) subject to obtaining the Consents referred to in Schedule 3.8(b), conflict with, result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Sellers or the Sold Companies under, or result in a loss of any benefit of the Business to which the Sellers or any Sold Company is entitled under, any Material Contract, lease of real estate or license of any Assigned Intellectual Property to which any of the Sellers or the Sold Companies is a party or to which its assets are subject and which relates to the Business, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Acquired Assets; and (iii) assuming compliance with the matters set forth in Section 3.8(b) and Section 4.5(b), violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller or Sold Company is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate have a Company Material Adverse Effect.

SECTION 3.8. Compliance with Law; Governmental Authorizations; Consents.

(a)      Except as set forth on Schedule 3.8(a), the Sold Companies and the Asset Sellers in respect of the Acquired Assets and the conduct of the Business are in compliance, in all material respects, with the Orders and Laws applicable to them and their respective properties and all Permits held by them.  Neither the Sellers nor the Sold Companies have received any written notice alleging, nor to the Knowledge of the Seller Parent is there any claim alleging, any material violation of, or material failure to comply with, any applicable Law, except where such violation or failure to comply would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Business. This Section 3.8 does not relate to matters with respect to (i) Tax Matters, which are the subject of Section 3.12, (ii) ERISA and other Laws applicable to the benefit plans, which are the subject of Section 3.14 or (iii) Environmental Matters, which are the subject of Section 3.17.

(b) Other than as set forth on Schedule 3.8(b), the execution, delivery and performance of this Agreement, or any Ancillary Agreement or Closing Agreement, by the Sellers or the Sold Companies does not require any Consent of any Person (including any Governmental Authority), except for Consents, the failure of which to obtain, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.9. Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Business, or as otherwise set forth on Schedule 3.9, there is (i) no outstanding Order against any Seller relating to the Business or any of the Acquired Assets, (ii) no suit, action demand, claim, or legal, governmental, administrative, arbitration or regulatory proceeding (“Proceeding”) that is pending or, to the Knowledge of Seller Parent, threatened against any Seller or Sold Company relating to the Business or any of the Acquired Assets or that questions the validity of this Agreement, any of the Ancillary Agreements or Closing Agreements, and (iii) to the Knowledge of Seller Parent, no investigation by any Governmental Authority pending or threatened against the Sellers or the Sold Companies relating to the Business or any of the Acquired Assets.

Section 3.10. Permits.  The Asset Sellers and the Sold Companies have all licenses, permits, franchises, registrations and other governmental authorizations necessary to conduct the Business (“Permits”) substantially as currently conducted, except where the failure to have such licenses, permits and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Business.  This Section 3.10 does not relate to matters with respect to Environmental Matters which are subject to Section 3.17.

SECTION 3.11. Absence of Material Changes.  Since September 30, 2009, except as set forth on Schedule 3.11, there has not been any:

(a) Company Material Adverse Effect;

(b) sale, lease, license, abandonment or other disposition by any of the Sold Companies or the Asset Sellers of any material assets used in the Business, except (i) in the Ordinary Course of the Business; (ii) to another Sold Company or Asset Seller; or (iii) relating to the transactions contemplated hereby;

(c) capital expenditures with respect to the Business which were not budgeted for in the operating plans of the Business then in effect, except for capital expenditures that would, together with the amounts otherwise budgeted and committed, exceed for any quarterly period the budgeted amount in such plan by an amount no more than $500,000 in the aggregate;

(d) acquisition or merger or consolidation with any business or acquisition of substantially all or a material part of the assets of any Person with respect to the Business;

(e) cancellation, extinguishment or termination without replacement any material insurance policy or other material insurance arrangement naming any Sold Company or Asset Seller as (or to which the Business is) a beneficiary or loss-payable payee or any amendment or modification thereto which would materially adversely affect the Business’ rights with respect thereto;

(f) acceleration of delivery or sale of products or services or offering of discounts to accelerate the sale of products or services, except in the Ordinary Course of Business;

(g) assumption of or entry into any labor or collective bargaining agreement relating to the Business or transfer any employees of the Business who would have been a Transferred Employee to other operations, or employees of other operations to the Business other than in the Ordinary Course of Business;

(h) material change to any accounting principle, method, estimate or practice, or to any material method of Tax accounting with respect to the Business, except for any such change required by reason of U.S. GAAP or local generally accepted accounting principles;

(i) settlement of any claims, actions, arbitrations, disputes or other Proceedings with respect to the Business other than in the Ordinary Course of Business;

(j) changes or amendments to the charter or bylaws or similar organizational documents of any Sold Company, except as required by Law or required to effectuate the transactions contemplated by this Agreement;

(k) with respect to the Business, except as would not adversely affect Buyer, making of any material Tax election or any change to material Tax election (including, without limitation, an election under Section 301.7701-3 of the Treasury Regulations) or any change in any material position taken on any Tax Return filed prior to the date of this Agreement or the adoption of any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or the settlement or compromise of any Tax liability; and

(l) increases or enhancements of the compensation or benefits of the Business Employees other than as required by Contract or otherwise in the Ordinary Course of Business consistent with past practice, (including normal periodic performance reviews and related compensation benefits).

SECTION 3.12. Tax Matters.  Except as set forth on Schedule 3.12:

(a) All material Tax Returns filed or required to be filed before the Closing Date (subject to permitted extensions applicable to such filing) by or with respect to the Sold Companies or in connection with or with respect to the Business or the Acquired Assets (i) have been, or will be by the Closing Date, duly and timely filed (subject to permitted extensions applicable to such filing), and (ii) are, or, to the extent not filed as of the date hereof, will be, correct and complete in all material respects. All material Taxes due (by withholding or otherwise) in respect of such Tax Returns that have been filed on or prior to the Closing Date in respect of the Business, the Acquired Assets or the Sold Companies have been, or will be by the Closing Date, fully, duly and timely paid.

(b) No claim for any unpaid material Taxes has become an Encumbrance against the Acquired Assets or any assets or property of the Sold Companies except for Permitted Encumbrances.

(c) There are no agreements or consents currently in effect and no such agreements or consents have been requested for the waiver of any statute of limitations or extension of time with respect to an assessment or collection of any material Taxes of the Sold Companies or in respect of the Business or the Acquired Assets, other than an extension arising out of an extension of the due date for filing a Tax Return.

(d) There are no examinations, audits, actions, proceedings, investigations, disputes, assessments or claims pending regarding Taxes of the Sold Companies, the Business or the Acquired Assets that would reasonably be expected to result in a material increase in Taxes relating to the Sold Companies, the Business or the Acquired Assets.

(e) No material issues that have been raised by the relevant Taxing Authority with regard to the Sold Companies in connection with the examination of any of the Tax Returns referred to in Section 3.12(g) are currently pending.

(f) The Sold Companies have withheld from their employees and timely paid to the appropriate authorities or set aside in an account for such purpose all material amounts for all periods through the date of this Agreement in compliance with all Tax withholding provisions (including income, social security, and employment Tax withholding for all types of compensation).

(g) The Share Sellers have made available to Buyer, true and correct copies of the Sold Companies’ national, federal, state, provincial, or local material income Tax Returns or, for Tax Returns in respect of a Sold Company that files a consolidated or combined return, a pro forma Tax Return, (including all schedules and attachments thereto), as applicable, correctly reflecting material Tax information reported on such income tax returns filed by such Sold Company for each of such Sold Company’s fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006.

(h) None of the Sold Companies will be required, as a result of (A) a change in accounting method for a Tax Period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax law), to include any material item of income in or exclude any material item of deduction from any Tax period beginning on or after the Closing.

(i) No closing agreements, private letter rulings, technical advance memoranda, or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to the Sold Companies.

(j) As a result of Buyer’s purchase of the Sold Companies ownership interests or shares, as applicable, neither Buyer nor any of the Sold Companies will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(k) The Sold Companies are not a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

(l) Within the two years preceding the date of this Agreement, no written claim has been made by a Taxing Authority in a jurisdiction where a Sold Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Sold Companies, Acquired Assets, or the Business.

(m) None of the Sold Companies have ever been a member of an affiliated, combined, consolidated, or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which a Share Seller was the common parent.

(n) The transaction contemplated by this Agreement is not part of a transaction identified in Notice 2001-16, as modified and supplemented by Notice 2008-20.

SECTION 3.13. Labor Matters.

(a) Except as set forth on Schedule 3.13(a), to the Knowledge of Seller Parent, there is no controversy existing, pending or threatened in writing with any association or union or collective bargaining representative of the Business Employees.

(b) Except as set forth on Schedule 3.13(b), there is no charge or complaint relating to an unfair labor practice pending against the Sold Companies or the Asset Sellers (in respect of the Business) nor is there any labor strike, work stoppage, material grievance by an organized group of employees or their union, or other labor dispute pending or, to the Knowledge of Seller Parent, threatened in writing against the Sold Companies or the Asset Sellers (in respect of the Business).

(c) Except as set forth on Schedule 3.13(c), there are no collective bargaining, works council and similar agreements (including material agreements referenced therein) between the Sold Companies or the Asset Sellers (in respect of the Business) or any employers’ or trade association of which the Sold Companies or the Asset Sellers (in respect of the Business) is a member and any trade union, staff association or other body representing employees of the Sold Companies or the Asset Sellers (in respect of the Business), which would reasonably be expected to materially adversely affect the Business.

(d) Except as set forth on Schedule 3.13(d), there are no pending or, to the Knowledge of Seller Parent, written threatened workers’ compensation claims or similar claims under applicable Law outside the United States involving the Sold Companies or the Asset Sellers (in respect of the Business).

SECTION 3.14. Employee Benefit Matters.

(a) Schedule 3.14(a) lists all employee benefit plans and programs to which any of the Sold Companies or any of their Subsidiaries or the Asset Sellers (in respect of the Business) is a party, contributes, sponsors, has any liability, or that are otherwise applicable to former employees, Business Employees or beneficiaries of such employees or current or former directors, as of the date hereof, including plans and programs providing for pension, retirement, profit sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, life or disability insurance, sick leave, vacation and paid holiday, termination or severance pay, retention, compensation, change in control, restricted stock, restricted stock unit, stock option or stock appreciation rights or other equity-based compensation and benefit plans (“Benefit Plans”).  Benefit Plans maintained in the United States are hereinafter referred to as “U.S. Benefit Plans”; other Benefit Plans are referred to as “Non-U.S. Benefit Plans.”  With respect to each Benefit Plan that is being assumed by Buyer, Buyer or its agents have been provided with a copy of the plan document or a summary thereof, and where applicable, the most recent copies of the following: summary plan description, actuarial estimates of Benefit Plan liabilities and employer liabilities, audited financial statements for the Benefit Plans and trust agreements.

(b) Except as set forth in Schedule 3.14(b), the Sellers and their Affiliates have acted at all times in relation to the Benefit Plans in compliance with applicable Laws in all material respects.

(c) Schedule 3.14(c) identifies each of the U.S. Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code (the “Qualified Plans”).  With respect to the Qualified Plans, each Qualified Plan has received a favorable determination letter from the IRS and all IRS qualification determination letters remain in effect and have not been revoked.  No issue concerning qualification of any Qualified Plan is pending before or, to the Knowledge of Seller Parent, threatened by, the IRS, except for routine requests for determination and qualification.

(d) The Sellers and their Affiliates have made full and timely payment of, or have accrued pending full and timely payment of, all amounts which are required under the terms of each Benefit Plan and in accordance with applicable Law to be paid as a contribution to each Benefit Plan.  Except as disclosed in Schedule 3.14(d), the Sellers and their Affiliates have no material unfunded liabilities with respect to any Non U.S. Benefit Plan.

(e) None of the U.S. Benefit Plans is (i) a “multi-employer plan” within the meaning of the Multiemployer Pension Plan Amendments Act of 1980, or (ii) subject to Title IV of ERISA.

(f) Except as set forth in Schedule 3.14(f), other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to the Knowledge of Seller Parent, threatened (i) against any of the Benefit Plans or any fiduciary thereof or against the assets of any of the Benefit Plans, or (ii) by any of the Benefit Plans.  No event has occurred, and there exists no condition or set of circumstances in connection with any of the Benefit Plans as to which the Sold Companies could, directly, or indirectly be subject to any liability under ERISA, the Code or any other applicable Law, except liability for benefits claims and funding obligations payable in the Ordinary Course of Business, consistent with past practice.

(g) Except as set forth in Schedule 3.14(g), neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) accelerate the time of vesting or payment or increase any of the rights or benefits to which Business Employees or former employees may be entitled under any Benefit Plan (except as provided in this Agreement) or (ii) result in any payment under any of the U.S. Benefit Plans which would not be deductible under Section 280G of the Code, nor will the consummation of the transactions contemplated hereunder entitle any Business Employee or former employee of the Sold Companies or the Sellers (in respect of the Business) to severance pay, change-in-control payments, or transaction bonuses payable by Buyer or its Affiliates.

(h) With respect to any U.S. Benefit Plan that is a “welfare plan” within the meaning of Section 3(2) of ERISA, (i) each such Benefit Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction and (ii) any such Benefit Plan that is a “group health plan” (within the meaning of the Code) complies in all material respects and has been operated in material compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA.  All Benefit Plans retained by the Sold Companies after the Closing Date may be amended or terminated by the Sold Companies or Buyer at any time on or after the Closing Date in accordance with their terms and to the extent permitted by applicable Law.

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(i) Except as set forth in Schedule 3.14(i), all Benefit Plans which are maintained in the United Kingdom (“U.K. Benefit Plans”) are registered with HM Revenue and Customs for the purposes of the U.K. Finance Act 2004.

(j) Except as set forth in Schedule 3.14(j), to the Knowledge of Seller Parent, no undertakings or assurances have been given to any Business Employees  who are based in the United Kingdom (“U.K. Business Employees”) as to the introduction, continuance, increase or improvement of benefits or as to the enhancement of benefits in any U.K. Benefit Plans on the happening of a given set of circumstances, in either case, which would reasonably be expected to materially adversely affect the Business.

(k) Except as set forth in Schedule 3.14(k) or except as would not reasonably be expected to materially adversely affect the Business, all undisputed consulting, actuarial, trusteeship, accounting, investment and other fees, charges and expenses of whatever nature with respect to U.K. Benefit Plans for which an account or invoice has been delivered have been paid in the Ordinary Course of Business.

(l) Except as set forth in Schedule 3.14(l), the employers of U.K. Business Employees have complied in all material respects with their obligations in relation to stakeholder pensions under section 3 of the U.K. Welfare Reform and Pensions Act 1999 and such employers are not under any obligation to make any employer contributions to any stakeholder arrangement.

(m) Except as set forth in Schedule 3.14(m) or except as would not reasonably be expected to materially adversely affect the Business, any benefits payable on the death of a U.K. Business Employee while in employment (other than a return of that employee’s own contributions and contributions paid in respect of him to a Benefit Plan) or during a period of sickness or disability are fully insured and all premiums due to the insurance company have been paid in the Ordinary Course of Business.

(n) Except as set forth in Schedule 3.14(n) or except as would not reasonably be expected to materially adversely affect the Business, to the Knowledge of Seller Parent, no Business Employee or former employee who transferred his employment to any of the Sold Companies or Subsidiaries of a Sold Company or the Asset Sellers under the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as appropriate) (“UKT”) has any legal entitlement to benefits in excess of those to which he is entitled to by virtue of his membership of the U.K. Benefit Plans or has retired early on terms which are less favorable than the early retirement terms which would have applied to him under the pension arrangement of which he was a member prior to the UKT transfer.

(o) Except as set forth in Schedule 3.14(o), to the Knowledge of Seller Parent, no circumstances exist which would or might expose any Sold Company and/or any Subsidiary of a Sold Company to any liabilities arising under sections 38 to 51 (inclusive) of the U.K. Pensions Act 2004 which would reasonably be expected to materially adversely affect the Business.

(p) Except as set forth in Schedule 3.14(p), to the Knowledge of Seller Parent, other than in respect of the Terex Pension Scheme, no Person which is or has been associated or connected to any Sold Company and/or any Subsidiary of a Sold Company prior to Closing has established, participates in or has participated in a U.K. defined benefit occupational benefit scheme within the six year period preceding the Closing.

(q) To the Knowledge of Seller Parent, there are no actions, audits, investigations, suits or claims pending or threatened in relation to the provision of immigration or tax assistance by any Seller or Sold Company for or on behalf of any Business Employee.

(r) To the Knowledge of Seller Parent, each Business Employee has, where necessary, a valid work permit to work in the relevant country and the Sold Companies and any of their Subsidiaries have complied in all material respects with all applicable immigration legislation.

(s) Seller Parent has or will provide to Buyer a list of all Business Employees showing the following information in relation to the Business Employees: name of employing company; name; job title; location; and name of employer, subject to applicable privacy laws.

SECTION 3.15. Intellectual Property .

(a) Schedule 3.15(a) sets forth a list of all material registered or pending applications to register (1) Patents, (2) Trademarks, and (3) Copyrights (x) owned or held exclusively by the Sold Companies and their Subsidiaries and (y) owned or held exclusively by the Asset Sellers and used exclusively in Business (the “Owned Intellectual Property”), all of which will be transferred free and clear of any Encumbrances, other than Permitted Encumbrances and all of which are, to the Knowledge of Seller Parent, (a) subsisting, valid and enforceable, and (b) not subject to any outstanding order, judgment, decree or agreement adversely affecting the rights to such Owned Intellectual Property.

(b) To the Knowledge of Seller Parent, (i) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Seller Parent or its subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Assigned Intellectual Property, and neither the Sellers nor Sold Companies have received notice that the current use of the Assigned Intellectual Property by each of the Sellers or the Sold Companies conflicts with, infringes upon or violates any rights of any third party, and (ii) the Sellers and the Sold Companies have no liability for any past unauthorized use, disclosure, infringement, misappropriation or violation of the Intellectual Property rights of any third party.  Except as set forth on Schedule 3.15(b), none of the Sellers is currently (i) a party to any proceeding brought by any of them, nor is any proceeding threatened by any of them, involving a claim of unauthorized use, disclosure,  infringement or violation by any third party of any Assigned Intellectual Property right, nor to the Knowledge of Seller Parent, does any such unauthorized use, disclosure,  infringement or violation exist; or (ii) a party to any proceeding brought by a third party, nor, to the Knowledge of Seller Parent, is any proceeding threatened by any third party, involving a claim of unauthorized use, disclosure,  infringement or violation by any Seller or Sold Company of the intellectual property rights of any third party as a result of the Sellers’ or the Sold Companies’ conduct of the Business.

(c) Other than the Owned Intellectual Property and the Intellectual Property licensed to the Sold Companies and the Asset Sellers, to the Knowledge of Seller Parent, there is no other Intellectual Property that is necessary to conduct the Business as currently conducted.

SECTION 3.16. Contracts.

(a) Schedule 3.16(a) sets forth a complete list as of the date hereof of each of the following contracts to which any of Seller Parent, the Sold Companies and the Asset Sellers is a party or by which any of them is bound in respect of the Business other than Benefit Plans (collectively, the “Material Contracts”):

(i)           any contract involving the expenditure by any of Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business of more than $10,000,000 in any instance for the purchase of materials, supplies, equipment or services (including any manufacturing contract), but excluding any such contracts that are terminable by Seller Parent, the Sold Companies or the Asset Sellers without penalty on not more than 180 days notice; provided, that, payments made during such notice period of such Contract pursuant to the terms of such Contract shall not be deemed a penalty for purposes of this Section 3.16(a)(i);

(ii)           any contract for the distribution or provision of products or services by Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business, in excess of $250,000, but excluding contracts entered into in the Ordinary Course of Business for the sale of products to distributors that are party to a distribution agreement listed on Schedule 3.16(a) and for direct sales to customers;

(iii)           warehousing, inventory or logistics contracts regarding the storage, transfer and other logistics matters in respect primarily of the Business, and sales, agency, marketing, promotion, license and royalty agreements in respect of the Business with a value in excess of $1,000,000 in any year;

(iv)           maintenance and repair contracts with a value in excess of $1,000,000 in any one year, but excluding maintenance and repair contracts entered into in the Ordinary Course of Business in connection with the sales of products;

(v)           indentures, mortgages, loan agreements, capital leases, security agreements, or other agreements of the Sold Companies for the borrowing of money in excess of $1,000,000, provided, however, it shall not be a breach of this representation and warranty so long as any such agreements entered into during the Pre-Closing Period shall be terminated on or prior to the Closing Date;

(vi)           contracts setting forth any operational arrangements, financial arrangements or tax sharing arrangements to which any Seller (in relation to the Business) or any Sold Company is a party;

(vii)           any Hedging Contracts with respect to the Business having a notional amount in excess of $2,000,000;

(viii)           “take or pay” contracts that require payments by the Business whether or not products, services or raw materials are required or received, in excess of $1,000,000, but excluding any such contracts that are terminable by Seller Parent, the Sold Companies or the Asset Sellers without penalty on not more than 180 days notice; provided, that, payments made during such notice period of such Contract pursuant to the terms of such Contract shall not be deemed a penalty for purposes of this Section 3.16(a)(viii);

(ix)           “requirements” contracts or any contract committing the Business to provide the quantity of goods or services required by another Person that in each case could involve annual payments in excess of $2,000,000, but excluding contracts entered into in the Ordinary Course of Business;

(x)           contracts providing any Person with the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material assets other than sales of products or services in the Ordinary Course of Business;

(xi)           partnerships, joint ventures, teaming or similar arrangements pursuant to which any of the Sold Companies shares in the profits or losses of any business with any other Person;

(xii)           contracts that restrict any of Seller Parent, the Sold Companies or the Asset Sellers after the date of this Agreement from engaging in the Business in any geographic area, competing with any Person in the Business, expanding the Business in any way or entering into any new businesses that materially impairs the operation of the Business, taken as a whole;

(xiii)           written employment contracts with any officer, executive or other Person on a full-time or consulting basis requiring annual cash compensation in excess of $250,000 for U.S. Business Employees and €200,000 for Non-US. Employees, or any notice, severance or change-of-control agreements; and

(xiv)           contracts between any of Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business, on the one hand, and any of the Sellers or any Subsidiaries of any of the Sellers (excluding the Sold Companies), on the other, which provides for aggregate payments after the date hereof by or to any of the Sold Companies or any Asset Sellers in respect of the Business of more than $500,000 during any one-year period, other than any inter-company trade payables entered into in the Ordinary Course of Business;

(b) Schedule 3.16(b) sets forth a complete and accurate list in all material respects of the following:  (i) the top ten customers of the Seller Parent’s mining division (“Terex Mining Division”) within the Materials Processing and Mining segment for each of 2007, 2008 and year-to-date through August 2009; (ii) the top five customers for 2008 and year-to-date through August 2009 for each of Terex Mining Division-Excavators, Terex Mining Division-Trucks and Terex Mining Division-Drills, (iii) the top 30 suppliers for Terex Mining Division for 2008 and year-to-date through August 2009; (iv) the top 30 suppliers for the Hypac Business for 2008 and year-to-date through August 2009; (v) (A) the top 30 suppliers for the Acuña manufacturing facility for 2008 and (B) the top 27 suppliers for the Acuña manufacturing facility for year-to-date through August 2009; (vi) the top 30 suppliers for the manufacture of excavators at the

Dortmund facility for 2008 and year-to-date through August 2009; (vii) the top 30 suppliers for the manufacture of trucks at the Denison facility for 2008 and year-to-date through August 2009; and (viii) the top 30 suppliers for the manufacture of drills at the Denison facility for 2008 and year-to-date through August 2009.  Except as set forth on Schedule 3.16(b)(1), to the Knowledge of Seller Parent, neither Seller Parent nor any of its Affiliates has received any written notice of any material disputes from customers, suppliers or distributors listed on Schedule 3.16 that such Person intends to cease doing business with the Sold Companies or the Business, and which is reasonably likely to result in a material adverse effect on the operations of the Business.

(c) Except as set forth on Schedule 3.16(c) or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is in full force and effect, and is a valid and binding agreement of Seller Parent or the applicable Sold Company or the applicable Asset Seller, enforceable against Seller Parent or such Sold Company or Asset Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.  Except as set forth on Schedule 3.16(c), or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Seller Parent, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by any of the Sold Companies or any Asset Seller under any Material Contract.

SECTION 3.17. Environmental Matters.  Except as set forth on Schedule 3.17 or except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Each of Seller Parent, the Sold Companies and the Asset Sellers in respect of the Business are, and within the last five years (or, with respect to any Real Property owned or leased by Seller Parent or its Affiliates for less than such five year period, for the length of time so owned or leased), have been in compliance with all Environmental Laws;

(b) Each of Seller Parent, the Sold Companies and Asset Sellers has obtained all Permits which are required under the Environmental Laws for the ownership, use and operation of the Business, such Permits are in effect, each Sold Company and Asset Seller is in compliance with all terms and conditions of such Permits and, to the Knowledge of Seller Parent, there is no condition or circumstance that could be reasonably be expected to prevent the renewal or reissuance of such Permits in the Ordinary Course on substantially similar terms;

(c) None of Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business has received any Environmental Claim which remains outstanding and, to the Knowledge of Seller Parent, there are no conditions existing at any property currently owned, leased or operated by any Sold Company that require, or could reasonably be expected to require, material investigation, remedial or corrective action, removal, monitoring or closure of any such property or location;

(d) None of Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business has entered into, has agreed to, or is subject to, any decree or Order of any Governmental Authority, or indemnity obligation to any third party relating to any Environmental Law;

(e) None of Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business has Released Hazardous Materials into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in Liability under Environmental Laws;

(f) To the Knowledge of Seller Parent, no property currently or formerly owned or operated in connection with the Business has been contaminated with any Hazardous Materials in a manner that could reasonably be expected to require investigation or remediation or result in Liability of Seller Parent, the Sold Companies or the Asset Sellers in connection with any Environmental Law;

(g) To the Knowledge of Seller Parent, none of Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business is subject to any liability for Hazardous Material disposal or contamination or any Release or threatened Release of any Hazardous Material on any third party property; and

(h) The Sellers have made available to Buyer copies of all material environmental reports, studies, assessments, sampling data and other environmental information in their possession relating to the Business and its current and former properties and operations.

This Section 3.17 comprises the sole and exclusive representations and warranties of the Sellers relating to Environmental Laws and Hazardous Materials.

SECTION 3.18. Accounts Receivable.  Except as set forth in Schedule 3.18, all accounts receivable of the Business, (a) are valued for purposes of the Financial Statements in accordance with U.S. GAAP consistent with past practices and policies, (b) represent actual amounts incurred by the applicable account debtors and (c) arose from bona fide transactions in the Ordinary Course of Business.

SECTION 3.19. Insurance.  Schedule 3.19 lists all insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage), separately designating those insurance policies that will be Acquired Assets and those that will be retained by the Sellers.  All policies listed on Schedule 3.19 are in full force and effect, all premiums due thereon have been paid and the Sold Companies have complied in all material respects with the provisions of such policies.

SECTION 3.20. Real Property.  (a)  Neither the Sellers nor the Sold Companies own, lease or sublease, occupy or otherwise hold any real property or interests therein primarily used or primarily held for use in the Business as of the date of this Agreement, other than the Owned Real Property and Leased Real Property.

(b) The Sellers or Sold Companies own and have good and marketable title in and to the Owned Real Property and all the buildings, structures and other improvements located thereon and fixtures attached thereto.  Except as set forth on Schedule 3.20(b), there are no leases, subleases, licenses, concessions, or other agreements entered into by any of the Sold Companies or the Asset Sellers, granting to any Person or Persons the right of use or occupancy to any portion of any of such Owned Real Property.  The Sold Companies and the Asset Sellers have not received any written notice of any pending, and to the Knowledge of Seller Parent, any threatened, condemnation, eminent domain or similar proceeding that in any such case would materially affect the conduct of the Business as currently conducted.

(c) Except as provided in Schedule 3.20(c), (i) the Sellers and the Sold Companies have good, valid and enforceable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) to the Knowledge of Seller Parent, the applicable Real Estate Lease is in full force and effect, (iii) to the Knowledge of Seller Parent, such Seller or Sold Company is not in material breach or default, and no event has occurred which, with notice or lapse of time, has had or would constitute such a material breach or default or permit termination, modification or acceleration under a Real Estate Lease, which termination, modification or acceleration would reasonably be expected to materially affect the conduct of the Business as currently conducted or (iv) such Seller or Sold Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof except in the Ordinary Course of Business.

(d) Schedule 3.20(d) identifies all mortgages, deeds of trust and other Encumbrances (other than Permitted Encumbrances and Encumbrances that will either be discharged on or prior to Closing or for which binding undertakings to discharge with effect from the Closing will be delivered on or prior to Closing) upon Owned Real Property and Leased Real Property of any of the Seller or Sold Company which fully or partially secure indebtedness for money borrowed in a principal amount that individually or in the aggregate exceeds $250,000.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 3.20(c), with respect to the Real Property:

(i)           Seller Parent has delivered to Buyer complete and accurate copies of each of the leases to be assigned to and assumed by Buyer in the Assignment and Assumption of Real Estate Leases and any documents or instruments affecting the rights or obligations of any of the parties thereto;

(ii)           There is no pending or, to the Knowledge of Seller Parent, threatened or contemplated, appropriation, condemnation or like proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation;

(iii)           No Seller or Sold Company has received written notice that it is in violation of any applicable zoning law, regulation or other applicable Law, related to or affecting the Real Property;

(iv)           each facility (including all buildings, structures and improvements) included in the Acquired Assets is suitable in all material respects for its current use, operation and occupancy;

(v)           the ownership, occupancy, use and operation of the Real Property, or any portion thereof and the improvements erected thereon, (A) to the Knowledge of Seller Parent, complies in all material respects with all applicable Laws, and (B) does not violate or conflict with (x) any covenants, conditions or restrictions applicable thereto or (y) the terms and provisions of any instrument of record or contractual obligations relating thereto, except to the extent, in the case of both clause (A) and (B), it shall not have a Company Material Adverse Effect; and

(vi)           none of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been (or at Closing shall have been) repaired and restored in all material respects, except for damages that would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.21. Personal Property.  The items of material Tangible Personal Property currently being used in the operation of the Business included in the Acquired Assets are in operating condition and good repair, ordinary wear and tear excepted.  A Seller or Sold Company (a) owns and has good title to all of the material Tangible Personal Property included in the Acquired Assets purported to be owned by it and (b) has valid and subsisting leasehold interests in all of the material Equipment purported to be leased by it, in each case, free and clear of any Encumbrances other than Permitted Encumbrances.

SECTION 3.22. Inventory.  Except as set forth on Schedule 3.22, all Inventories of the Business are usable and salable (or rentable) in the Ordinary Course of Business, and subject to other normal and customary reserves (including reserves for excess and obsolete inventory) consistent with past practice.

SECTION 3.23. Assets.  Except for the services and assets listed in Schedule 3.23, and those services and assets to be provided pursuant to the Ancillary Agreements, the Acquired Assets constitute all the assets, properties and rights of the Sellers and the Sold Companies necessary to conduct the Business in all material respects as conducted by Sellers immediately prior to the Closing.  Except as set forth on Schedule 3.23 or as otherwise provided in this Agreement, Seller Parent and each Asset Seller owns, leases or has the legal right to use all the Acquired Assets (other than Intellectual Property and Real Property, which are the subject of Section 3.15 and Section 3.20, respectively), and each Sold Company owns, leases or has the legal right to use its assets (other than Intellectual Property and Real Property, which are the subject of Section 3.15 and Section 3.20, respectively). Except as disclosed on Schedule 3.23, each Asset Seller has good title to (or in the case of leased Acquired Assets, valid leasehold interests in) the Acquired Assets (other than Intellectual Property and Real Property, which are the subject of Section 3.15 and Section 3.20, respectively) and each Sold Company has good title to (or in the case of leased assets, a valid leasehold interest in) its assets, in either case except for Permitted Encumbrances.

Section 3.24. Guarantees.  Schedule 3.24 sets forth, as of the date of this Agreement, all of the Seller Guarantees, other than Seller Guarantees entered into in the Ordinary Course of Business involving payment obligations not exceeding $5,000,000 in the aggregate.

SECTION 3.25. Warranties/Product Liability.  Except as set forth on Schedule 3.25 and except as reflected, reserved against or otherwise disclosed in the Financial Statements or incurred since the Interim Date and as would not reasonably be expected to, individually, or with respect to related matters, in the aggregate, be materially adverse to the operations of the Business (a) neither the Sellers nor the Sold Companies have within the past five years received written notice of any demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Authority relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business or any services provided by the Business, including any product sold in the United States by the Business as the distributor, agent or pursuant to any other contractual relationship with a non-U.S. manufacturer (a “Product”), (b) there is no claim or lawsuit involving a Product which is pending or, to the Knowledge of Seller Parent and the Asset Sellers, threatened, by any Person, and (c) there is no currently outstanding or currently planned by the Sellers or the Sold Companies, Product recall or post-sale warning of a material nature conducted by or on behalf of the Business concerning any Product.

SECTION 3.26. Export Control Compliance.  To the Knowledge of Seller Parent, the Business has conducted its export transactions in accordance in all material respects with applicable provisions of export control laws and regulations, including any applicable provisions of the United States Export Administration Act and implementing Export Administration Regulations, except where the failure to be in such compliance would not reasonably be expected to have a Company Material Adverse Effect on Seller Parent, the Sold Companies, the Acquired Assets or the Business.  Without limiting the foregoing, with respect to the Business, to the Knowledge of Seller Parent:  (a) Seller Parent and each of its Affiliates has obtained all material export licenses and other material approvals required for its exports of Products, software and technologies; (b) Seller Parent and each of its Affiliates is in material compliance with the terms of all applicable export licenses or other approvals; (c) there are no material pending or threatened claims against Seller Parent or any of its Affiliates with respect to such export licenses or other approvals; and (d) there are no actions, conditions or circumstances pertaining to Seller Parent’s or any of its Affiliates’ export transactions that would reasonably be expected to give rise to any material Liabilities.  To the Knowledge of Seller Parent, Seller Parent has not engaged in any activity in connection with the Business that is in material violation of the economic sanctions regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control.

SECTION 3.27. Anti-Bribery Compliance.

(a) To the Knowledge of Seller Parent, the Business for the past five years has been and currently is conducted in all material respects in accordance with the Foreign Corrupt Practices Act and other laws prohibiting the bribery of foreign government officials.  No Seller and no other Person owned or controlled by Seller Parent has, to the Knowledge of Seller Parent,

offered, made or received, directly or indirectly, any payment, gift or gratuity that is illegal under the Foreign Corrupt Practices Act or any other Law prohibiting bribery. The books and records of Seller Parent and its Subsidiaries in reasonable detail accurately and fairly reflect Seller Parent's transactions in all material respects.  Seller Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's authorization.

(b) The Sold Companies and their Subsidiaries and, with respect to the Business, Seller Parent or any of the other Sellers, have implemented an appropriate legal compliance program with respect to the Foreign Corrupt Practices Act and other laws prohibiting the bribery of foreign government officials in accordance with the United States Sentencing Commission, Federal Sentencing Guidelines, Chapter Eight–Sentencing Organizations.

SECTION 3.28. Related Party Transactions.  Except as set forth in Schedule 3.28 and except for compensation, benefits and advances received in the Ordinary Course of Business by employees, directors or consultants of the Business, there are no material agreements or contracts entered into by the Business or by any Sold Company or any of their Subsidiaries under which continuing obligations exist, with Seller Parent or any of its Subsidiaries (other than any Sold Company) or any Person who is an officer, director or Affiliate of Seller Parent or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.  Schedule 3.28(a) sets forth a true and complete list of all Credit Support Agreements.

SECTION 3.29. Operation of the Business.  Except as set forth on Schedule 3.29, no part of the Business is currently operated through any entity other than the Sellers and the Sold Companies.

SECTION 3.30. No Brokers’ or Other Fees.  Except for Goldman Sachs & Co., whose investment banking fees will be paid by Seller Parent (exclusive of any fees related to any financing or related services that Goldman Sachs may provide to Buyer, which shall be paid by Buyer), no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Sellers.

SECTION 3.31. No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither Seller Parent nor any other Person makes any other express or implied representation or warranty on behalf of Seller Parent or any Affiliate of Seller Parent with respect to the Business, the Sold Companies, the Sellers, the Acquired Assets or otherwise with respect to the subject matter of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Parent as follows:

SECTION 4.1. Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.  Buyer has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to materially impede or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

SECTION 4.2. Authorization; Enforceability.

(a) Buyer has and will have all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Closing Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements and the Closing Agreements has been and will be duly authorized by all requisite corporate action on the part of Buyer.

(b) This Agreement and each Ancillary Agreement or Closing Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless or whether enforcement is sought in a proceeding in equity or law).

SECTION 4.3. Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements or the Closing Agreements, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Buyer; (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which Buyer or any of its Affiliates is a party or is subject; or (iii) assuming compliance with the matters set forth in Section 3.8(b) and Section 4.5(b), violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Buyer is subject, except with respect to clauses (ii) and (iii), for violations, breaches, defaults, or accelerations as would not, individually or in the aggregate, impair or delay Buyer’s ability to perform its obligations hereunder.

SECTION 4.4. Litigation.  Except as set forth in Schedule 4.4, there are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that would reasonably be expected to materially impede or delay the ability of Buyer to consummate the transactions as contemplated by this Agreement.  Except as set forth in

Schedule 4.4, Buyer is not subject to any Order that would reasonably be expected to materially impede or delay its ability to consummate the transactions as contemplated by this Agreement.

SECTION 4.5. Compliance with Laws; Governmental Authorizations.  (a) Buyer is not in violation of any Order or Law applicable to it or its properties, except where noncompliance would not reasonably be expected to materially impede or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.  Buyer has all licenses, permits and other governmental authorizations necessary to conduct its business as currently conducted, except where the failure to have such licenses, permits and other governmental authorizations would not reasonably be expected to materially impede or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) Other than as set forth in Schedule 4.5(b), the execution, delivery and performance of the transaction contemplated by this Agreement by Buyer does not require any material consent or approval of any Governmental Authority.

SECTION 4.6. Financial Resources.  Buyer has available, and will have on the Closing Date sufficient resources to pay the Purchase Price and any other amounts payable by Buyer in connection with the transactions contemplated by this Agreement.

SECTION 4.7. No Brokers’ or Other Fees.  Except for Greenhill & Co., LLC, whose fees and expenses will be paid by Buyer, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

SECTION 4.8. Purchase for Investment.  Buyer or its Affiliates, as the case may be, are purchasing the Sold Shares for their own account and solely for investment, with no present intention to sell, transfer or distribute any Sold Shares to any other Person.  Buyer acknowledges that none of the Sold Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state or foreign securities laws, and Buyer will not, and shall cause all of its Affiliates that purchase the Sold Shares not to, sell, transfer or distribute any Sold Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Law.

SECTION 4.9. No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or any Affiliate of Buyer with respect to the subject matter of this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.1. Conduct of Business Prior to the Closing.  During the Pre-Closing Period, except (i) as set forth on Schedule 5.1 or as otherwise contemplated by this Agreement or (ii) as Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, Seller Parent agrees that it shall conduct the Business, and shall cause the Business to be conducted, in the Ordinary Course consistent with past practice, and use commercially reasonable efforts to preserve intact the Business and related relationships with customers, suppliers, creditors and other third parties and keep available the services of the present Business Employees. During the Pre-Closing Period, except (i) as set forth on Schedule 5.1 or as otherwise contemplated by this Agreement, (ii) as Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, (iii) as may be necessary or advisable, in the reasonable discretion of Seller Parent, to remove any Excluded Assets (provided that Seller Parent shall give notice to Buyer of any such proposed removal of any Excluded Assets that are tangible physical property) or remove any Cash from the Sold Companies, the Business or the Sellers, (iv) to take any action (including for the avoidance doubt, any of the actions set forth in Section 5.1(a) through 5.1(w) below) to effectuate the transactions contemplated on Schedule 5.1(b) and (v) Seller Parent and its Affiliates may, but shall not be required to, enter into Hedging Contracts, or otherwise enter into arrangements hedging or protecting against risk, Seller Parent covenants and agrees that it shall, and shall cause the Sold Companies and the Asset Sellers to, in each case with respect to the Business:

(a) not become committed to any capital expenditures which are not budgeted for or are not funded prior to Closing in the operating plans of the Business then in effect, except for capital expenditures that would, together with the amounts otherwise budgeted and committed, exceed for any quarterly period the budgeted amount in such plan by an amount no more than $500,000 in the aggregate;

(b) not acquire any business or otherwise merge or consolidate with or acquire substantially all or a material part of the assets of, or otherwise acquire any Person;

(c) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

(d) not agree or permit any material insurance policy or other material insurance arrangement naming it as (or to which the Business is) a beneficiary or loss-payable payee to be cancelled, extinguished or terminated without replacement or otherwise agree or permit any amendment or modification thereto which would reasonably be expected to materially adversely affect the Business’s right to receive the proceeds of any such policy;

(e) not incur, create or assume any Encumbrance with respect to any material asset other than Permitted Encumbrances;

(f) not acquire or dispose of any material assets (including any merger or consolidation with another Person) outside of the Ordinary Course of the Business consistent with past practice, other than assets that are no longer in use and that have not been used in the Business during the most recent 12 month period;

(g) not enter into any contract that would have been a Material Contract if entered into before the date of this Agreement or amend any material term of, or waive or exercise any material right under, or make any election (including to extend the term) under, any Material Contract;

(h) not make any material change to any accounting principle, method, estimate or practice, or to any material method of tax accounting except for any such change required by reason of US GAAP or local generally accepted accounting principles;

(i) not grant, extend, amend, dispose of or permit to lapse, abandon, cancel, sell, assign, lease, transfer, license, waive or modify, any rights in, to or for the use of any Intellectual Property used exclusively or required for use in the Business or any Intellectual Property Contracts, or extend or exercise any option to do any of the foregoing, or fail to exercise a right of renewal or extension under any material Intellectual Property Contract, or disclose to any Person not an Employee any such Intellectual Property used exclusively or required for use in the Business not heretofore a matter of public knowledge, except (i) pursuant to judicial or administrative process, (ii) in the Ordinary Course of Business; or (iii) in connection with the development, sale or license of products or services and non-exclusive licenses;

(j) not hire any employee or individual independent contractor with annual salary and target bonus in excess of $250,000 for U.S. Business Employees and €200,000 for Non-U.S. Employees, other than to fill vacancies arising in the Ordinary Course of Business at compensation levels not in excess of those prevailing in the market, or enter into any new employment, change-of-control or severance agreements that would result in material post-termination payments becoming due or payable upon termination of employment of the employee or the individual independent contractor (other than in the Ordinary Course of Business or any such payments that are expressly agreed to be Excluded Liabilities);

(k) not increase or enhance compensation (including the granting of bonuses) to Business Employees except (i) as required by Contract or Law, (ii) for the restoration of pre-existing salary levels in connection with the reversal of the Business’s 5-10% salary reduction program, and (iii) in the Ordinary Course of Business consistent with past practice;

(l) (i) not incur any additional Indebtedness in excess of $1,000,000, except (x) any Indebtedness that will be satisfied in full by the Effective Time, (y) under the current terms of any Material Contracts disclosed on Schedule 3.16(a) or (z) in the Ordinary Course of Business provided that any such Indebtedness shall, if it becomes an Assumed Liability, be prepayable by Buyer at any time without penalty, (ii) issue any debt securities or assume, guarantee or endorse any material obligations of any Person provided that any such Indebtedness shall, if it becomes an Assumed Liability, be prepayable by Buyer at any time without penalty, or (iii) not make any loans, advances (other than loans and advances in the Ordinary Course of Business, and loans and advances for the Business by or among Seller Parent and its Affiliates) or capital contributions to, or investments (other than investments in, and capital contributions to, the Business or among the Sold Companies) in, any other Person in excess of $1,000,000 in the aggregate;

(m) not change or amend the charter or bylaws or similar organizational documents of any Sold Company, except as required by Law or required to effectuate the transactions contemplated by this Agreement;

(n) not settle any claims, actions, arbitrations, disputes or other Proceedings other than in the Ordinary Course of Business that affect in any manner the completion of the transactions contemplated under this Agreement, the Ancillary Agreements or the Closing Agreements;

(o) not assume or enter into any labor or collective bargaining agreement relating to the Business or transfer any employees of the Business who would have been a Transferred Employee to other operations, or employees of other operations to the Business other than in the Ordinary Course of Business;

(p) not accelerate the delivery or sale of products or services or offer of discounts to accelerate the sale of products or services, except in the Ordinary Course of Business;

(q) not make or change any material Tax election (including, without limitation, an election under Section 301.7701-3 of the Treasury Regulations), take any material position on any Tax Return filed on or after the date of this Agreement, or adopt any method therefor that is inconsistent with elections made, positions taken, or methods used in preparing or filing similar Tax Returns in prior periods, or amend any Tax Return or settle or compromise any Tax Liability (provided however, Seller Parent shall be permitted to do any of the foregoing to the extent such action would not cause an adverse Tax Liability for Buyer);

(r) not split, combine, subdivide, reclassify any outstanding securities of the Sold Companies;

(s) not permit any Sold Company to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization of any Sold Company;

(t)  not issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Sold Company, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Sold Company;

(u) factor Accounts Receivable or defer accounts payable beyond commercially reasonable terms, except, in each case, in the Ordinary Course of Business;

(v) sell any Inventory below net book value, other than in the Ordinary Course of Business; and

(w) not agree to take any of the foregoing actions.

SECTION 5.2. Access to Books and Records; Final Financial Statements.

(a) During the Pre-Closing Period, Seller Parent shall, and shall cause the Asset Sellers and Sold Companies to (i) provide Buyer and its representatives (including representatives of entities providing or arranging financing for Buyer) reasonable access during normal business hours and upon reasonable prior notice to the management, accountants and other representatives and the properties and Books and Records related to the Business as Buyer may from time to time reasonably request, provided that such access shall be provided solely for purposes related to the transactions contemplated by this Agreement (and the financing of

Buyer’s obligations hereunder) and provided further that Seller Parent may impose reasonable limitations on such access to ensure that such access does not interfere with the normal business operations of Seller Parent, the Asset Seller or the Sold Companies (including requiring Buyer’s representatives to be bound by customary confidentiality agreements); and (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests, provided, that Buyer shall pay any out-of-pocket costs associated with such access.  The parties agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement, and all information obtained pursuant to this Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement.

(b) Seller Parent shall use commercially reasonable efforts to prepare and deliver to Buyer by January 15, 2010, audited combined balance sheets as of December 31, 2007 and December 31, 2008, and the audited combined statements of income and cash flows for the Business for the periods ended on December 31, 2008, 2007 and 2006 and the unaudited combined balance sheet as of September 30, 2009 and the unaudited combined statements of income and cash flows for the nine month periods ended September 30, 2008 and 2009 for the Business (the “Final Financial Statements”).  The Seller Parent shall use commercially reasonable efforts to cause to be delivered to Buyer as promptly as practicable, audited combined balance sheet and combined statements of income and cash flows of the Business for the fiscal period ended December 31, 2009 (the “Updated Financial Statements”).  The fees and expenses of the Auditors and other expenses relating to the Updated Financial Statements shall be borne by the Buyer.

(c) From the Closing Date through the date on which separate financial statements of the Business are no longer required under Rule 3-05 of Regulation S-X promulgated by the SEC to be provided in a periodic report or registration statement filed by Buyer with the SEC, Seller Parent shall cooperate with Buyer to request the Auditors, with Buyer being responsible for any out-of-pocket costs of Seller Parent, to (i) deliver to Buyer one or more duly executed consents to the inclusion of the Auditors report on the Final Financial Statements or the Updated Financial Statements to the extent required to be audited pursuant to Regulation S-X, as the case may be, to the extent required to be included in reports or registration statements filed with the SEC pursuant to the Securities Act or the Exchange Act by Buyer or its Affiliates and their respective successors from time to time (“SEC Filings”) and the references in such SEC Filings to the Auditors as experts subject in each case to the Auditors’ usual procedures and professional standards and after being given reasonable opportunity to review such SEC Filings and documents incorporated by reference therein and (ii) issue customary comfort letters (concerning matters which are the subject of Final Financial Statements and the Updated Financial Statements, if applicable, that may be required in connection with any offering of debt or equity securities by Buyer or any of its Affiliates or their respective successors (after being given reasonable opportunity to review such offering documents)); provided that none of the Sellers shall have any liability to Buyer with respect to such comfort letters.  Any fees and expenses of the Auditors with respect to the Final Financial Statements will be borne by Buyer, except as contemplated in the Engagement Letter.

SECTION 5.3. Notification of Certain Matters.  Seller Parent may deliver to Buyer no later than the third (3rd) Business Day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in the Disclosure Schedules (including changes to any other representations or warranties in Article III hereof as to which no Disclosure Schedule has been created as of the date hereof but as to which a Disclosure Schedule would have been required if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof which would render any representation or warranty materially inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date; provided, however, that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof and if Buyer would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 7.1 on the basis of the supplemental information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article X of this Agreement.

SECTION 5.4. Efforts; Regulatory Filings and Consents.

(a) Each of Seller Parent and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including to obtain any and all required Consents and Permits and to obtain any Consent of any Governmental Antitrust Authority required to be obtained or made by Seller Parent or Buyer, or any of their respective Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement, provided, however, that Seller shall not be required to divest any assets, and provided, further, the Sellers and their respective Affiliates shall not be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person.  Without limiting the generality of the undertakings pursuant to this Section 5.4, Buyer and Seller Parent each agrees to take or cause to be taken the following actions:  (i) provide promptly to any Governmental Authority information and documents requested by any Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Closing Agreements and (ii) in the event that, after substantial compliance with all requests for information, any complaint or challenge by any Governmental Authority seeking a preliminary or permanent injunction or other order, or, in the case of a Governmental Authority located outside the United States, decision or decree (in all cases other than a request for information) becomes reasonably foreseeable to be made or filed and such injunction or other order, decision or decree would make consummation of the transactions contemplated by the terms of this Agreement, any Ancillary Agreements or any Closing Agreements unlawful or would prevent or prohibit consummation of the transactions contemplated hereby or thereby, take promptly all commercially reasonable steps necessary to prevent, vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement, any Ancillary Agreements or any Closing Agreements. Buyer agrees to (A) sell or otherwise dispose of, (B) hold separate and agree to sell or otherwise dispose of, or (C) enter into any other agreement or arrangement affecting such assets, categories of assets or businesses of the Business of Buyer or its Subsidiaries (and to enter into agreements with the relevant Governmental Authority giving effect thereto) if such action should be required by any Governmental Authority in connection with permitting the consummation of the transactions contemplated hereby or thereby or any court order obtained by or on behalf of any Governmental Authority; provided that with respect to clauses (A), (B) and (C), (x) Buyer shall not be obligated to make any sale or disposition or enter into any agreement or arrangement that would have a Company Material Adverse Effect or a material adverse effect on the financial condition, results of operation or business of Buyer and its Subsidiaries taken as a whole and (y) Buyer may condition its commitment to any Governmental Authority to take any such action on the Closing occurring.

(b) Each of Seller Parent and Buyer shall as promptly as practicable, but in any event by the later of (x) 10 days after the date of this Agreement and (y) January 8, 2010, (i) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby or thereby and any supplemental information requested in connection therewith pursuant to the HSR Act, (ii) make all filings under applicable Other Competition Laws, if any, required or advisable for the transactions contemplated hereby or thereby, and (iii) make all required filings for approval of this Agreement, the Ancillary Agreements and the Closing Agreements and the transactions contemplated hereby under applicable laws of Australia, Brazil, Canada, China, Russia, South Africa and Ukraine and such other jurisdictions as may be required by Law.  Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Other Competition Laws, as the case may be.  All other regulatory filings shall be in substantial compliance with the requirements of applicable laws.  Each of Seller Parent and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, applicable Other Competition Laws or other applicable laws and regulations, as the case may be.  Seller Parent and Buyer shall use their respective commercially reasonable efforts to comply promptly with any inquiries or requests for additional information and documentary material (“Second Request”) from the FTC or the DOJ, or similar request for information from any other Governmental Authority having jurisdiction.

(c) Without limiting the generality of the undertakings and subsections (a) and (b) of this Section 5.4 and subject to any appropriate confidentiality protections, Seller Parent and Buyer shall each furnish to counsel for the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority or other Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Antitrust Authority or other Governmental Authority in connection with this Agreement, the Ancillary Agreements and the Closing Agreements and the transactions contemplated hereby or thereby.  Each such party shall, subject to applicable Law, permit counsel for the other party (i) to review in advance, if practicable, any proposed written or oral, communication to any Governmental Antitrust Authority or other Governmental Authority; and (ii) to attend any telephonic or in person meeting with any

Governmental Antitrust Authority or other Governmental Authority.  Neither Seller Parent nor Buyer shall participate in any meeting with any Governmental Authority in respect of the foregoing without giving the other party prior notice of the meeting.  Seller Parent and Buyer will use commercially reasonable efforts to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of each party in connection with all meetings, actions and proceedings under or relating to the HSR Act or any Other Competition Laws or other applicable laws and regulations.

(d) The filing fees under the HSR Act, Other Competition Laws and other applicable Laws shall be borne by Buyer.  The fees and disbursements of any legal counsel or other advisor retained by a Party in connection with any such filings and any other filings with Governmental Authorities shall be borne by the Party engaging such counsel or advisor except as otherwise agreed between the Parties.

(e) In the event that the Closing occurs prior to the time the matters addressed in Section 5.4 shall have been resolved (including obtaining all consents and approvals), the obligations hereunder shall continue until such resolution.

SECTION 5.5. Third Party Consents.  Seller Parent shall use its commercially reasonable efforts to obtain any Consent of any Person (other than Governmental Authorities) required to consummate and make effective the transactions contemplated by this Agreement.  Buyer agrees to use its commercially reasonable efforts to cooperate with such parties in obtaining such Consents.  To the extent that Seller Parent and Buyer are unable to obtain any required third party Consents prior to the Closing (such Consents, the “Post-Closing Consents”), each of Seller Parent and Buyer, respectively, shall use all commercially reasonable efforts (including the making of any filing required to obtain any Post-Closing Consents) to obtain (or cause to be obtained) as promptly as practicable all Post-Closing Consents.  For purposes of this Section 5.5, the term “all commercially reasonable efforts” shall not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any consent or waiver may be required (other than nominal filing or application fees).

SECTION 5.6. Tax Matters.

(a) Buyer and Seller Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating directly to the Sold Companies or the Acquired Assets (including information relating to the tax attributes of each of the Sold Companies, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return; provided, however, that if such requested information is contained within a document containing any unrelated information, only portions pertaining to such relevant information shall be furnished.  Buyer and Seller Parent shall retain all books and records with respect to Taxes pertaining to the Sold Companies and the Acquired Assets until the expiration of all relevant statutes of limitations (and, to the extent notified by Buyer and Seller Parent, as the case may be, any extensions thereof).  At the end of such period, each party shall provide the other with at least 30 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

(b) Seller Parent shall prepare, or cause to be prepared, in a manner consistent with past practice, all Tax Returns in respect of the Sold Companies or the Acquired Assets for all tax periods that end on or before the Closing Date (“Pre-Closing Tax Returns”).  With regard to a Pre-Closing Tax Return of a Sold Company that (1) is not part of a consolidated, unitary, combined or similar basis Tax Return that includes such Sold Company and any of the Seller Parent or any of its Affiliates other than a Sold Company (a “Stand Alone Pre-Closing Tax Return”) and (2) will be filed after the Closing Date, (i) Seller Parent shall permit Buyer to review and comment on each such Pre-Closing Tax Return and shall make such revisions as are reasonably requested by Buyer, (ii) Seller Parent and Buyer shall provide to each other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any such Pre-Closing Tax Returns, and (iii) Buyer shall timely file, or cause to be filed, all such Pre-Closing Tax Returns and provide final copies to Seller Parent.  Seller Parent shall timely file, or cause to be filed, all other Pre-Closing Tax Returns.  In the case of a Stand Alone Pre-Closing Tax Return to be filed by Seller Parent after the date of this Agreement and prior to the Closing Date, Seller Parent shall provide Buyer with a copy of a substantially final draft of such Tax Return at least 10 days prior to filing.  Buyer shall prepare, or cause to be prepared, all Tax Returns in respect of the Sold Companies for any taxable period ending after the Closing Date which begins before the Closing Date (a “Straddle Period”), in a manner consistent with past practices.  Buyer shall provide Seller Parent with a copy of a substantially final draft of each Straddle Period Tax Return prepared by Buyer (and such additional information regarding such Straddle Period Tax Return as may reasonably be requested by Seller Parent) for its review and comment at least 60 days prior to the filing of such Tax Return.  Buyer shall pay the amounts shown to be due on any such Straddle Period Tax Returns.  In advance of the filing of such Straddle Period Tax Returns, Seller Parent shall pay to Buyer its share of any such Taxes, with the timing of such payment and the amount of such share determined in accordance with Section 5.7(d).

(c) Except for the Sold Companies organized under the laws of the United Kingdom or Germany, Buyer acknowledges and agrees that each Sold Company that is not a United States entity shall not pay any distributions or dividends to its shareholders prior to January 1 of the calendar year following the year in which the Closing occurs.  The preceding sentence shall not apply to any Sold Company for which Buyer makes a valid election under Section 338(g) of the Code in accordance with the terms of Section 5.6(d) hereof.

(d) Without the prior written consent of Seller Parent (which consent may be withheld in Seller Parent’s sole discretion) Buyer shall not make any Tax election under the Code (or the Tax Laws of any other jurisdiction) with respect to the Sold Companies (including, for the avoidance of doubt, any election under Section 301.7701-3 of the Treasury Regulations or election pursuant to Section 338 of the Code (or any comparable state, local or foreign provision)) to the extent such election would cause the sale of the Sold Shares to be treated as an asset sale for Tax purposes, except that Buyer shall be allowed to make an election under Section 338(g) of the Code with respect to the sale of shares for Terex Mining Australia Pty. Ltd., O&K

Australia Pty. Ltd., and O&K Orenstein & Koppel, Inc. provided that for each Sold Company for which Buyer makes such election, (i) Buyer timely notifies Seller Parent in writing of such election and (ii) cooperates in the filings of Tax Returns reflecting such election (i.e., IRS Forms 8023 and 8883).  Buyer shall not (i) amend any Pre-Closing Tax Return without Seller Parent’s written consent, or (ii) without the written consent of Seller Parent (not to be unreasonably withheld) or unless otherwise required by applicable Law as reasonably determined by Buyer in good faith (A) take any Tax position on any Tax Return (other than the United States federal consolidated tax return of which Buyer is a member) of a Sold Company that is inconsistent with elections made, positions taken or methods used in preparing the Tax Returns of such Sold Company for tax periods (including the portion of any Straddle Period) that end on or before the Closing Date, (B) compromise or settle any Tax liability of a Sold Company if such action adversely affects Seller Parent’s obligation to indemnify Buyer under Section 5.7(a), or (C) amend a Straddle Period Tax Return to the extent such action adversely affects Seller Parent’s obligation to indemnify Buyer under Section 5.7(a).  Buyer shall not consent to the waiver of the statute of limitations of the Sold Companies for any period ending on or before the Closing Date, without the prior written consent of Seller Parent, which written consent will not unreasonably be withheld.

(e) If a Sold Company was treated as a controlled foreign corporation (as defined in Section 957 of the Code) prior to the Closing Date, Buyer shall cause a Form 5471, Information Return of U.S. Persons with Respect to Certain Foreign Corporations (including profit and loss balance sheets), to be timely and accurately filed for each such Sold Company for the Tax year in which the Buyer acquires such Sold Company.  Each such Form 5471 shall be filed as a joint information return in respect of Buyer (or its applicable Affiliate) and Seller Parent (or its applicable Affiliate).  In connection with the filing of each such Form 5471, Seller Parent agrees to furnish or cause to be furnished to Buyer, upon request, as promptly as practicable, such information and assistance that is reasonably required to properly complete such Form 5471.  Buyer shall provide copies of the Forms 5471 to Seller Parent no later than 10 Business Days prior to the due date for filing such Forms 5471 for Seller Parent’s review and comment. In the event a Section 338(g) election is made with respect to a Sold Company pursuant to Section 5.6(d) then the parties shall mutually cooperate in the filing of any required Forms 5471.

(f) Prior to the Closing Date, Seller Parent shall terminate any tax-sharing allocation, and indemnification agreements and arrangements of the Sold Companies and such agreements shall have no further effect for any taxable year or period (whether a past, present or future year or period), no additional payments shall be made thereunder on or after the Closing Date with respect to any period, and the liability for any obligations or amounts payable thereunder shall be excluded from the Final Statement of Net Asset Value.

SECTION 5.7. Tax Indemnity.

(a) Seller Parent shall indemnify Buyer and its Affiliates (including the Sold Companies) and each of their respective officers, directors, employees and agents and hold them harmless against (i) all Tax liabilities of Seller Parent, the Sold Companies or their Affiliates for all taxable periods (or portions thereof in the case of a Straddle Period) ending on or before the Closing Date except to the extent of the amounts reflected on the Final Statement of Net Asset

Value and all Losses, claims, liabilities, costs, and expenses relating to such Tax liabilities, (ii) all Taxes that are Excluded Liabilities described in Section 2.2(c)(ix) hereof, (iii) all Tax liabilities arising out of or due to any breach of any representation or warranty in Section 3.12, treating such representation or warranty as though made on and as of the date hereof and the Closing Date, except to the extent such representation or warranty relates to a specified date (in which case such representation and warranty shall be true and correct only on and as of such specified date), covenant or other agreement of any Share Seller contained in this Agreement, (iv) Taxes (net of all foreign tax credits attributable thereto that are actually realized within three years of the Closing Date) imposed on subpart F income (as defined in Section 952 of the Code) or as a result of a Section 956 inclusion (as defined in Section 956 of the Code) in respect of the Sold Companies that is allocable to any taxable period (or portion thereof in the case of a Straddle Period) ending on or before the Closing Date based on a closing of the books method as of the Closing Date (for clarification, the determination of Taxes will be calculated based on a hypothetical closing of the books method on the Closing Date, even though Law may require the calculation of such Taxes on an annual basis, thus, any dividends, distributions, or other actions of the Sold Companies after the Closing will not affect such determination), (v) any liability for Taxes imposed on any of the Sellers, their Affiliates or the Sold Companies (including, without limitation, by manner of withholding) as a result of the transactions contemplated by this Agreement (other than any Transfer Taxes required to be paid by Buyer pursuant to Section 5.22(b)), any internal restructuring in anticipation of the transactions contemplated by this Agreement (other than Taxes that Buyer is obligated to indemnify Seller Parent for pursuant to Section 5.7(c))or any repayment, discharge, cancellation, or extinguishment of an intercompany liability, (vi) any liability for Taxes of the Share Sellers or their Affiliates (other than any of the Sold Companies), (vii) any liability for Taxes attributable to any entity other than the Sold Companies but imposed on any of the Sold Companies pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state, local, or foreign Law solely as a result of such Sold Company having been a member of Share Sellers’ Group or any Retained Affiliate Group, (viii) any Tax Equalization Clawback amount for which it is liable pursuant to Section 5.7(c), and (ix) any liability for Transfer Taxes required to be paid by Seller Parent pursuant to Section 5.22(b).

(b) Notwithstanding anything in Section 5.7(a) to the contrary, the Tax indemnity provided under Section 5.7(a) shall not cover Tax liabilities (i) directly resulting from the operations of the Sold Companies after the Closing Date to the extent such liabilities would have been imposed in the absence of any event giving rise to an obligation of Seller Parent to indemnify Buyer under Section 5.7(a), or, (ii) resulting from a breach of any covenant or other agreement of Buyer contained in this Agreement, including without limitation a breach of Sections 5.6(c) or 5.6(d) (a “Buyer Tax Act”).  With respect to the transactions contemplated in Schedule 2, hereto,  Buyer and its Affiliates, on the one hand, and Seller Parent and its Affiliates, on the other hand, agree that neither party is warranting to the other party any Tax consequences of the Hive-Down (as defined in Schedule 2) and neither party shall be liable to the other party for the failure of such other party to realize the anticipated Tax consequences.

(c) Buyer, jointly and severally, and the Sold Companies shall indemnify Seller Parent and its Affiliates and each of its officers, directors, employees and agents and hold them harmless against (i) all Tax liabilities of the Sold Companies proximately resulting from any Buyer Tax Act, (ii) all Tax liabilities with respect to any taxable period (or portions thereof in the case of a Straddle Period) that begins after the Closing Date and that are imposed on or in respect of the Sold Companies and all Losses, claims, liabilities, costs, and expenses relating to such Tax liabilities, (iii) all Tax liabilities and costs described under the “Additional German Carve-out Indemnification” set forth in Schedule 2 (and subject to the terms set forth on such Schedule 2), and (iv) the increased Tax liability imposed as a result of a determination that the income from the sale of the Carve-out Intellectual Property (as defined in Schedule 2),is, solely as a result of such Carve-out Intellectual Property not being transferred to the German Carve-out Newco and instead being transferred directly to Buyer or its designee pursuant to Schedule 2, treated as subpart F income (as defined in Section 952 of the Code), to the extent that such subpart F income exceeds the amount of subpart F income that would have been realized upon the sale of the German Carve-out Newco in respect of such Carve-out Intellectual Property if such property had been transferred to German Carve-out Newco pursuant to the hive down; provided, however, that amounts for which Buyer is liable to indemnify Seller Parent or its Affiliates pursuant to this clause (iv) shall be reduced (and promptly refunded to Buyer) by the following: to the extent Terex European Holdings BV or any of its Subsidiaries or any non-US direct or indirect shareholder of Terex European Holding BV makes a distribution or otherwise enters into a transaction that would, in each case, have caused Seller Parent to include within three years following the Closing Date an amount equal to the excess of the United States income taxes that would have been paid by Seller Parent on such distribution had the gain realized on the sale of the Carve-out Intellectual Property not been treated as subpart F income over the United States income taxes that would have been paid by Seller Parent on such distribution had the gain realized on the sale of the Carve-out Intellectual Property been treated as subpart F income (the “Tax Equalization Clawback”).

(d) For purposes of this Section 5.7, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on and including the Closing Date shall (i) in the case of any Taxes imposed on a periodic basis (e.g. ad valorem property and license fees) other than taxes set forth in clause (ii) below, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any non-periodic Taxes, including but not limited to any Tax based upon or related to income, gains or receipts or based upon or related to employment or sales or use, value added, and customs duty, be deemed equal to the amount that would be payable if the relevant Tax period ended as of the Closing Date.  Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.  The portion of any credits relating to a Straddle Period shall be determined as though the relevant taxable period ended on and included the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Sold Companies.  In the case of any written notice by any of Buyer or its Affiliates indicating that Taxes are due for a Straddle Period Tax Return, such notice shall set forth in reasonable detail the calculations regarding Seller Parent’s share of such Taxes, and if within ten (10) Business Days after receipt of such notice, Seller Parent notifies Buyer in writing that it disagrees with the computation of their share of such Taxes, Seller Parent and Buyer shall proceed in good faith to determine Seller Parent’s share of such Taxes.  If Seller Parent and Buyer cannot agree in good faith on Seller Parent’s share within thirty (30) days after receipt of such notice, Seller Parent’s share of such Taxes shall be determined pursuant to Section 5.7(f), and Seller Parent’s payment shall be due three (3) Business Days after the amount payable is determined by agreement between Seller Parent and Buyer or pursuant to Section 5.7(f).

(e) Payment by the indemnitor of any amount due under this Section 5.7 shall be made within ten (10) Business Days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority is due, provided that the indemnitor shall not be required to make any payment earlier than 5 Business Days before it is due to the appropriate Taxing Authority.  In the case of a Tax that is contested in accordance with the provisions of Section 5.8 below, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court; provided, however, that payment of such Tax will be considered due in all cases if the relevant Tax is required to be paid in advance of a final determination (including, without limitation, payments that are required to be made to challenge a proposed adjustment).

(f) Any disputes between the parties with respect to the Tax matters Section 5.6, Section 5.7, Section 5.8 and Section 5.9 shall be resolved by a national public accounting firm reasonably satisfactory to Seller Parent and Buyer, whose fees and expenses shall be borne by the non-prevailing party in such dispute (it being understood that for purpose of this sentence, a party shall be deemed to have prevailed in such a dispute if the amount ultimately determined pursuant to this Section 5.7(f) is within 10% of the amount claimed by such party to be the correct amount and is not within 10% of the amount claimed by the other party to be the correct amount) or, if there is no non-prevailing party, shall be borne equally by the parties in such dispute.

SECTION 5.8. Procedures Relating to Indemnity of Tax Claims.

(a) Seller Parent shall promptly notify Buyer in writing upon receipt of notice of any pending Tax audits, assessments, or administrative or court proceedings relating to the Taxes of the Sold Companies.  If a claim shall be made against Buyer or Seller Parent, as the case may be, or any of their Affiliates by any Taxing Authority, which, if successful, would result in an indemnity payment to Buyer or Seller Parent, as the case may be, or one of their Affiliates pursuant to Section 5.7(a) or Section 5.7(c) (a “Tax Claim”), Buyer or Seller Parent, as the case may be, shall promptly notify Seller Parent, or Buyer, as the case may be, in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known by Buyer or Seller Parent, as the case may be, provided, however, that the failure to provide such sufficient written notice shall not excuse the Buyer or Seller Parent from any of its obligations, except to the extent that Buyer or Seller Parent, as the case may be, is prejudiced thereby.

(b) Subject to Section 5.8(d), with respect to any audit, assessment, or administrative or court proceeding or similar proceeding (“Tax Proceeding”) that relates to a Pre-Closing Tax Return, Seller Parent shall control at its expense all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Proceeding in any permissible manner.  With respect to any Tax matter covered by the preceding sentence, Seller Parent shall not, without the prior written approval of Buyer (which shall not be unreasonably withheld or delayed), agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may increase the Tax Liability of Buyer or the Sold Companies or any of their Affiliates for any Tax period beginning on or after the Closing Date (or portion thereof in the case of a Straddle Period), unless Seller Parent indemnifies Buyer for the increase in Taxes resulting from such compromise, settlement, consent or agreement.  Buyer shall be entitled to participate at its own expense in any Tax Proceeding subject to this Section 5.8(b) to the extent that such Tax Proceeding relates to a Sold Company, the Business, or the Acquired Assets, provided, however, that Buyer shall not be entitled to participate in the portion of such Tax Proceeding that relates to a Tax Return that is not a Stand Alone Pre-Closing Tax Return or relates to items that are not in connection with the Acquired Assets.

(c) Subject to Section 5.8(d), with respect to any Tax Proceeding relating to a Straddle Period Tax Return, Buyer shall control at its expense all proceedings taken in connection with such Tax Claim (including selection of counsel) but shall not, without the prior written approval of Seller Parent (which shall not be unreasonably withheld or delayed), agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may increase the Taxes for which Seller Parent would be liable under Section 5.7(a), unless Buyer indemnifies the Seller Parent for the increase in Taxes resulting from such compromise, settlement, consent or agreement.  Seller Parent shall be entitled to participate at its own expense in any Tax Proceeding subject to this Section 5.8(c), to the extent that such Tax Proceeding relates to a Sold Company, the Business, or the Acquired Assets, provided, however, that Seller Parent shall not be entitled to participate in the portion of such Tax Proceeding that relates to a Tax Return that is not a Straddle Period Tax Return.

(d) In the event of any Tax Proceeding that relates to Stand Alone Pre-Closing Tax Returns and other Tax Returns for periods commencing after the Closing Date in respect of the Sold Companies or the Acquired Assets, Buyer and Seller Parent shall attempt to mutually agree (and to the extent Buyer and Seller Parent cannot agree, the parties shall permit the relevant Taxing Authority to determine) whether one or more issues can be separated in all respects (including as to settlements) into (A) those for which Seller Parent would be liable under Section 5.7(a) and (B) those for which Buyer would be liable under Section 5.7(c) and, in such case, Seller Parent shall control the defense of those issues that fall under clause (A) of this sentence, subject to the provisions of Section 5.8(b), and Buyer shall control the defense of those issues that fall under clause (B) of this sentence, subject to the provisions of Section 5.8(c).  With respect to all other issues, Buyer shall have the right to control the defense employing counsel and other advisors of its choice; provided that (i) Seller Parent shall have the right to participate at its own expense in the defense with respect to the issues for which Seller Parent would be liable under Section 5.7(a), (ii) Buyer will cooperate with Seller in the defense of any such issues, and (iii) Buyer shall not, without the prior written approval of Seller Parent (which shall not be unreasonably withheld or delayed), agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax Liability, to the extent that any such compromise, settlement, consent or agreement may increase the Taxes for which Seller Parent would be liable under Section 5.7(a), unless Buyer indemnifies Sellers for the increase in Taxes resulting from such compromise, settlement, consent or agreement.  Notwithstanding the foregoing, Buyer shall control any Tax Proceeding to the extent it relates to an issue that is subject to indemnification by Buyer pursuant to Section 5.7(c)(iv).

SECTION 5.9. Refunds Any Tax refunds that are received by Buyer, or the Sold Companies, and any refunds, overpayments, or tax credits credited against Tax for taxable periods ending on or before the Closing Date to which Buyer or the Sold Companies become entitled, which such refunds, overpayments or tax credits credited relate to taxable periods of the Sold Companies (or portions thereof in the case of a Straddle Period) ending on or before the Closing Date shall be for the account of Seller Parent and Buyer shall pay over to Seller Parent an amount of cash equal to the actual cash received or the Tax refund or overpayment actually credited in excess of what it would have received or had credited in the absence of any such refund or credit within 15 days of the receipt of such benefit.  In addition, to the extent that a claim for refund, credit or overpayment in connection with any audits, examinations or Tax proceedings results in a refund or credit against Tax by a Taxing Authority to Buyer or the Sold Companies of any amount accrued for any taxable periods (or portions thereof in the case of the Straddle Period) ending on or before the Closing Date, including any Tax refund or credit allowable in connection with the Excluded Liabilities or Excluded Assets, Buyer shall pay an amount of cash equal to the actual cash received, or Tax refund or overpayment actually credited in excess of what it would have received in the absence of any such refund or credit within 15 days of the receipt of such benefit.  Buyer agrees that it shall not, without Seller Parent’s consent, cause or permit the Sold Companies to carry back to any taxable period ending on or prior to the Closing Date any net operating loss, loss from operations or other Tax attribute, and further agrees that Seller Parent has no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by Buyer of the foregoing undertaking.  Any Tax refunds that are received by a Share Seller or any of the Share Seller’s Affiliates and any overpayments credited against Tax to which a Share Seller or any of the Share Seller’s Affiliates become entitled, that relate to taxable periods (or portions thereof in the case of a Straddle Period) of the Sold Companies ending after the Closing Date shall be for the account of Buyer, and Seller Parent shall pay over to Buyer an amount of cash received or the Tax refund actually received by a Share Seller or any of the Share Seller’s Affiliates in excess of what it would have received in the absence of any such refund or credit within 15 days of the receipt of such benefit.

SECTION 5.10. Employment Matters Generally.

(a) In regard to the Closing (i) where applicable Law or rules provide for the automatic transfer or continuation of employment of the Business Employees upon the sale of the Business, (A) Buyer or one of its Affiliates shall assume and honor all terms and conditions of employment in respect of the Business Employees to the extent required by Law, (B) Buyer and Parent Seller agree to take such actions as are reasonably practicable such that the employment of the Business Employees will transfer to Buyer or its Affiliate as a matter of law as of the Closing Date, and, except as otherwise required by Law, (C) Buyer or one of its Affiliates shall employ each Business Employee at salary and wages which are reasonably comparable in aggregate value to those payable by Seller Parent or its Affiliates to such Business Employee immediately prior to the Closing Date and, as and to the extent required by Law, shall maintain terms and conditions of employment which are of reasonably comparable aggregate value to those provided by Seller Parent or its Affiliates immediately prior to the Closing Date, and (ii) where applicable Law or rules do not provide for the automatic transfer or continuation of employment of the Employees upon the sale of the Business, Buyer or one of its Affiliates shall make an offer of employment, to be effective as of the Closing Date, to such Business Employees which is of reasonably comparable aggregate value to the salary, wages and terms and conditions of employment provided by Seller Parent or its Affiliates to such Business Employees immediately prior to the Closing Date.  Effective as of the Closing Date, Buyer shall, or shall cause one or more of its Affiliates to, assume each of the collective bargaining agreements listed or described on Schedule 5.10(a).

(b) Buyer and Seller Parent shall use commercially reasonable efforts to take any and all required actions necessary to minimize to the greatest extent practicable the possibility that severance benefits and/or government-required termination liabilities shall be payable to a Business Employee regardless of whether such Business Employee becomes employed by Buyer or one of its Affiliates or accepts Buyer’s or one of its Affiliates’ offer of employment; provided, however, that to the extent the payment of severance benefits and/or government-required termination liabilities to any such Business Employee is nevertheless required as a result of the consummation of the transactions contemplated by this Agreement and the consequent transfers of employment, notwithstanding that Buyer or one of its Affiliates has employed, or made an offer of employment to, such Business Employee in accordance with the terms of this Agreement, such severance benefits and government-required termination liabilities shall be the sole responsibility of Buyer.  Buyer shall indemnify Seller Parent and its Affiliates and hold them harmless from and against any Losses which may be incurred or suffered by any of them in connection with any claim made by a Business Employee for any reason due to a Business Employee’s termination or deemed termination of employment on or after the Closing Date for any reason.

SECTION 5.11. U.S. Employment Matters.

(a) On or prior to the Closing Date, Buyer shall, or shall cause one or more of its Affiliates to, offer employment, with reasonably comparable job responsibilities as those performed prior to the Closing Date, to each U.S. Business Employee (other than employees of the Sold Companies, all of whom shall continue employment with such Sold Company as of the Closing Date by operation of Law) who is either actively employed by a Seller as of the Closing Date or is absent from work as of the Closing Date by reason of any leave of absence.

(b) Such offers of employment described in Section 5.11(a) shall include an offer, for a period of not less than one year, of compensation programs that are of reasonably comparable aggregate value to those as in effect with respect to such U.S. Business Employee immediately prior to the Closing Date as previously disclosed.  As of the Closing Date or, with respect to any U.S. Business Employee on a leave of absence, as of the date such U.S. Business Employee commences active employment with Buyer or its Affiliates or returns to active employment with a Sold Company, each U.S. Business Employee who accepts Buyer’s offer of employment, each U.S. Business Employee whose employment automatically transfers to a Buyer by operation of local law, and each employee of the Sold Companies (herein, collectively referred to as “U.S. Transferred Employees”) shall become an employee of Buyer or one or more of its Affiliates (or a Sold Company, as applicable).

(c) During the one year period from and after the Closing, Buyer shall provide to the U.S. Transferred Employees overall employee benefits that are of reasonably comparable aggregate value to those provided on average to the U.S. Transferred Employees immediately prior to the Closing Date as previously disclosed; provided, however, that any specific provision regarding employee benefits set forth elsewhere in this Section 5.11 shall take precedence over the foregoing general obligation with respect to the benefits that are the subject of such specific provision.

(d) Notwithstanding anything herein to the contrary, this Agreement shall not alter the at-will nature of any U.S. Transferred Employee’s employment.  Nothing in this Agreement shall restrict, limit or interfere with the ability (after the Closing) of Buyer or its respective Affiliates to terminate, amend or replace any particular agreement, plan or program, to alter the terms and conditions of employment or to terminate the employment of any person, provided that the requirements of this Section 5.11 are otherwise satisfied.

(e) Retirement Benefits:  Seller Parent shall, effective as of the Closing Date, cease all contributions in respect of each U.S. Transferred Employee in Seller Parent’s tax-qualified defined contribution plans in which such individual is then participating.  Such tax-qualified Plans that are individual account plans are set forth on Schedule 3.14(c) (“Seller Parent’s Savings Programs”).  As of the Closing Date, Buyer or one of its Affiliates shall have in effect one or more defined contribution plans that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer’s 401(k) Plan”).  As soon as practicable following the Closing Date, to the extent elected by a U.S. Transferred Employee, Seller Parent agrees to cause the Seller Parent’s Savings Programs to transfer to the Buyer’s 401(k) Plan, and Buyer agrees to cause the Buyer’s 401(k) Plan to accept “eligible rollover distributions within the meaning of Section 402(c)(4) of the Code of U.S. Transferred Employees’ account balances (including outstanding Plan loans) under Seller Parent’s Savings Programs as of the valuation date next preceding the date of transfer.  Except as otherwise required under any collective bargaining agreement, as of the Closing Date, Seller Parent will fully vest the account balances of each U.S. Transferred Employee (to the extent not then fully vested), if any, under Seller Parent’s Savings Programs.

(f) Welfare Benefits and COBRA:

(i)           As of the U.S. Transferred Employees Transition Date, Buyer or one of its Affiliates shall establish and designate a health and welfare plan or plans providing medical, dental, group life, travel, disability and accidental and dismemberment insurance coverages or policies for the benefit of the U.S. Transferred Employees that are of reasonably comparable aggregate value to the health and welfare plan or plans covering the U.S. Transferred Employees immediately prior to the Closing (the “Buyer Welfare Plans”).  Buyer shall be responsible for all claims incurred by U.S. Transferred Employees and their spouses/dependents under Buyer

Welfare Plans on or after the U.S. Transferred Employees Transition Date, and Seller Parent shall retain responsibility for all claims incurred by U.S. Transferred Employees and their spouses/dependents prior to the U.S. Transferred Employees Transition Date pursuant to the terms of the Transition Agreement.  Reimbursement of U.S. Transferred Employees for expenses associated with such claims shall be determined in accordance with the terms of the applicable plans as in effect at the time such claims are made.

(ii)           Buyer shall, or shall cause their respective Affiliates to, recognize each U.S. Transferred Employee’s service with Seller Parent, the Sold Companies or their respective Affiliates for purposes of eligibility, vesting and eligibility waiting periods in Buyer Welfare Plans.  In addition, to the extent pre-existing condition limitations have been met or are otherwise inapplicable with respect to the U.S. Transferred Employees under Seller Parent’s employee benefit plans as of the U.S. Transferred Employees Transition Date, Buyer shall, or shall cause its respective Affiliates to, waive any such pre-existing condition under Buyer Welfare Plans applicable to the U.S. Transferred Employees, and shall recognize the dollar amount of all expenses incurred by the U.S. Transferred Employees and their respective spouses or dependents during the calendar year in which the U.S. Transferred Employees Transition Date occurs for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar year under Buyer Welfare Plans.

(iii)           Buyer shall assume the liability for all M &A Qualified Beneficiaries of the Sellers (as that term is defined in 26 C.F.R. Section 54.4980B-9 Q & A 4) under Seller Parent’s group health plan.  On a monthly basis following the Closing, Seller Parent shall notify Buyer of any and all actual costs incurred by Seller Parent’s group health plan on account the M&A Qualified Beneficiaries referenced herein, less the aggregate premiums actually received from the M&A Qualified Beneficiaries for such coverage (the “Net COBRA Cost”).  Upon receipt thereof, Buyer shall timely remit payment to Seller Parent’s group health plan in an amount equal to the Net COBRA Cost.

(g)           Buyer’s workers’ compensation program shall be responsible for all claims for benefits which are incurred on or after the Closing Date by participating U.S. Transferred Employees.  Seller Parent’s workers’ compensation program shall be responsible for all claims for benefits which are incurred prior to the Closing Date by participating U.S. Transferred Employees.

(h) Labor matters:

(i)           Buyer shall not, and shall cause its Affiliates not to, at any time prior to 90 days after the Closing Date, effectuate a “Plant Closing” or “Mass Layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee with respect to the Business.  Seller Parent agrees that between the date hereof and the Closing Date, it will cause the Sold Companies and the Asset Sellers in respect of the Business not to effect or permit a “Plant Closing” or “Mass Layoff” as these terms are defined in the WARN Act without notifying Buyer in advance and without complying with the notice requirements and all other provisions of the WARN Act.

(ii)           Buyer and Seller Parent shall, and Seller Parent shall cause the other Sellers and the Sold Companies to, cooperate in connection with any required notifications as required in accordance with Section 5.15.

(i) A breach by Buyer or Seller Parent of their respective obligations under this Section 5.11 shall give rise to an obligation by the breaching party to indemnify, defend and hold harmless the non-breaching party from and against any and all damages incurred thereby or caused thereto under or pursuant to the WARN Act based on, arising out of, resulting from or relating to any act or omission to act by or of the breaching party with regard to any single site of employment, facility, operating unit or employee of the breaching party.

SECTION 5.12. Non-U.S. Employment Matters.

(a) Effective as of the Effective Time, in accordance with the principles set forth in Section 5.10(a), Buyer or one of its Affiliates shall offer employment to or shall continue the employment of Business Employees who are employed outside of the United States (“Non-U.S. Employees”) with compensation programs of reasonably comparable aggregate value to those as in effect with respect to such Non-U.S. Employees immediately prior to the Effective Time (or the same as may be required by Law) for a period of not less than one year following the Effective Time, and shall grant to Non-U.S. Employees who become Transferred Employees (“Non-U.S. Transferred Employees”) reasonably comparable in the aggregate terms and conditions of employment (or the same as may be required by Law) as are in effect immediately prior to the Effective Time for a period not less than that provided for by local country Law.  In addition, for a period of not less than one year following the Effective Time, Buyer or one of its Affiliates shall maintain employee benefit plans, programs, policies and arrangements for Non-U.S. Transferred Employees (other than the features of any plans or arrangements based on employer equity securities) that, with respect to those set forth on Schedule 5.12(a) that Seller Parent and its Affiliates have in effect at the Effective Time for Non-U.S. Employees, are of reasonably comparable aggregate value; provided, however, that nothing herein is intended to require Buyer to provide terms and conditions of employment after the Effective Time that would conflict or otherwise be inconsistent with the requirements of local country Law.

(b) Non-U.S. Employee Benefit Plans:

(i)           Effective as of the Effective Time, except as may otherwise be provided in the Transition Agreement, Buyer or one of its Affiliates shall establish and qualify or register with applicable regulatory authorities employee benefit plans, programs, policies and arrangements for, or shall extend or transfer existing employee benefit plans, programs, policies and arrangements of Buyer to, the Non-U.S. Transferred Employees which are in accordance with local Law and which provide benefits to such Employees on terms and conditions consistent with Section 5.10 and Section 5.11 hereof.

(ii)           Effective as of the Effective Time, except as may otherwise be provided in the Transition Agreement, Non-U.S. Transferred Employees shall cease to be active participants in any Benefit Plans of Seller Parent or its Affiliates and all such persons shall become eligible to participate in such Benefit Plans to be established by Buyer or one of its Affiliates in connection with Buyer’s obligations hereunder.

(iii)           Effective as of the Effective Time, except as may otherwise be provided in the Transition Agreement, all liabilities in connection with Non-U.S. Transferred Employees and their eligible dependents under any of Seller Parent’s or its Affiliates’ Benefit Plans covering such Non-U.S. Transferred Employees and all security means and pension assets attributable to the liabilities shall be transferred to Buyer.

(iv)           Effective as of the Effective Time, should local law require that Buyer or one of its Affiliates having become the sponsor and participant to a Benefits Plan are required to cease participation in that plan, then Buyer or one of its Affiliates shall take receipt of all of the assets and liabilities attributable under local Law to its sponsorship of that Benefits Plan and transfer these to another suitable Benefits Plan of Buyer or its Affiliates. All Non-U.S. Transferred Employees affected by such transfers of assets and liabilities will have all their benefits secured with Buyer or an Affiliate's Benefit Plan and such persons shall be eligible to participate in that same Benefits Plan in connection with Buyer's obligations hereunder.

(v)           Effective as of the Effective Time, Buyer or its Affiliates shall become liable for any and all unfunded liabilities of Non-U.S. Benefit Plans, including those arising from the operation of the U.K. Pensions Act 1995, including any and all liabilities related to Section 75 or Section 75A thereof or any regulations made under either section and/or any re-enactment or replacement thereof, and the German Act on Company Pensions (Gesetz zur verbesserung der betrieblichen Altersversorgung, BetrAVG), which relate to the sponsorship or participation of Buyer or its Affiliates in any Benefits Plan.  For the avoidance of doubt, Buyer or its Affiliates shall assume liability for any and all unfunded liabilities associated with the Terex Pension Scheme – Halco Section (UK) (not the remainder of the Terex Pension Scheme unrelated to Halco) and the Terex O&K GmbH Pension Scheme, relating to all participants covered by such plans, including deferred vested members and retirees.

(c) Employment Liabilities:

(i)           Buyer shall be responsible for all claims incurred by Non-U.S. Transferred Employees and their eligible spouses/dependents under health and welfare plans covering Non-U.S. Transferred Employees on or after the Applicable Non-U.S. Transferred Employees Transition Date, and Seller Parent shall retain responsibility for all claims incurred by Non-U.S. Transferred Employees and their eligible spouses/dependents prior to the Applicable Non-U.S. Transferred Employees Transition Date pursuant to the terms of the Transition Agreement.  Reimbursement of Non-U.S. Transferred Employees for expenses associated with such claims shall be determined in accordance with the terms of the applicable plans in effect at the time such claims are made.

(ii)           Buyer shall be responsible for all workers’ compensation claims of any Non-U.S. Transferred Employee after the Effective Time.  Seller Parent shall be responsible for all workers’ compensation claims of any Non-U.S. Transferred Employee prior to the Effective Time.

SECTION 5.13. Vacation.  With respect to all Transferred Employees, Buyer will recognize all accrued and unused vacation days which are reflected and have been accrued as “accrued expenses” in the Closing Statements, and will allow the Transferred Employees to take such accrued vacation days which have accrued to such Transferred Employee following the Closing Date in accordance with the policies of the Business, as in effect from time to time following the Closing Date subject always to applicable Law.

SECTION 5.14. No Third Party Beneficiaries.  No agreement between the parties hereto nor any action by Seller Parent, Buyer or their Affiliates shall be deemed to create any third party beneficiary rights in any employees of Seller Parent, Buyer, or any Affiliate of either, and no Person other than the parties hereto shall have any rights to enforce any provision hereof.

SECTION 5.15. Employee Notifications.  Where required under applicable Law, Buyer and Seller Parent shall, and Seller Parent shall cause the other Sellers or the Sold Companies prior to the Closing Date (or the date of a deferred closing, as contemplated by Section 2.10), to, properly and timely notify, or where appropriate, consult or negotiate with, employees, employee representatives, the local works council, union, labor board or any relevant governmental agency concerning the transactions contemplated by this Agreement.  In the event any payment is required in lieu of such notice, Seller Parent shall bear such expense.

SECTION 5.16. Contact with Customers and Suppliers.  During the Pre-Closing Period, Buyer and Seller Parent shall cooperate in communicating with the Sold Companies’ and Asset Sellers’ customers, suppliers, dealers and licensors concerning the transactions contemplated hereby, including Buyer’s intentions concerning the operation of the Business following the Closing.  During the Pre-Closing Period, Buyer and its representatives shall contact or communicate with the customers, suppliers, dealers and licensors of the Business in connection with the transactions contemplated hereby only with the prior written consent of Seller Parent, which shall not be unreasonably withheld and may be conditioned upon a designee of Seller Parent being present at any such meeting or conference. For the avoidance of doubt, nothing in this Section 5.16 shall prohibit Buyer from contacting the customers, suppliers, dealers and licensors of the Business in the ordinary course of Buyer’s businesses for the purpose of selling products of Buyer’s businesses or for any other purpose unrelated to the Business and the transactions contemplated by this Agreement.

SECTION 5.17. Use of Trademarks.

(a) Buyer shall have the right to use, for a period of six (6) months following the Closing Date, the “Terex” name and logo.  Without limiting the prior sentence, Buyer shall, and shall cause the Sold Companies to, take reasonable measures to transition away from using the “Terex” name and logo as soon after Closing as practicable.  No other use of the Sellers’ or any of their Affiliates’ (except for the Sold Companies) trademarks, service marks, trade names and domain names is permitted.  All rights under the first sentence of this Section 5.17 shall terminate six (6) months after the Closing Date.  Buyer shall cause each Sold Company, or division of the Business, that has the name “Terex” or any confusingly similar name thereof, in its corporate or trade name to take all necessary action, including the filing of any documents required to be filed with any governmental authority, to effect (within six (6) months of the Closing Date) a change of its corporate or trade name, as the case may be, not to include the name “Terex”, or the equivalent or corresponding trademark or name in a foreign jurisdiction (e.g. Terex’s Chinese character trademark or name), or words confusingly similar to thereto.

(b) Notwithstanding anything to the contrary in this Agreement, Seller Parent, on behalf of itself and its Affiliates, grants to Buyer and its Affiliates, a non-assignable, non-sublicensable, royalty-free, non-exclusive license (i) to use the “Terex” name and logo in an incidental manner on any equipment or fixtures with respect to the Acquired Assets or the Business, which items are not readily removable or the “Terex” name and logo are not readily removable from such items, until such items are refurbished or replaced in the Ordinary Course of Business; (ii) to use tools, dies, printing plates, and molds acquired by Buyer (or its Affiliates) hereunder which, as of Closing, cause any of the “Terex” name and logo to be cast, struck or molded into, or printed upon, products currently being produced by or for the Business until such tools, dies, printing plates, and molds are refurbished in the Ordinary Course of Business and (iii) to sell products manufactured with the use of such tools, dies, printing plates, and molds until such products have been sold in the Ordinary Course of Business (including all Inventory existing as of the Closing Date or created within six (6) months thereafter, following which Buyer may use such plates and molds but shall not actively use Seller Parent’s trademarks).  Buyer and its Affiliates shall in any event phase out such use of the “Terex” name and logo from such equipment, fixtures, tools, dies, printing plates, and molds as soon as is reasonably practicable but in no event later than two (2) years following the Closing, and, subject to the foregoing, shall remove the cast for the “Terex” name and logo from each such tool, die or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished by Buyer or its Affiliates in the Ordinary Course of Business.  For the avoidance of doubt, any such tools, dies, printing plates, and molds acquired by Buyer (or its Affiliates) hereunder that cause any of the “Terex” name and logo to be cast, struck or molded into, or printed upon, products may be used for any purpose, provided that the cast for the “Terex” name and logo is removed or otherwise permanently deleted from it.  Buyer agrees that products of the Business manufactured following the Closing Date bearing the “Terex” name and logo will be consistent with past practice and of a standard of quality equivalent in all material respects to the standard of quality for such products existing prior to the Closing Date.  Buyer further agrees that it will not, and will cause its Affiliates not to, use the “Terex” name and logo in its sales, marketing or other promotional materials after six (6) months after the Closing Date.

SECTION 5.18. Credit and Performance Support Obligations.  Seller Parent agrees to take any and all actions reasonably necessary to transfer and assign to Buyer any guaranties, bank guarantees, letters of credit, performance bonds, advance payment bonds, bid bonds or warranty bonds and other similar items (“Credit Support Agreements”) issued and outstanding in connection with or for the benefit of the Business of the Sold Companies or in respect of the Acquired Assets that are assignable or transferable.  Buyer agrees to take any and all actions reasonably necessary (and Seller Parent and its Affiliates will cooperate with Buyer) to cause Seller Parent and its Affiliates (other than the Sold Companies) to be absolutely and unconditionally relieved on or prior to the Closing Date of all Liabilities arising out of any Credit Support Agreements, including by causing Buyer or its Affiliate to be substituted in all respects for Seller Parent and its Affiliates in respect of such liabilities and obligations, in each case to the extent such relief and/or substitution is permitted under the Credit Support Agreements, and Buyer shall indemnify Seller Parent and its Affiliates (other than the Sold Companies) against any Losses of any kind whatsoever with respect to such liabilities and obligations.  To the extent that Seller Parent and its Affiliates are not absolutely and unconditionally relieved of all such liabilities and obligations on or prior to the Closing Date, (i) Buyer agrees to continue to take any and all actions reasonably necessary to absolutely and unconditionally relieve Seller Parent and its Affiliates of all such Liabilities as promptly as practicable after the Closing Date, (ii) indemnify Seller Parent and Affiliates (other than the Sold Companies) in form and substance as reasonably acceptable to Seller Parent with respect to any such Liabilities under the Credit Support Agreements and (iii) cause a letter of credit to be issued, in form and substance and from a financial institution reasonably satisfactory to Seller Parent, naming Seller Parent and its Affiliates as beneficiaries, as security for any Liabilities under the Credit Support Agreement, provided, however, Buyer shall not be required to arrange for such letter of credit in support of any indemnity of an unsecured Seller Parent guarantee where failure to have such letter of credit would not affect Seller Parent’s liquidity under its credit facility or other similar arrangement, until such time as Seller Parent have been relieved of any such Liabilities.  Any costs associated with any termination of the Credit Support Agreements shall be borne by Seller Parent and any costs associated with the implementation of new or substituted arrangements of Buyer shall be borne by Buyer.

SECTION 5.19. Directors and Officers; Organizational Documents.

(a) Each Share Seller, at the request of Buyer, shall use reasonable efforts to cause each of the directors and officers (other than any Transferred Employees) of each Sold Company to resign or be removed from all director and officer positions with the Sold Companies effective at the Closing and shall request that, to the extent permitted by Law, such resignation include a release by such director or officer of any and all rights and claims (other than any claims that are Assumed Liabilities) against such Sold Companies to the extent permitted by law.

(b) Each Share Seller shall use its reasonable efforts to cause each Sold Company to amend to the extent practicable, effective at the Closing, its memorandum, articles of incorporation or association, bylaws or similar organizational documents as reasonably requested by Buyer to the extent permitted by Law.  Any filing fees or other costs and expenses in connection with such amendments shall be borne by Buyer.

SECTION 5.20. Further Assurances.  (a)           Subject to Section 5.4, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as reasonably requested by the other party and necessary to consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, subject to the provisions of Section 5.4, after the Closing Date each of Buyer and Seller Parent at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, to or as directed by, and at the reasonable expense of, the requesting party (i) such assignments, deeds, bills of sale and other instruments of transfer as either party reasonably may request as necessary or desirable in order to effect or further evidence the sale and assignment of the Acquired Assets to Buyer or its Affiliates, and the retention of the Excluded Assets by Seller Parent as specified in Section 2.1, and (ii) such assumption agreements (including assumption agreements in relation to specific Acquired Contracts (including such assumption agreements expressly for the benefit of the counterparties thereto)) and other instruments of assumption as either party may reasonably request as necessary or desirable in order to effect or further evidence Buyer’s assumption of, and agreement to pay, perform and discharge when due, the Assumed Liabilities, or to obtain releases of Seller Parent and its Affiliates from any liability or obligation with respect to the Assumed Liabilities, in each case as specified in Section 2.2.

(b) To the extent that, from time to time after the Closing, Buyer or any of the Sellers shall identify Acquired Assets that are in the possession of Seller Parent or the other Sellers, or Excluded Assets that are in the possession of Buyer, the Party in possession of those Acquired Assets or Excluded Assets shall use commercially reasonable efforts to locate such Acquired Assets or Excluded Assets, as the case may be, and, to the extent successful in locating such items, take such action as is reasonably necessary to put the Party entitled to such Assets in actual possession thereof (it being understood and agreed that delivery thereof to the nearest facility of such Party shall in any event suffice).

(c) Each of Seller Parent and Buyer shall retain and cause its Subsidiaries to retain all Books and Records that relate to the Business and are in existence as of the Closing Date that are held by such party following the Closing in accordance with the existing document retention policy of such party as made available to the other party and to make personnel available (without undue disruption of employment or such party’s operations) to the extent that access is reasonably related to the Business (as operated by Seller Parent or Buyer) and necessary for the requesting party to comply with Applicable Law or is necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. Each party will use commercially reasonable efforts to inform the other party prior to the destruction of any such Books and Records in accordance with its document retention policies and will cooperate in taking steps reasonably requested by the requesting party (at the requesting party’s expense) to preserve such Books and Records.

SECTION 5.21. Intercompany Debt.  To the extent that there are receivables or payables (other than intercompany trade accounts payable and receivable created in the Ordinary Course of Business or set forth on the Net Asset Value Statement) between the Sold Companies, on the one hand, and Seller Parent or the Sellers or any of their Affiliates, on the other hand, all such payables shall be paid and satisfied by the party that is the obligor on or prior to the Closing Date.

SECTION 5.22. Expenses; Transfer Taxes.  (a) Whether or not the Closing takes place, and except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Closing Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

(b) All Transfer Taxes applicable to the conveyance and transfer from Seller Parent or the other Sellers to Buyer of the Sold Shares, Sold Companies, the Business or the Acquired Assets and any other transfer or documentary Taxes in connection therewith shall be borne equally by Seller Parent and Buyer.  Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(c) The costs of recording documents conveying title from Seller Parent or another Seller to Buyer (including deeds and assignments, as well as any surveys and policies of title insurance that may be required or desired) covering any or all of the Real Property shall be borne by Buyer.

SECTION 5.23. Pre-Closing Environmental Matters.

(a) During the Pre-Closing Period, Seller Parent or other Sellers shall conduct environmental assessments pursuant to ASTM 1527e to the extent applicable (“Phase I Audits”) at 11 facilities operated by the Business located in:  Denison, Texas; Beckley, West Virginia; Gillette, Wyoming; Halifax, United Kingdom; Dortmund, Germany; Acuña, Mexico; Perth, Australia; Mackay, Australia; Rutherford, Australia; Leduc, Canada; and Sudbury, Canada.  Seller Parent shall provide Buyer with copies of such Phase I Audit reports subject to any limitations required to preserve applicable legal privileges.

(b) Prior to the Closing, the Sellers and Buyer shall cooperate in effectuating at Closing the transfer of all permits, licenses and authorizations required pursuant to any Environmental Law in connection with the Business.

SECTION 5.24. Delivery of Accounts Receivable.  Buyer and its Affiliates shall have the right and authority, from and after the Closing, to collect for their own account all Accounts Receivable of the Business included in the Acquired Assets (the “Closing Receivables”) and to endorse with the name of any Seller any checks or drafts received with respect to any Closing Receivables.  The Sellers shall (i) deliver to Buyer such documentation of, and information relating to, the Closing Receivables as Buyer shall reasonably request and (ii) promptly deliver to Buyer any cash or other property received by them in respect of any Closing Receivables.  From and after the Closing Date, Buyer and its Affiliates promptly shall deliver or cause to be delivered to Seller Parent any proceeds of Accounts Receivable received directly or indirectly by Buyer, its Affiliates or the Sold Companies with respect to any Excluded Assets or businesses or assets of Seller Parent and its Affiliates other than the Acquired Assets or the Business.

SECTION 5.25. Insurance Proceeds.  Seller Parent shall, and shall cause its Affiliates to pay any proceeds received by it or any of its Affiliates to Buyer promptly upon the receipt thereof, of any third party insurance policies to the extent related to any Assumed Liabilities.  Seller Parent will, at the reasonable request of Buyer, (i) use commercially reasonable efforts to identify to Buyer or assist Buyer in identifying insurance policies that may be related to any Assumed Liabilities and (ii) reasonably cooperate with Buyer, at no cost to Seller Parent or its Affiliates and without any disruption to Seller Parents or its Affiliates, to assist Buyer in making claims under such third party insurance policies, including by providing access to relevant books and records under the control of Seller Parent and any of its Affiliates.

SECTION 5.26. Post-Closing Cooperation.  (a)  Buyer, on the one hand, and Seller Parent, on the other, shall cooperate with each other, and shall cause their Affiliates, officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business from Seller Parent and the other Sellers to Buyer and to minimize any disruption to the Business and the other respective businesses of

Seller Parent and the other Sellers and Buyer that might result from the transactions contemplated hereby.  After the Closing, upon reasonable notice, Buyer and Seller Parent shall furnish or cause to be furnished to each other and their employees, counsel, auditors, other representatives and advisors reasonable access (including the ability to make copies), during normal business hours, to such employees, advisors, representatives, Books and Records relating to the Business within the control of such party or any of its Affiliates as is reasonably necessary for (i) financial reporting, Tax and accounting matters and (ii) defense or prosecution of litigation and disputes.

(b) Except as otherwise provided pursuant to Section 5.6 hereunder with respect to Tax matters and Tax records, Buyer and Seller Parent shall, and shall cause each Seller, to retain all Books and Records and other documents pertaining to the Business in existence on the Closing Date for a period of five years following the Closing.  No such Books and Records or other documents shall be destroyed or disposed of by any retaining party during such five year period without first advising the other party in writing and giving such party a reasonable opportunity to obtain possession thereof for the purposes permitted by this Section 5.26.

(c) Each Seller shall authorize and empower Buyer on and after the Closing Date to receive and to open all mail received by Buyer, whether addressed to Buyer or a Seller, to determine whether the contents relate to the Business conducted by an Asset Seller or a Sold Company and to deal with the contents of such communications in a proper manner.  Each Seller shall promptly deliver to Buyer any mail or other communication received by such Seller on or after the Closing Date pertaining to the Business.  Buyer shall promptly deliver to Seller Parent any mail or other communication received by Buyer after the Closing Date pertaining to the Excluded Assets or the Excluded Liabilities.

(d) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.26.  Neither party shall be required by this Section 5.26 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.  Any information relating to the Business received by the Sellers pursuant to this Section 5.26 shall be subject to the Confidentiality Agreement.

(e) Seller Parent shall cooperate with Buyer to enable customer inquiries related to the Business to be directed to Buyer, including by developing redirects and a jump-page on its website domains related to the Business (including those website domains listed on Schedule 5.26) directing traffic to relevant pages on Buyer’s website.

SECTION 5.27. Non-Solicitation/Non-Competition.

(a) Seller Parent agrees that for the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date neither it nor any of its Affiliates will directly or indirectly (i) induce or encourage any employees of the Business to reject Buyer’s offer of employment or to accept any other position or employment, (ii) solicit for employment or any similar arrangement any Transferred Employee, or (iii) hire or assist any other Person in hiring any Transferred Employee; provided, however, that this Section 5.27(a) shall not apply to (x) general solicitations by Seller Parent or any of its Affiliates;

(y) solicitations undertaken by a third party on behalf of Seller Parent or any of its Affiliates without Seller Parent requesting the recruiting of such Person and (z) any Person whose employment is terminated following the Closing (without prior solicitation in violation of this Section 5.27(a)).

(b) Seller Parent agrees that, for the period commencing on the Closing Date and expiring on the Non-compete Expiration Date, neither it nor any of its Affiliates shall compete, either directly or indirectly, alone or with others, as stockholders or otherwise, with the Business; provided that nothing in this Section 5.27(b) shall restrict Seller Parent from (i) owning up to 5% of the outstanding voting stock of any Person competing with the Business provided that such ownership interest shall be passive and no officer or employee of Seller Parent or any of its Subsidiaries shall be engaged in the management or serve as a director, officer or employee of such Person, (ii) hereafter acquiring and continuing to own a Person that owns, operates or otherwise competes with the Business if such operations account for no more than 25% of such acquired Person’s consolidated revenues at the time of such acquisition and (iii) hereafter be acquired or merge or otherwise be consolidated into by a Person that competes with the Business; provided that neither such acquired Person nor Seller Parent or any of its Subsidiaries shall use a Terex brand in connection with the operations of such acquired or acquiring Person or provide replacement parts on after sales services with respect to products of the Business.  “Non-compete Expiration Date” shall mean the fifth (5th) anniversary of the Closing Date; provided that neither Seller Parent nor any of its Subsidiaries shall (a) use a Terex brand, trademark or tradename in connection with any business that competes with the Business prior to the tenth (10th) anniversary of the Closing Date or (b) provide replacement parts or after sales services targeted at products manufactured by the Business as of the Closing Date prior to the tenth (10th) anniversary of the Closing Date.

(c) The parties hereto agree that the covenants set forth in this Section 5.27 are reasonable with respect to their duration, geographical area, and scope.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.27 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  The parties acknowledge that the consideration to be delivered at the Closing is sufficient consideration for the enforcement of this Section 5.27.

SECTION 5.28. Non-Disparagement.  (a)           For a period of five (5) years following the Closing Date, neither Seller Parent nor any of its Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, except as required by applicable Law, make or publish written or oral statements or remarks that are intended to or would reasonably be expected to damage the reputation or goodwill of Buyer, its Affiliates, the Business, the Sold Companies or the Products; provided that Seller Parent may make any statement or remark (i) to the extent necessary to enforce any right under this Agreement pursuant to a Proceeding (or to defend against any such Proceeding) or (ii) with respect to general economic, market or industry conditions.

(b) For a period of five (5) years following the Closing Date, neither Buyer nor any of its Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, except as required by applicable Law, make or publish written or oral statements or remarks that are intended to or would reasonably be expected to damage the reputation or goodwill of Seller Parent, its Affiliates, their business or their products (in each case other than the Business); provided that Buyer may make any statement or remark (i) to the extent necessary to enforce any right under this Agreement pursuant to a Proceeding (or to defend against any such Proceeding) or (ii) relating to general economic, market or industry conditions.

SECTION 5.29. Confidentiality.  For a period of two (2) years following the Closing Date, Seller Parent shall use commercially reasonable efforts to enforce, at Buyer’s expense, the terms of any confidentiality or non-disclosure agreement which are not part of the Acquired Assets to reasonably ensure, that neither it nor any third party use (A) any confidential or proprietary information regarding the Business or any of  the Acquired Assets, or (B) trade secrets primarily regarding the Business, in each case only to the extent permitted by Law and the applicable non-disclosure or confidentiality agreement.  Buyer will reimburse Seller Parent for its reasonable out-of-pocket expenses associated with enforcing such agreements.  For a period of two (2) years following the Closing Date, Seller Parent shall, and shall cause each of its Affiliates to hold all non-public information of the Business in strict confidence and may use or disclose any such non-public information solely to the extent permitted were Seller Parent the “Recipient” under the Confidentiality Agreement.

SECTION 5.30. Bulk Transfer Laws.  Buyer acknowledges that Seller Parent and the other Sellers have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar Laws.

ARTICLE VI

CONDITIONS TO SELLER PARENT’S OBLIGATIONS

The obligation of Seller Parent to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller Parent.

SECTION 6.1. Representations and Warranties.  Buyer’s representations and warranties made in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct on and as of such specified date), and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

SECTION 6.2. Performance.  Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by it prior to the Closing.

SECTION 6.3. Officer’s Certificate.  Buyer shall have delivered to Seller Parent a certificate, dated as of the Closing Date and executed by an officer of Buyer, certifying to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof.

SECTION 6.4. Consents and Approvals.  All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and all Consents required under Other Competition Laws of the jurisdictions set forth on Schedule 6.4 shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.  All filings with Governmental Authorities or any third parties listed on Schedule 6.4 shall have been made and any necessary authorizations, consents or approvals required from such authorities shall have been obtained and shall be in full force and effect, except as contemplated by Section 2.10.

SECTION 6.5. Injunction.  There shall not be in effect any Law or Order enacted, entered, promulgated or enforced by any Governmental Authority of the jurisdictions listed on Schedule 6.5 directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions.

SECTION 6.6. No Proceedings.  There shall not be pending or threatened by any Governmental Authority any suit, action or proceeding challenging or seeking to prohibit or materially limit the transactions contemplated by this Agreement or seeking to obtain any material damages or material commitments or seeking to prohibit or limit the ownership or control by Buyer of the Business.

SECTION 6.7. Closing Agreements.  Each Closing Agreement and all other documents required to have been executed and delivered to Seller Parent prior to Closing shall have been executed and delivered by all parties thereto (other than Seller Parent or any other Seller) in the form contemplated by this Agreement and shall be in full force and effect.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyer.

SECTION 7.1. Representations and Warranties.  Seller Parent’s representations and warranties made in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct on and as of such specified date), and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 7.2. Performance.  The Sellers shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to the Closing.

SECTION 7.3. Officer’s Certificate.  Seller Parent shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by an officer of Seller Parent, certifying to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof.

SECTION 7.4. Final Financial Statements.  Buyer shall have received (i) the Final Financial Statements of the Business as contemplated by Section 5.2 and (ii) if the Closing has not occurred by March 1, 2010, the Updated Financial Statements.

SECTION 7.5. Consents and Approvals.  All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and all Consents required under Other Competition Laws of the jurisdictions set forth on Schedule 7.5(a) shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated. All filings with Governmental Authorities or any third parties listed on Schedule 7.5(b) shall have been made and any necessary authorizations, consents or approvals required from such authorities shall have been obtained and shall be in full force and effect, except as contemplated by Section 2.10.  Seller Parent shall have delivered to Buyer the contractual Consents and Permits described in Schedule 7.5(c).

SECTION 7.6. Injunctions.  There shall not be in effect any Law or Order enacted, entered, promulgated or enforced by any Governmental Authority of the jurisdictions listed on Schedule 6.5 directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions.

SECTION 7.7. No Proceedings.  There shall not be pending or threatened by any Governmental Authority any suit, action or proceeding challenging or seeking to prohibit or materially limit the transactions contemplated by this Agreement or seeking to obtain any material damages or material commitments or seeking to prohibit or limit the ownership or control by Buyer of the Business.

SECTION 7.8. Collateral.  Seller Parent shall have obtained and delivered to Buyer the written release of, or evidence of payment with respect to, any security interests in the Acquired Assets and the debt or equity securities of any Sold Company (or any Subsidiary thereof) in form and substance reasonably acceptable to Buyer.

SECTION 7.9. Closing Agreements.  Each Closing Agreement and Ancillary Agreement and all other documents required to have been executed and delivered to Buyer prior to Closing shall have been executed and delivered by all parties thereto (other than Buyer or its Affiliates) in the form contemplated by this Agreement and shall be in full force and effect.

ARTICLE VIII

TERMINATION

SECTION 8.1. Termination.  (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)           by mutual written consent of Seller Parent and Buyer;

(ii)        by the Sellers or Buyer, if the Closing does not occur on or prior to May 30, 2010; provided that a party may not terminate pursuant to this clause if the failure of such consummation shall be due to the failure of the party wishing to terminate to comply in all material respects with the agreements and covenants contained herein; and

(iii)        by Seller Parent or Buyer, if consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or any Closing Agreement would violate any nonappealable Order, or any Governmental Authority shall have adopted any applicable Law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or thereby.

(b) In the event of termination by Seller Parent or Buyer pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement, the Ancillary Agreements and the Closing Agreements shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement, the Ancillary Agreements and the Closing Agreements are terminated as provided herein, Seller Parent and Buyer shall return all documents and other material received from the other party or any of their Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to such other party.

SECTION 8.2. Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.2 relating to the obligation of Buyer and Seller Parent to keep confidential certain information and data obtained by it from the other party, (ii) Section 5.2(b), Section 5.2(c) and  5.22, in each case as they relate to certain expenses, (iii) Section 8.1 and this Section 8.2, (iv) the indemnification obligations of Buyer set forth on Schedule 2 hereto, and (v) Section 10.10 relating to publicity, which shall survive such termination.  Nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement; provided that no party hereto shall be entitled to recover any special, consequential or exemplary damages in respect of any breach by the other party.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1. Indemnification by Seller Parent.

(a) Subject to the limits set forth in this Article IX, from and after the Closing, Seller Parent shall indemnify, defend and hold harmless Buyer and each of its Affiliates (including, after the Closing, the Sold Companies) and their respective officers, directors, stockholders, members, partners, employees, counsel, agents and representatives (the “Buyer Indemnified Persons”) from, against and in respect of any and all actions, suits, proceedings, claims, liabilities, losses, charges, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel) (collectively, “Losses”), that they incur arising out of or due to

(i) any breach of any representation or warranty of the Sellers contained in this Agreement (other than the Tax representations and warranties contained in Section 3.12 which shall be governed by Section 5.7), treating such representation or warranty as though made on and as of the date hereof and the Closing Date, except to the extent such representation or warranty relates to a specified date (in which case such representation and warranty shall be true and correct only on and as of such specified date), any Ancillary Agreements, any Closing Agreement or any document delivered pursuant to this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 9.1(a) any qualifications relating to materiality, including the term “Company Material Adverse Effect”, or relating to knowledge contained in such representation and warranty, shall be disregarded for purposes of determining the amount of any Loss incurred as a result of any breach of a representation or warranty, (ii) any failure of the Sellers to perform any covenant or other agreement of the Sellers contained in this Agreement, and (iii) any Excluded Asset or Excluded Liability.

(b) Notwithstanding anything to the contrary contained herein, in respect of Section 9.1(a)(i) and Section 9.1(a)(ii) (solely with respect to any covenants or agreements required to be performed prior to the Closing), the following thresholds and limits shall apply:

(i)        none of the Buyer Indemnified Persons shall be entitled to recover from the Sellers any such individual Loss that is $500,000 or less,

(ii)        none of the Buyer Indemnified Persons shall be entitled to recover from the Sellers any such Losses unless and until the total of all such Losses which individually exceed $500,000 collectively exceeds $13,000,000, and then only for the amount by which such Losses collectively exceed $13,000,000, provided, however, if Buyer incurs an individual Loss in excess of $500,000 arising from Seller Parent or its Affiliates entering into a Material Contract in violation of Section 5.1, then Buyer may recover for the full amount of such Loss, and

(iii)        the Buyer Indemnified Persons shall not be entitled to recover more, in the aggregate, than $165,000,000 from the Sellers with respect to all such Losses.

SECTION 9.2. Indemnification by Buyer.

(a) Subject to the limits set forth in this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Sellers, each of their Affiliates and their respective officers, directors, stockholders, employees, counsel, agents and representatives (the “Seller Parent Indemnified Persons”) against and in respect of any and all Losses, that they incur arising out of or due to (i) any breach of any representation or warranty of Buyer contained in this Agreement, the Ancillary Agreements or the Closing Agreements treating such representation or warranty as though made on and as of the date hereof and the Closing Date, except to the extent such representation or warranty relates to a specified date (in which case such representation and warranty shall be true and correct only on and as of such specified date), (ii) any failure of Buyer to perform any covenant or other agreement of Buyer contained in this Agreement, the Ancillary Agreements or the Closing Agreements and (iii) any Acquired Asset or Assumed Liability.

(b) Notwithstanding anything to the contrary contained herein, in respect of Section 9.2(a)(i) and Section 9.2(a)(ii) (solely with respect to any covenants or agreements required to be performed prior to the Closing), the following thresholds and limits shall apply:

(i)        none of the Seller Indemnified Persons shall be entitled to recover from the Sellers any such individual Loss that is $500,000 or less,

(ii)        none of the Seller Indemnified Persons shall be entitled to recover from the Sellers any such Losses unless and until the total of all such Losses which individually exceed $500,000 collectively exceeds $13,000,000, and then only for the amounts by which such Losses collectively exceed $13,000,000, and

(iii)        the Seller Indemnified Persons shall not be entitled to recover more, in the aggregate, than $165,000,000 from Buyer with respect to all such Losses.

SECTION 9.3. Indemnification as Exclusive Remedy.  Except as otherwise expressly provided in Article V, the indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party in connection with any Losses arising out of or resulting from a breach of any representation and warranty or of any pre-Closing covenant under this Agreement or the transactions contemplated hereby.

SECTION 9.4. Indemnification Calculations.

(a) The amount of any Losses for which indemnification is provided under this Agreement shall be computed net of any insurance proceeds or proceeds pursuant to any claim, recovery, settlement or payment by and against any other Person received by the indemnified party in connection with such Losses.  If an indemnified party receives insurance proceeds or other proceeds in connection with Losses for which it has received indemnification, such party shall refund to the indemnifying party the amount of such insurance proceeds or other proceeds when received, up to the amount of indemnification received, net of any actual out-of-pocket costs or expenses in securing or obtaining such proceeds.  An indemnified party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses.

(b) Indemnifiable Losses shall in no event include any special, indirect, incidental, punitive or consequential damages whatsoever.

(c) Seller Parent and Buyer agree to use commercially reasonable efforts to mitigate any Loss that forms the basis of a claim hereunder.

SECTION 9.5. Survival.  The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing and will remain in full force and effect until 5:00 p.m. (New York City time) on the date 18 months after the Closing Date, except that the representations and warranties contained in (i) Section 3.1 (Organization), Section 3.2(a) (Authorization),  Section 4.1 (Organization) and Section 4.2(a) (Authorization) shall survive indefinitely, (ii) Section 3.17 (Environmental Matters) shall survive for a period of three (3) years after the Closing Date and (iii) Section 3.12 (Tax Matters) shall survive until 30 days following the expiration of the applicable statute of limitations; provided, that such representations and warranties shall survive beyond such period with respect to any breach thereof if written notice thereof shall have been duly given within such period in accordance with Section 9.6 hereof.

SECTION 9.6. Notice and Opportunity to Defend.  (a)  If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1 or Section 9.2, the party or parties seeking indemnification (the “Indemnified Party”) shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly, provided, however, that the failure to provide such written notice shall not excuse the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced thereby.

(b) If any third party notifies any party hereto with respect to any matter which may give rise to a claim for indemnification under this Agreement against the other party hereto, then the Indemnified Party will notify the Indemnifying Party thereof in writing promptly, but in no event later than 30 days following the Indemnified Party’s receipt of such notice, stating the nature and basis of any claim made by the third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is prejudiced thereby.  Within 30 days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense.  In the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against such third party claim or liability, the Indemnifying Party shall only be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense (it being agreed that counsel for an Indemnifying Party’s insurer shall be deemed consented to by the Indemnified Party).  The Indemnifying Party shall not (x) consent to the entry of a judgment with respect to any matter or (y) enter into any settlement which, in either case, does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.  The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if (i) the named parties to an action or proceeding include both the Indemnifying Party and the Indemnified Party and (ii) the Indemnified Party is advised in writing by its outside counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, then, in such event, the Indemnified Party may engage separate counsel (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld) for such action or proceeding at the reasonable expense of the Indemnifying Party.  If an Indemnifying Party (i) elects not to defend against a third party claim, (ii) fails to timely notify the Indemnified Party that the Indemnifying  Party will defend against a third party claim or (iii) fails to commence, or if commenced, fails to prosecute, a diligent defense of a third party claim, then in either of such event, the Indemnified Party shall have the right, at the reasonable expense of the Indemnifying Party, to undertake the defense of such claim (with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party), and to compromise or settle such claim, with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If a third party claim or liability is one that by its nature cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available such information and assistance as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense, at the expense of the Indemnifying Party.

SECTION 9.7. Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article IX, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation reasonably acceptable to the Indemnifying Party, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and nonappealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final nonappealable determination with respect to disputes the parties have agreed to submit thereto.

SECTION 9.8. Tax Indemnity.  Other than as specifically set forth in Section 9.9, indemnification with respect to Taxes shall be governed by Section 5.6, Section 5.7, Section 5.8 and Section 5.9.  Seller Parent and Buyer agree to treat any indemnity payment made pursuant to Article V or Article IX hereof as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

SECTION 9.9. Other Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnified Person shall be entitled to indemnification under Article V or IX for any Losses to the extent that such Losses are reflected as a liability of the Business on the Final Statement of Net Asset Value.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Governing Law.  This Agreement shall be construed under and governed by the Laws of the State of New York.

SECTION 10.2. Projections.  In connection with Buyer’s investigation of the Sold Companies and the Business, Buyer may have received, or may receive, from Seller Parent and/or their respective representatives certain projections and other forecasts for the Business, and certain business plan and budget information.  Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (iv)  Buyer will not assert any claim against Seller Parent or any of their respective directors, officers, employees, Affiliates or representatives, or hold Seller Parent or any such Persons liable, with respect to such projections, forecasts, business plans and budget information.  Accordingly, Buyer acknowledges that Seller Parent makes no representation or warranty with respect to such projections, forecasts, business plans or budget information and that Seller Parent makes only those representations and warranties explicitly set forth in Article III.

SECTION 10.3. Materiality; Schedules.  (a)  As used in this Agreement, unless the terms otherwise provide or the context otherwise requires, the terms “material” and the concept of the “material” nature of an effect upon the Sold Companies or the Business shall be measured relative to the entire Business, taken as a whole, as such business is currently being conducted.

(b) There have been included in the Schedules and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational purposes and in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Sellers that such items are “material” or to further define the meaning of such term for purposes of this Agreement.  With respect to the Schedules hereto, the disclosures made on any Schedule with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty to which it relates.

SECTION 10.4. Amendment.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

SECTION 10.5. Waiver.  Any of the terms or conditions of this Agreement, which may be lawfully waived, may be waived in writing at any time by each party which is entitled to the benefits thereof.  Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party.  No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

SECTION 10.6. Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Buyer or any Seller (including by operation of law in connection with a merger or consolidation of any Buyer or any Seller) without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, prior to Closing, Buyer may assign its right to purchase the Acquired Assets, the Sold Shares or any of its other rights or any portion thereof hereunder to one or more Affiliates of such Buyer without the prior written consent of Seller Parent provided that such assignment (i) shall not relieve Buyer of its obligations hereunder, (ii) will not render a representation of Buyer hereunder untrue, and (iii) does not adversely impact or delay the obtaining of any material Consent required by this Agreement to be obtained, or otherwise hinder or delay the completion of the transactions contemplated by this Agreement.  Seller Parent hereby consents to the collateral assignment of any claims of any Buyer under this Agreement to any banks or other lenders under such Buyer’s senior secured credit agreements.  Notwithstanding the foregoing, Seller Parent may, or may cause its Affiliates, to transfer assets, create holding companies or otherwise restructure the Business to facilitate the sale to Buyer, so long as such restructuring does not adversely affect Buyer.

SECTION 10.7. Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) sent by an internationally recognized overnight courier service to the recipient at the address below indicated or (c) delivered by facsimile with email or telephonic confirmation of receipt:

If to Buyer:

Bucyrus International, Inc.
P.O. Box 500
1100 Milwaukee Avenue
South Milwaukee, Wisconsin 53172
Attn:  General Counsel
(414) 768-5060 (facsimile)
(414) 768-4000 (telephone)

With a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attn:  Scott D. Miller
(650) 461-5777 (facsimile)
(650) 461-5620 (telephone)

If to Seller Parent:

Terex Corporation

200 Nyala Farm Road

Westport, CT 06880

Attn: Eric I Cohen, Senior Vice President

Secretary and General Counsel

(203) 227-6372 (facsimile)

(203) 222-5950 (telephone)

With a copy to (which copy shall not constitute notice):

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attn:  Stuart A. Gordon, Esq.
          David E. Fisher, Esq.
(212) 541-4630 (facsimile)
(212) 541-2000 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.  Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile or (y) the second succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

SECTION 10.8. Complete Agreement.  This Agreement, the Confidentiality Agreement, the Ancillary Agreements, the Closing Agreements and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 10.9. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

SECTION 10.10. Publicity; Confidentiality.

(a) The Sellers and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement, the Ancillary Agreements, the Closing Agreements or the transactions contemplated hereby and thereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation of any securities exchange upon which the securities of one of the parties is listed, in which case the party proposing to issue such publication or press release shall make reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

(b) Except as requested or required by applicable Law (including securities laws of any applicable jurisdiction and rules and regulations of any applicable stock exchange) or legal, judicial or regulatory process, from and after the date hereof, the parties hereto shall each keep confidential and not directly or indirectly disclose to any third party (other than its Affiliates, officers, members, partners, directors, employees, attorneys, accountants, advisors, agents and other representatives) the terms and conditions of this Agreement or any Closing Agreement.

SECTION 10.11. Headings.  The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.12. Severability.   Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

SECTION 10.13. Third Parties.   Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

SECTION 10.14. Consent to Jurisdiction; Waiver of Jury Trial .  Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 10.7 hereof shall be deemed in every respect effective service of process in any such suit, action or proceeding.  Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

SECTION 10.15. Enforcement of Agreement.   Each party acknowledges and agrees that, prior to Closing, the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller Parent or Buyer could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled at law or in equity, prior to Closing it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

TEREX CORPORATION
By:
Name:
Title:
BUCYRUS INTERNATIONAL, INC.
By:
Name:
Title: